Filed Pursuant to Rule 424(b)(2)

Registration No. 333-127189

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2005)

$450,000,000

CarMax Auto Owner Trust 2005-3

$72,000,000	4.44688%	Class A-1 Asset Backed Notes
$136,000,000	4.82%	Class A-2 Asset Backed Notes
$140,000,000	4.81%	Class A-3 Asset Backed Notes
$77,250,000	4.91%	Class A-4 Asset Backed Notes
$14,625,000	5.12%	Class B Asset Backed Notes
$10,125,000	5.37%	Class C Asset Backed Notes

CarMax Business Services, LLC Servicer CarMax Auto Funding LLC Seller

	Price		Underwriting Discounts and Commissions		Net Proceeds to the Seller
Class A-1 Notes	$ 72,000,000	100.00000%	$104,400	0.145%	$ 71,895,600	99.85500%
Class A-2 Notes	$135,994,587	99.99602%	$272,000	0.200%	$135,722,587	99.79602%
Class A-3 Notes	$139,976,620	99.98330%	$308,000	0.220%	$139,668,620	99.76330%
Class A-4 Notes	$ 77,232,642	99.97753%	$185,400	0.240%	$ 77,047,242	99.73753%
Class B Notes	$ 14,623,526	99.98992%	$ 51,188	0.350%	$ 14,572,338	99.63992%
Class C Notes	$ 10,122,507	99.97538%	$ 50,625	0.500%	$ 10,071,882	99.47538%
Total	$449,949,882		$971,613		$448,978,270

The price of the notes will also include accrued interest, if any, from the date of initial issuance. Distributions on the notes will be made monthly on the 15th day of each month or, if not a business day, on the next business day, beginning January 17, 2006.

The net proceeds to the Seller exclude expenses, estimated at $630,000.

The main sources for payment of the notes are a pool of motor vehicle retail installment sale contracts, certain payments under the contracts and monies on deposit in a reserve account, in each case as described herein.

Consider carefully the Risk Factors beginning on page S-12 in this prospectus supplement and on page 6 of the prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Bookrunners of the Class A, B and C Notes

Wachovia Securities	Banc of America Securities LLC

Co-Managers of the Class A Notes

Credit Suisse First Boston	JPMorgan

The date of this Prospectus Supplement is December 6, 2005.

Reading These Documents

We provide information on the Notes in two documents that offer varying levels of detail:

Prospectus—provides general information, some of which may not apply to the Notes.

Prospectus Supplement—provides specific information about the terms of the Notes.

We suggest you read this prospectus supplement and the prospectus in their entirety. The prospectus supplement pages begin with “S”. If the information in this prospectus supplement varies from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We include cross-references to sections in these documents where you can find further related discussions. Refer to the Table of Contents in this prospectus supplement and in the prospectus to locate the referenced sections.

You should rely only on information on the Notes provided in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information.

Summary

This summary describes the main terms of the offering of the notes. This summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the notes, you will need to read both this prospectus supplement and the attached prospectus in their entirety.

Terms of the Notes

The following classes of notes are being offered by this prospectus supplement:

Note Class	Aggregate Principal Amount	Interest Rate Per Annum
A-1	$72,000,000	4.44688%
A-2	$136,000,000	4.82%
A-3	$140,000,000	4.81%
A-4	$77,250,000	4.91%
B	$14,625,000	5.12%
C	$10,125,000	5.37%

The notes will represent obligations of the trust secured by the assets of the trust. Each class of notes with a lower alphabetical designation will be subordinated to each other class of notes with a higher alphabetical designation (i.e., A is higher than B and B is higher than C). The notes will bear interest at the rates set forth above and calculated in the manner described below under “Interest Accrual”.

Terms of the Certificates

The trust will issue the CarMax Auto Owner Trust 2005-3 certificates to CarMax Auto Funding LLC. The certificates are not being offered by this prospectus supplement. The certificates will not bear interest and all payments in respect of the certificates will be subordinated to payments on the notes.

Servicer

CarMax Business Services, LLC will sell the receivables and certain related property to CarMax Auto Funding LLC and will service the receivables on behalf of the trust. CarMax Business Services’s principal executive offices are located at 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and its telephone number is (804) 747-0422.

Seller

CarMax Auto Funding LLC will transfer the receivables and related property to the trust. CarMax Funding’s principal executive offices are located at 12800 Tuckahoe Creek Parkway, Suite 400, Richmond, Virginia 23238, and its telephone number is (804) 935-4512.

Owner Trustee

The Bank of New York will act as owner trustee of the trust.

Delaware Trustee

The Bank of New York (Delaware) will act as the Delaware trustee of the trust.

Indenture Trustee

Wells Fargo Bank, National Association will act as indenture trustee with respect to the notes.

The Trust

The CarMax Auto Owner Trust 2005-3 will be governed by an amended and restated trust agreement, dated as of December 1, 2005, among CarMax Funding, the Delaware trustee and the owner trustee. The trust will issue the notes and the certificates and will apply the net proceeds from the sale of the notes to purchase from CarMax Funding a pool of receivables consisting of motor vehicle retail installment sale contracts originated by CarMax Auto or an affiliate of CarMax Auto. The trust will rely upon collections on the receivables and the funds on deposit in certain accounts to make payments on the notes. The trust will be solely liable for the payment of the notes.

The notes will be obligations of the trust secured by the assets of the trust. The notes will not represent interests in or obligations of CarMax, Inc., CarMax Business Services, CarMax Funding or any other person or entity other than the trust.

Investment in the Notes

There are material risks associated with an investment in the notes.

For a discussion of the risks that should be considered in deciding whether to purchase any of the notes, see “Risk Factors” in this prospectus supplement and in the prospectus.

Statistical Calculation Date

The statistical calculation date is the close of business on October 31, 2005. This is the date used in preparing the statistical information presented in this prospectus supplement. As of this date, the aggregate outstanding principal balance of the receivables was $383,231,639.49. The receivables transferred to the trust on the closing date will have an aggregate principal balance of not less than $450,000,000 as of the cutoff date.

Cutoff Date

The cutoff date will be the close of business on November 30, 2005.

Closing Date

The closing date will be on or about December 14, 2005.

Distribution Dates

The 15th day of each month (or, if the 15th day is not a business day, the next succeeding business day). The first distribution date will be January 17, 2006.

Record Dates

On each distribution date, the trust will make payments to the holders of the notes as of the related record date. The record dates will be the business day preceding each distribution date or, if the notes have been issued in fully registered, certificated form, the last business day of the preceding month.

Minimum Denominations

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest Rates

The trust will pay interest on each class of notes at the rate specified above under “Terms of the Notes”.

Interest Accrual

Class A-1 Notes

“Actual/360”, accrued from and including the prior distribution date (or from and including the closing date, in the case of the first distribution date) to but excluding the current distribution date.

Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes and Class C Notes

“30/360”, accrued from and including the 15th day of the prior month (or from and including the closing date, in the case of the first distribution date) to but excluding the 15th day of the current month (assuming each month has 30 days).

This means that, if there are no outstanding shortfalls in the payment of interest, the interest due on each distribution date will be the product of:

•	the outstanding principal amount of a class of notes;

•	the interest rate of that class of notes; and

(i)	in the case of the class A-1 notes, the actual number of days in the interest period divided by 360; or

(ii)	in the case of the other classes of notes, 30 (or, in the case of the first distribution date, assuming a closing date of December 14, 2005, 31) divided by 360.

Interest Payments

On each distribution date, interest payments on the class A notes will have the same priority. Each class of notes with a higher alphabetical designation will be entitled to receive certain payments of principal before interest payments are made on the classes of notes with a lower alphabetical designation.

For a more detailed description of the payment of interest, see “Description of the Notes—Payments of Interest” and “—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default”.

Principal Payments

On each distribution date, unless the notes have been accelerated following the occurrence of an event of default under the indenture, from the amounts allocated to the holders of the notes to pay principal described in clauses (3), (5) and (9) under “—Priority of Distributions”, the trust will pay principal of the notes in the following order of priority:

(1)	to the class A-1 notes until they have been paid in full;

(2)	to the class A-2 notes until they have been paid in full;

(3)	to the class A-3 notes until they have been paid in full;

(4)	to the class A-4 notes until they have been paid in full;

(5)	to the class B notes until they have been paid in full; and

(6)	to the class C notes until they have been paid in full.

If not paid earlier, all principal and interest with respect to a class of notes will be payable in full on the final scheduled distribution date for that class. The final scheduled distribution dates for the notes are as follows:

Note Class	Final Scheduled Distribution Date
A-1	December 15, 2006
A-2	September 15, 2008
A-3	March 15, 2010
A-4	January 18, 2011
B	June 15, 2011
C	June 15, 2012

For a more detailed description of the payment of principal, see “Description of the Notes—Payments of Principal”, “—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default”, “Application of Available Funds” and “Description of the Indenture—Rights Upon Event of Default”.

Interest and Principal Payments After an Acceleration of the Notes Following an Event of Default

On each distribution date after the notes have been accelerated following the occurrence of an event of default under the indenture (other than an event of default based on the trust’s breach of a covenant, representation or warranty), the trust will pay the following amounts in the following order of priority:

(1)	the servicing fee for the related collection period plus any overdue servicing fees for one or more prior collection periods plus reimbursement of any nonrecoverable advances will be paid to the servicer;

(2)	interest on the class A notes will be paid ratably to the holders of notes of that class;

(3)	principal of the class A-1 notes will be paid to the holders of notes of that class until the class A-1 notes have been paid in full;

(4)	principal of the class A-2 notes, the class A-3 notes and the class A-4 notes will be paid ratably, based on the outstanding principal amount of each remaining class of class A notes, to the holders of notes of those classes until all classes of the class A notes have been paid in full;

(5)	interest on the class B notes will be paid to the holders of notes of that class;

(6)	principal of the class B notes will be paid to the holders of notes of that class until the class B notes have been paid in full;

(7)	interest on the class C notes will be paid to the holders of notes of that class;

(8)	principal of the class C notes will be paid to the holders of notes of that class until the class C notes have been paid in full;

(9)	if a servicer has replaced CarMax Business Services as servicer, any unpaid transition expenses due in respect of a transfer of servicing and any additional servicing fees for the related collection period will be paid to the successor servicer;

(10)	all amounts due to the indenture trustee as compensation pursuant to the indenture not previously paid by the administrator will be paid to the indenture trustee; and

(11)	any remaining amounts will be paid to the holders of the certificates.

On each distribution date after the notes have been accelerated following the occurrence of an event of default under the indenture (due to the trust’s breach of a covenant, representation or warranty), the trust will pay the following amounts in the following order of priority:

(1)	the servicing fee for the related collection period plus any overdue servicing fees for one or more prior collection periods plus reimbursement of any nonrecoverable advances will be paid to the servicer;

(2)	interest on the class A notes will be paid ratably to the holders of notes of that class;

(3)	interest on the class B notes will be paid to the holders of notes of that class;

(4)	interest on the class C notes will be paid to the holders of notes of that class;

(5)	principal of the class A-1 notes will be paid to the holders of notes of that class until the class A-1 notes have been paid in full;

(6)	principal of the class A-2 notes, the class A-3 notes and the class A-4 notes will be paid ratably, based on the outstanding principal amount of each remaining class of class A notes, to the holders of notes of those classes until all classes of the class A notes have been paid in full;

(7)	principal of the class B notes will be paid to the holders of notes of that class until the class B notes have been paid in full;

(8)	principal of the class C notes will be paid to the holders of notes of that class until the class C notes have been paid in full;

(9)	if a servicer has replaced CarMax Business Services as servicer, any unpaid transition expenses due in respect of a transfer of servicing and any additional servicing fees for the related collection period will be paid to the successor servicer;

(10)	all amounts due to the indenture trustee as compensation pursuant to the indenture not previously paid by the administrator will be paid to the indenture trustee; and

(11)	any remaining amounts will be paid to the holders of the certificates.

These general rules for each distribution date after the notes are accelerated following the occurrence of an event of default under the indenture are subject, however, to the exception that if a distribution date is a final scheduled distribution date for one or more classes of notes, all principal payments will be made on that distribution date and on any subsequent distribution date first to those classes of notes with that final scheduled distribution date, in order of seniority, until those classes of notes have been paid in full.

For a more detailed description of the interest and principal payments to be made following an acceleration of the notes due to an event of default under the indenture, see “Description of the Notes—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default” in this prospectus supplement. If an event of default has occurred but the notes have not been accelerated, interest and principal payments will be made in the priority set forth below under “—Priority of Distributions”.

Priority of Distributions

On each distribution date, from collections on the receivables received during the related collection period and amounts withdrawn from the reserve account, the trust will pay the following amounts in the following order of priority:

(1)	the servicing fee for the related collection period plus any overdue servicing fees for one or more prior collection periods plus reimbursement of any nonrecoverable advances will be paid to the servicer;

(2)	interest on the class A notes will be paid to the holders of notes of that class;

(3)	principal of the notes in an amount equal to the amount by which the aggregate principal amount of the class A notes exceeds the aggregate outstanding principal balance of the receivables as of the last day of the related collection period will be paid to the holders of notes of that class;

(4)	interest on the class B notes will be paid to the holders of notes of that class;

(5)	principal of the notes in an amount equal to the amount by which the sum of the aggregate principal amount of the class A notes and the class B notes exceeds the aggregate outstanding principal balance of the receivables as of the last day of the related collection period less any amounts allocated to pay principal of the notes under clause (3) above will be paid to the holders of notes of those classes, as applicable;

(6)	interest on the class C notes will be paid to the holders of notes of that class;

(7)	the amount, if any, necessary to fund the secondary reserve account up to the required amount will be paid to the secondary reserve account;

(8)	the amount, if any, necessary to fund the reserve account up to the required amount will be paid to the reserve account;

(9)	principal of the notes in an amount equal to the lesser of the aggregate principal amount of the notes and the amount by which the sum of the aggregate principal amount of the notes and the overcollateralization target amount for that distribution date, described under “—Credit Enhancement—Overcollateralization”, exceeds the aggregate outstanding principal balance of the receivables as of the last day of the related collection period less any amounts allocated to pay principal of the notes under clauses (3) and (5) above will be paid to the noteholders;

(10)	if a servicer has replaced CarMax Business Services as servicer, any unpaid transition expenses due in respect of a transfer of servicing and any additional servicing fees for the related collection period will be paid to the successor servicer; and

(11)	unless the notes have been accelerated following the occurrence of an event of default under the indenture, any remaining amounts will be paid to the holders of the certificates.

For purposes of these distributions, on any distribution date the principal amount of a class of notes will be calculated as of the preceding distribution date after giving effect to all payments made on such preceding distribution date, or, in the case of the first distribution date, as of the closing date.

For a more detailed description of the priority of distributions and the allocation of funds on each distribution date, see “Application of Available Funds—Priority of Distributions”.

In addition, as described below under “Credit Enhancement—Secondary Reserve Account”, following the occurrence and during the continuation of a secondary reserve account funding event, amounts on deposit in the secondary reserve account will be available to pay shortfalls in interest and may be used to reduce the principal amount of a class of notes to zero on and after its final scheduled distribution date.

Credit Enhancement

The credit enhancement for the notes generally will include the following:

Subordination of the Class B Notes and the Class C Notes

The class B notes and the class C notes will be subordinated with respect to each class of notes with a higher alphabetical designation. On each distribution date:

•	no interest will be paid on any such class of notes until all interest due on each class of notes with a higher alphabetical designation has been paid in full through the related interest period, including, to the extent lawful, interest on overdue interest;

•	as described herein, no interest will be paid on any such class of notes until certain payments of principal have been made on each class of notes with a higher alphabetical designation; and

•	no principal will be paid on any such class of notes until all principal due on each class of notes with a higher alphabetical designation has been paid in full.

The subordination of the class B notes and the class C notes is intended to decrease the risk of default by the trust with respect to payments due to the more senior classes of notes.

Overcollateralization

Overcollateralization represents the amount by which the aggregate outstanding principal balance of the receivables exceeds the aggregate principal amount of the notes. Overcollateralization will be available to absorb losses on the receivables that are not otherwise covered by excess collections on or in respect of the receivables, if any. It is expected that the initial amount of overcollateralization will be zero. The application of funds as described in clause (9) of “—Priority of Distributions” is designed to create overcollateralization and to increase over time the amount of overcollateralization as of any distribution date to a target amount equal to 1.45% of the aggregate outstanding principal balance of the receivables as of the last day of the related collection period, but not less than $2,250,000 . This will be effected by paying an amount of principal on the notes on the first several distribution dates after the closing date that is greater than the principal of the receivables paid by obligors during that time.

Reserve Account

On the closing date, CarMax Business Services will establish, in the name of the indenture trustee, a reserve account into which certain excess collections on or in respect of the receivables will be deposited. The reserve account will be initially funded with a deposit of $2,250,000 made by CarMax Funding on the closing date. On each distribution date, the indenture trustee will deposit in the reserve account, from amounts collected on or in respect of the receivables during the related collection period and not used on that distribution date to make required payments to the servicer or the noteholders or to fund the secondary reserve account, the amount, if any, by which:

•	the amount required to be on deposit in the reserve account on that distribution date exceeds

•	the amount on deposit in the reserve account on that distribution date.

Amounts on deposit in the reserve account will be available to pay shortfalls in interest and certain principal payments required to be paid on the notes and may be used to reduce the principal amount of a class of notes to zero on or after its final scheduled distribution date. On each distribution date, the indenture trustee will withdraw funds from the reserve account, up to the amount on deposit in the reserve account, to the extent needed to make the following payments:

•	to the servicer, the monthly servicing fee for the related collection period plus any overdue monthly servicing fees for one or more prior collection periods plus reimbursement of any nonrecoverable advances; and

•	to the noteholders, the monthly interest, the priority principal distributable amount, if any, and the secondary principal distributable amount, if any, required to be paid on the notes on that distribution date plus any overdue monthly interest payable to any class of notes for the previous distribution date plus, to the extent lawful, interest on the overdue monthly interest at the interest rate applicable to that class plus, on or after the final scheduled distribution date for the class C notes, the amount that is necessary to reduce the outstanding amount of the class C notes to zero.

The amount required to be on deposit in the reserve account on any distribution date will equal the lesser of:

•	$2,250,000; and

•	the aggregate principal amount of the notes;

provided, however, that the required amount will be zero if the aggregate outstanding principal balance of the receivables as of the last day of the related collection period is zero. If the amount on deposit in the reserve account on any distribution date exceeds the amount required to be on deposit in the reserve account on that distribution date, after giving effect to all required deposits to and withdrawals from the reserve account on that distribution date, the excess, first, will be applied to fund any deficiency in the secondary reserve account on that distribution date, second, will be applied to fund any deficiency in the amount described in clause (9) under “—Priority of Distributions” on that distribution date and, third, will be paid to the certificateholders.

For a more detailed description of the deposits to and withdrawals from the reserve account, see “Description of the Notes—Credit Enhancement—Reserve Account”.

Secondary Reserve Account

On the closing date, CarMax Business Services will establish, in the name of the indenture trustee, a secondary reserve account into which certain excess collections on or in respect of the receivables will be deposited. The secondary reserve account will not be funded on any distribution date unless a secondary reserve account funding event has occurred and is continuing. On each distribution date on which a secondary reserve account funding event has occurred and is continuing, the indenture trustee will deposit in the secondary reserve account, from amounts collected on or in respect of the receivables during the related collection period and not used on that distribution date to make required payments to the servicer or the noteholders, the amount, if any, by which:

•	the amount required to be on deposit in the secondary reserve account on that distribution date exceeds

•	the amount on deposit in the secondary reserve account on that distribution date.

Amounts on deposit in the secondary reserve account will be available to pay shortfalls in interest and may be used to reduce the principal amount of a class of notes to zero on or after its final scheduled distribution date. On each distribution date, the indenture trustee will withdraw funds from the secondary reserve account, up to the amount on deposit in the secondary reserve account, to the extent needed to make the following payments:

•	to the noteholders, the monthly interest plus any overdue monthly interest payable to any class of notes for the previous distribution date plus, to the extent lawful, interest on the overdue monthly interest at the interest rate applicable to that class; and

•	to the noteholders, on or after the final scheduled distribution date for a class of notes, the amount that is necessary to reduce the outstanding amount of that class of notes to zero;

in each case to the extent not paid in full on that distribution date through the application of collections on the receivables received during the related collection period and amounts withdrawn from the reserve account.

The amount required to be on deposit in the secondary reserve account on any distribution date on which a secondary reserve account funding event has occurred and is continuing will equal the lesser of:

•	$1,125,000 ; and

•	the aggregate principal amount of the notes minus the amount on deposit in the reserve account on that distribution date;

provided, however, that the required amount will be zero if the aggregate outstanding principal balance of the receivables as of the last day of the related collection period is zero. If the amount on deposit in the secondary reserve account on any distribution date exceeds the amount required to be on deposit in the secondary reserve account on that distribution date, after giving effect to all required deposits to and withdrawals from the secondary reserve account on that distribution date, the excess, first, will be applied to fund any deficiency in the reserve account on that distribution date, second, will be applied to fund any deficiency in the amount described in clause (9) under “—Priority of Distributions” on that distribution date and, third, will be paid to the certificateholders.

For a more detailed description of the deposits to and withdrawals from the secondary reserve account, see “Description of the Notes—Credit Enhancement—Secondary Reserve Account”.

Optional Prepayment

The servicer has the option to purchase the receivables on any distribution date following the last day of a collection period as of which the aggregate outstanding principal balance of the receivables is 10% or less of the aggregate outstanding principal balance of the receivables as of the cutoff date. The purchase price will equal the aggregate outstanding principal balance of the receivables plus accrued and unpaid interest thereon; provided, however, that the purchase price must equal or exceed the aggregate principal amount of the notes, accrued and unpaid interest thereon and all amounts due to the servicer in respect of its servicing compensation and reimbursement of nonrecoverable advances. The trust will apply the payment of such purchase price to the payment of the notes in full.

It is expected that at the time this purchase option becomes available to the servicer only the class A-4 notes, the class B notes and the class C notes will be outstanding.

Property of the Trust

The property of the trust will include the following:

•	a pool of simple interest retail installment sale contracts originated by CarMax Auto or an affiliate of CarMax Auto in the ordinary course of business in connection with the sale of new and used motor vehicles;

•	amounts received on or in respect of the receivables after the cutoff date, including amounts advanced by the servicer;

•	security interests in the vehicles financed under the receivables;

•	any proceeds from claims on or refunds of premiums with respect to insurance policies relating to the financed vehicles or the related obligors;

•	the receivable files;

•	funds on deposit in the collection account, the note payment account, the reserve account and the secondary reserve account;

•	all rights under the receivables purchase agreement, including the right to cause CarMax Business Services to repurchase from CarMax Funding receivables affected materially and adversely by breaches of the representations and warranties of CarMax Business Services made in the receivables purchase agreement;

•	all rights under the sale and servicing agreement, including the right to cause CarMax Funding or the servicer, as applicable, to purchase receivables affected materially and adversely by breaches of the representations and warranties of CarMax Funding or the servicer made in the sale and servicing agreement or by breaches of certain servicing covenants of the servicer made in the sale and servicing agreement; and

•	any and all proceeds relating to the above.

Servicing and Servicer Compensation

CarMax Business Services’s responsibilities as servicer will include, among other things, collection of payments, realization on the receivables and the financed vehicles, selling or otherwise disposing of delinquent or defaulted receivables and monitoring the performance of the receivables. In return for its services, the trust will be required to pay the servicer a servicing fee on each distribution date for the related collection period equal to the product of  1/12 of 1.00% and the aggregate outstanding principal balance of the receivables as of the first day of that collection period (or as of the cutoff date in the case of the first distribution date).

Ratings

It is a condition to the issuance of the notes that each class of notes shall have been assigned at least the following ratings:

Note Class	Rating
	Standard & Poor’s	Moody’s
A-1	A-1+	Prime-1
A-2	AAA	Aaa
A-3	AAA	Aaa
A-4	AAA	Aaa
B	A	A2
C	BBB	Baa3

A rating is not a recommendation to purchase, hold or sell the related notes, inasmuch as a rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms. A rating agency rating the notes may lower or withdraw its rating in the future, in its discretion, as to any class of notes.

Tax Status

Opinions of Counsel

In the opinion of McGuireWoods LLP, for United States federal income tax purposes, the notes will be characterized as debt and the trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

Investor Representations

If you purchase notes, you agree by your purchase that you will treat the notes as indebtedness for tax purposes.

For a more detailed description of the tax consequences of acquiring, holding and disposing of notes, see “Material Federal Income Tax Consequences” in this prospectus supplement and in the prospectus.

ERISA Considerations

The notes are generally eligible for purchase by or with plan assets of employee benefit and other benefit plans and individual retirement accounts, subject to the considerations discussed under “ERISA Considerations” in this prospectus supplement and the prospectus. Each employee benefit or other benefit plan, and each person investing on behalf of or with plan assets of such a plan, will be deemed to make certain representations.

For a more detailed description of the ERISA considerations applicable to a purchase of the notes, see “ERISA Considerations” in this prospectus supplement and in the prospectus.

Eligibility for Purchase by Money Market Funds

The class A-1 notes will be structured to be eligible securities for purchase by money market funds under Rule 2a-7 under the Investment Company Act of 1940, as amended. A money market fund should consult its legal advisers regarding the eligibility of the class A-1 notes under Rule 2a-7 and whether an investment in such notes satisfies the fund’s investment policies and objectives.

Risk Factors

You should consider the following risk factors (and the factors under “Risk Factors” in the prospectus) in deciding whether to purchase any of the notes. The following risk factors and those in the prospectus describe the principal risks of an investment in the notes.

Some notes have greater risk because they are subordinate to other classes of notes

You may suffer a loss on your investment if payments of interest on or principal of your notes are subordinated to one or more other classes of notes. Both interest payments and principal payments on the notes will be subordinated to the servicing fee due to the servicer and reimbursement of any nonrecoverable advances.

No interest will be paid on any distribution date to a class of notes until all interest due on that distribution date on each class of notes with a higher alphabetical designation has been paid in full. Under the limited circumstances described under “Description of the Notes—Payments of Interest”, a class of notes with a higher alphabetical designation will be entitled to receive certain payments of principal before payments of interest are made on each class of notes with a lower alphabetical designation. In addition, if the notes are accelerated following the occurrence of an event of default under the indenture, no interest will be payable on a class of notes until all interest on and, in the case of an event of default other than an event of default based on the trust’s breach of a covenant, representation or warranty, principal of each class of notes with a higher alphabetical designation have been paid in full.

Principal of each class of notes generally will be paid sequentially. So long as the notes have not been accelerated following the occurrence of an event of default under the indenture, no principal will be paid on any class of notes until all principal due on each class with a higher alphabetical and numerical designation (i.e., A-1 is higher than A-2, A-2 is higher than A-3, A-3 is higher than A-4, A is higher than B and B is higher than C) have been paid in full.

This subordination could result in delays or reductions in the payment of principal of and interest on classes of notes with lower alphabetical designations, and investors in those notes may suffer a loss on their investment.

See “Description of the Notes—Payments of Interest”, “—Payments of Principal”, “—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default” and “Application of Available Funds—Priority of Distributions” in this prospectus supplement for a further discussion of interest and principal payments.

Payment priorities increase the risk of loss or delay in payment on certain class A notes

Because the principal of each class of class A notes generally will be paid sequentially, classes of class A notes that have higher sequential numerical class designations generally are expected to be outstanding longer and therefore will be exposed to the risk of losses on the receivables during periods after other classes of class A notes have been receiving most or all amounts payable on their notes, and after which a disproportionate amount of credit enhancement may have been applied and not replenished.

If an event of default under the indenture has occurred and the notes are accelerated, note principal payments and amounts that would otherwise be payable to the holders of the certificates will be paid first to the class A-1 notes until they have been paid in full, then pro rata to the other class A notes based upon the principal amount of each class, then to the class B notes and then to the class C notes. As a result, in relation to the class A-1 notes, the yields of the class A-2 notes, the class A-3 notes and the class A-4 notes will be relatively more sensitive to losses on the receivables and the timing of such losses. If the actual rate and amount of losses exceeds historical levels, and if the available overcollateralization and amounts in the reserve account and the secondary reserve account, if any, are insufficient to cover the resulting shortfalls, the yield to maturity on your notes may be lower than anticipated and you could suffer a loss.

See “Description of the Notes—Payments of Interest” and “—Payments of Principal” in this prospectus supplement for a further discussion of interest and principal payments.

The amount on deposit in the reserve account may not be sufficient to assure payment of your notes

The amount on deposit in the reserve account will be used to fund the payment of monthly interest and certain distributions of principal to noteholders on each distribution date if payments received on or in respect of the receivables, including amounts recovered in connection with the repossession and sale of financed vehicles that secure defaulted receivables, are not sufficient to make that payment. There can be no assurances, however, that the amount on deposit in the reserve account will be sufficient on any distribution date to assure payment of your notes. If the receivables experience higher losses than were projected in determining the amount required to be on deposit in the reserve account, the amount on deposit in the reserve account may be less than projected. If receivable payments, including any amounts allocable to overcollateralization, and the amount on deposit in the reserve account are not sufficient on any distribution date to pay in full the monthly interest and certain distributions of principal due on that distribution date, you will experience payment delays with respect to your notes. If the amount of that insufficiency is not offset by excess collections on or in respect of the receivables on subsequent distribution dates, you will experience losses with respect to your notes.

See “Description of the Notes—Credit Enhancement—Reserve Account” in this prospectus supplement for a further discussion of the reserve account.

Prepayments, potential losses and changes in the order of priority of payments following an indenture event of default could adversely affect your investment

If the notes are accelerated following the occurrence of an event of default under the indenture consisting of a default in the payment of interest on the class of notes with the highest alphabetical designation then outstanding, a default in the payment of principal on any note on the related final scheduled distribution date or an insolvency of the trust, the trust will not make any distributions of principal or interest on a class of notes until all interest on and principal of each class of notes with a higher alphabetical designation has been paid. If the notes have been accelerated following the occurrence of an event of default under the indenture consisting of a breach by the trust of a covenant, representation or warranty, the trust will not make any distributions of interest on a class of notes until all interest on each class of notes with a higher alphabetical designation has been paid and, after payment of all such interest, the trust will not make any distributions of principal of a class of notes until all principal of each class of notes with a higher alphabetical designation has been paid. If the maturity dates of the notes are accelerated following the occurrence of an event of default and the indenture trustee determines that the future collections on the receivables would be insufficient to make payments on the notes, the indenture trustee, acting at the direction of the holders of 66 2/3% of the aggregate principal amount of the controlling class (which will be the class of outstanding notes with the highest alphabetical designation), may sell the receivables and prepay the notes. Generally, the holders of the notes which are not part of the controlling class will not have any right to direct the indenture trustee or to consent to any action until the holders of the notes of the controlling class have been paid in full. If principal is repaid to you earlier than expected, you may not be able to reinvest the prepaid amount at a rate of return that is equal to or greater than the rate of return on your notes. You also may not be paid the full principal amount of your notes if the assets of the trust are insufficient to pay the full aggregate principal amount of your notes.

See “Description of the Indenture—Events of Default” in the prospectus and “Description of the Indenture—Rights Upon Event of Default” and “Description of the Notes—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default” in this prospectus supplement for a further discussion of events of default, the rights of the noteholders following an event of default and interest and principal payments after an acceleration of the notes following the occurrence of an event of default.

You may suffer losses because you have limited control over actions of the trust and conflicts between classes of notes may occur

If an event of default under the indenture has occurred, the indenture trustee may, and at the direction of a specified percentage of the controlling class (which will be the class of outstanding notes with the highest alphabetical designation) will, take one or more of the actions specified in the indenture relating to the property of the trust. Furthermore, the holders of a majority of the controlling class, or the indenture trustee acting on behalf of the holders of the controlling class, under certain circumstances, has the right to waive events of servicing termination or to terminate the servicer without consideration of the effect such waiver or termination would have on the holders of the other classes of notes.

Furthermore, the holders of the class B notes, and upon payment in full of such notes, the holders of the class C notes, will have only limited rights to direct remedies under the indenture and will not have the ability to waive events of servicing termination or to terminate the servicer until each class of notes with a higher alphabetical designation has been paid in full.

See “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination”, “—Rights Upon Event of Servicing Termination” and “—Waiver of Past Events of Servicing Termination” in the prospectus for a further discussion of the rights of the noteholders with respect to events of servicing termination.

Geographic concentration may result in more risk to you

The servicer’s records indicate that receivables related to obligors with mailing addresses in the following states constituted more than 10% of the aggregate outstanding principal balance of the receivables as of the close of business on October 31, 2005:

Percentage of Pool Balance
Texas	15.98%
Florida	12.68%
California	10.31%

If one or more of these states experience adverse economic changes, such as an increase in the unemployment rate, an increase in interest rates or an increase in the rate of inflation, obligors in those states may be unable to make timely payments on their receivables and you may experience payment delays or losses on your notes. We cannot predict, for any state or region, whether adverse economic changes or other adverse events will occur or to what extent those events would affect the receivables or repayment of your notes.

Capitalized terms used in this prospectus supplement are defined in the Glossary of Terms beginning on page S-47 and the Glossary of Terms beginning on page 76 of the prospectus.

The Trust

Limited Purpose and Limited Assets

The Seller formed CarMax Auto Owner Trust 2005-3, a Delaware statutory trust, on September 30, 2005. The Trust will not engage in any activity other than:

•	acquiring, holding and managing the assets of the Trust, including the Receivables, and the proceeds of those assets;

•	issuing the Notes;

•	making payments on the Notes; and

•	engaging in other activities, including entering into agreements, that are necessary, suitable or convenient to accomplish any of the other purposes listed above or are in any way incidental to or connected with those activities.

If the various protections provided to the Noteholders by the subordination of the Class B Notes and the Class C Notes, the available overcollateralization, the Reserve Account and the Secondary Reserve Account are insufficient, the Trust will have to rely solely upon the obligors of the Receivables and the proceeds from the repossession and sale of the Financed Vehicles which secure Defaulted Receivables to make payments on the Notes. In that event, various factors, such as the Trust not having perfected security interests in the Financed Vehicles in all states, may affect the Servicer’s ability to repossess and sell the collateral securing the Receivables, and thus may reduce the proceeds which the Trust can distribute to Noteholders. See “Material Legal Issues Relating to the Receivables” in the prospectus.

The Trust’s principal offices are in care of The Bank of New York, as Owner Trustee, at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Division, Asset Backed Securities Group.

Capitalization of the Trust

The following table illustrates the capitalization of the Trust as of the Closing Date, as if the issuance and sale of the Notes had taken place on such date:

Class A-1 Notes	$72,000,000
Class A-2 Notes	136,000,000
Class A-3 Notes	140,000,000
Class A-4 Notes	77,250,000
Class B Notes	14,625,000
Class C Notes	10,125,000
Capital Contribution	1,000

Total	$450,001,000

The Receivables

The Trust will own a pool of Receivables consisting of motor vehicle retail installment sale contracts originated by CarMax Auto or an affiliate of CarMax Auto and secured by security interests in the motor vehicles financed by those contracts. CarMax Business Services will sell the Receivables to the Seller on the Closing Date pursuant to the Receivables Purchase Agreement. The Seller will sell the Receivables to the Trust on the Closing Date pursuant to the Sale and Servicing Agreement. The property of the Trust will include payments on the Receivables which are made after the Cutoff Date.

The information concerning the Receivables presented throughout this prospectus supplement is as of the Statistical Calculation Date. As of the Statistical Calculation Date, the Receivables had a Pool Balance of $383,231,639.49. The Receivables transferred to the Trust on the Closing Date will have a Pool Balance of not less than $450,000,000 as of the Cutoff Date. The information concerning the Receivables presented throughout this prospectus supplement does not reflect any additional motor vehicle retail installment sale contracts which may be included in the pool of Receivables transferred to the Trust on the Closing Date. In addition, some amortization of the Receivables will occur after the Statistical Calculation Date, and some receivables included as of the Statistical Calculation Date may prepay in full or may not meet the eligibility requirements as of the Cutoff Date and may not, therefore, be transferred to the Trust. As a result, the characteristics of the Receivables as of the Cutoff Date will vary from the characteristics of the Receivables as of the Statistical Calculation Date. We anticipate, however, that the variations will not be significant.

Criteria Applicable to Selection of Receivables

The Receivables were or will be selected from CarMax Business Services’s portfolio for inclusion in the pool by several criteria, some of which are set forth in the prospectus under “The Receivables”. The information presented throughout this prospectus supplement pertains to Receivables that satisfied, as of the Statistical Calculation Date, the criteria for transfer to the Trust. Each Receivable transferred to the Trust on the Closing Date will satisfy each criteria for transfer to the Trust as of the Cutoff Date. These criteria include the requirement that each Receivable:

•	is secured by a new or used motor vehicle;

•	had an original Principal Balance of not more than $65,000 and a remaining Principal Balance of not less than $500;

•	had an original term to maturity of not more than 72 months and not less than 12 months and a remaining term to maturity of not more than 71 months and not less than three months;

•	is a simple interest contract;

•	has a Contract Rate of at least 4.45% and not more than 25.00%;

•	provides for level scheduled monthly payments that fully amortize the amount financed over its original term to maturity (except that the period between the contract date and the first payment date may be less than or greater than one month and except for the first and last payments, which may be minimally different from the level payments);

•	relates to an obligor who has made at least one payment;

•	was not delinquent by more than 30 days;

•	is not secured by a Financed Vehicle that has been repossessed;

•	does not relate to an obligor who was the subject of a bankruptcy proceeding;

•	is evidenced by only one original document; and

•	was not selected using selection procedures believed by CarMax Business Services to be adverse to the Noteholders.

Characteristics of the Receivables

The following tables set forth information with respect to the Receivables as of the Statistical Calculation Date. While the characteristics of the Receivables transferred to the Trust on the Closing Date will differ somewhat from the information set forth in these tables, we anticipate that the variations will not be significant.

Composition of the Receivables

as of the Statistical Calculation Date

	Number of Receivables	Pool Balance as of the Statistical Calculation Date	Original Principal Balance	Weighted Average Contract Rate
New Motor Vehicles	1,090	$19,728,538.28	$21,311,382.10	7.75%
Used Motor Vehicles	25,803	363,503,101.21	393,048,727.00	9.58%

Total	26,893	$383,231,639.49	$414,360,109.10	9.49%

	Weighted Average Remaining Term (in Months)	Weighted Average Original Term (in Months)	Percentage of Pool Balance as of the Statistical Calculation Date
New Motor Vehicles	59.48	62.49	5.15%
Used Motor Vehicles	57.98	60.95	94.85

Total	58.05	61.03	100.00%

As used in the composition table, the weighted average remaining term and the weighted average original term are calculated based on the scheduled maturities of the Receivables and assuming no prepayments of the Receivables.

Distribution of the Receivables by Remaining Term to Maturity

as of the Statistical Calculation Date

Remaining Term Range	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
1 month to 12 months	991	3.68%	$2,365,015.99	0.62%
13 months to 24 months	526	1.96	2,893,227.33	0.75
25 months to 36 months	1,045	3.89	9,628,640.62	2.51
37 months to 48 months	2,164	8.05	25,376,316.86	6.62
49 months to 60 months	14,880	55.33	218,309,457.92	56.97
61 months to 66 months	5,269	19.59	88,287,044.12	23.04
67 months to 72 months	2,018	7.50	36,371,936.65	9.49

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

Distribution of the Receivables by Obligor Mailing Address

as of the Statistical Calculation Date

Obligor Mailing Address	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
Texas	4,360	16.21%	$61,241,000.66	15.98%
Florida	3,480	12.94	48,599,669.96	12.68
California	2,587	9.62	39,517,865.49	10.31
Illinois	2,783	10.35	37,969,748.47	9.91
Maryland	2,455	9.13	36,119,844.64	9.43
Georgia	2,267	8.43	32,389,087.24	8.45
Virginia	1,806	6.72	26,093,910.67	6.81
North Carolina	1,854	6.89	25,478,729.98	6.65
Tennessee	1,294	4.81	18,665,074.52	4.87
Nevada	713	2.65	10,490,306.56	2.74
South Carolina	746	2.77	10,408,205.73	2.72
Indiana	534	1.99	7,317,684.01	1.91
New Mexico	309	1.15	4,396,875.28	1.15
Alabama	265	0.99	4,123,637.57	1.08
Missouri	262	0.97	3,758,599.05	0.98
Kansas	241	0.90	3,497,380.99	0.91
Kentucky	218	0.81	2,991,768.14	0.78
Other	719	2.67	10,172,250.53	2.65

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

Each state included in the “other” category in the distribution by obligor mailing address table accounted for less than 0.54% of the total number of Receivables and less than 0.53% of the Pool Balance, in each case as of the Statistical Calculation Date.

Distribution of the Receivables by Financed Vehicle Model Year

as of the Statistical Calculation Date

Model Year	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
1995 and earlier	132	0.49%	$689,537.61	0.18%
1996	277	1.03	1,741,958.96	0.45
1997	626	2.33	4,215,559.79	1.10
1998	1,044	3.88	7,814,226.32	2.04
1999	1,446	5.38	14,410,653.61	3.76
2000	2,547	9.47	29,068,162.62	7.59
2001	4,009	14.91	55,121,228.90	14.38
2002	5,570	20.71	83,964,319.04	21.91
2003	4,001	14.88	65,988,246.97	17.22
2004	4,358	16.20	71,091,507.11	18.55
2005	2,752	10.23	46,534,356.87	12.14
2006	131	0.49	2,591,881.69	0.68

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

Distribution of the Receivables by Contract Rate

as of the Statistical Calculation Date

Contract Rate Range	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
4.01% to 5.00%	8	0.03%	$109,994.75	0.03%
5.01% to 6.00%	1,599	5.95	24,086,540.66	6.29
6.01% to 7.00%	5,301	19.71	80,497,974.39	21.01
7.01% to 8.00%	4,834	17.97	74,904,426.23	19.55
8.01% to 9.00%	3,701	13.76	50,252,394.25	13.11
9.01% to 10.00%	2,431	9.04	31,847,167.29	8.31
10.01% to 11.00%	1,594	5.93	21,319,657.33	5.56
11.01% to 12.00%	1,425	5.30	19,843,656.86	5.18
12.01% to 13.00%	1,415	5.26	20,123,993.96	5.25
13.01% to 14.00%	1,307	4.86	18,080,452.45	4.72
14.01% to 15.00%	923	3.43	11,975,704.59	3.12
15.01% to 16.00%	804	2.99	10,256,551.56	2.68
16.01% to 17.00%	833	3.10	10,835,355.45	2.83
17.01% to 18.00%	588	2.19	7,515,127.93	1.96
18.01% to 19.00%	130	0.48	1,582,641.79	0.41

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

Distribution of the Receivables by Original Principal Balance

as of the Statistical Calculation Date

Original Principal Balance	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
$ 0.01 to $ 5,000.00	331	1.23%	$1,206,661.21	0.31%
$ 5,000.01 to $10,000.00	3,979	14.80	30,231,303.69	7.89
$10,000.01 to $15,000.00	9,959	37.03	115,415,616.71	30.12
$15,000.01 to $20,000.00	7,593	28.23	120,276,920.35	31.38
$20,000.01 to $25,000.00	3,202	11.91	66,076,675.70	17.24
$25,000.01 to $30,000.00	1,332	4.95	34,125,231.09	8.90
$30,000.01 to $35,000.00	365	1.36	10,990,930.27	2.87
$35,000.01 to $40,000.00	102	0.38	3,613,422.48	0.94
$40,000.01 to $45,000.00	18	0.07	728,105.77	0.19
$45,000.01 to $50,000.00	9	0.03	420,087.53	0.11
$50,000.01 and greater	3	0.01	146,684.69	0.04

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

The average original Principal Balance of the Receivables was $15,407.73 as of the Statistical Calculation Date.

Distribution of the Receivables by Remaining Principal Balance

as of the Statistical Calculation Date

Remaining Principal Balance	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
$ 0.01 to $ 5,000.00	1,671	6.21%	$4,876,433.94	1.27%
$ 5,000.01 to $10,000.00	4,552	16.93	36,807,836.94	9.60
$10,000.01 to $15,000.00	9,626	35.79	120,545,652.06	31.46
$15,000.01 to $20,000.00	6,773	25.18	116,606,622.79	30.43
$20,000.01 to $25,000.00	2,776	10.32	61,387,627.45	16.02
$25.000.01 to $30,000.00	1,126	4.19	30,544,949.13	7.97
$30,000.01 to $35,000.00	270	1.00	8,620,722.83	2.25
$35,000.01 to $40,000.00	77	0.29	2,858,373.59	0.75
$40,000.01 to $45,000.00	13	0.05	549,273.96	0.14
$45,000.01 to $50,000.00	9	0.03	434,146.80	0.11

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

The average remaining Principal Balance of the Receivables was $14,250.24 as of the Statistical Calculation Date.

Distribution of the Receivables by Original Term to Maturity

as of the Statistical Calculation Date

Original Term Range	Number of Receivables	Percentage of Total Number of Receivables(1)	Pool Balance as of the Statistical Calculation Date	Percentage of Pool Balance as of the Statistical Calculation Date(1)
1 month to 12 months	0	0.00%	$0.00	0.00%
13 months to 24 months	128	0.48	834,244.25	0.22
25 months to 36 months	1,020	3.79	9,278,938.37	2.42
37 months to 48 months	2,062	7.67	24,225,378.70	6.32
49 months to 60 months	15,433	57.39	214,657,028.50	56.01
61 months to 66 months	5,942	22.09	94,183,625.41	24.58
67 months to 72 months	2,308	8.58	40,052,424.26	10.45

Total	26,893	100.00%	$383,231,639.49	100.00%

(1)	Percentages may not add to 100.00% due to rounding.

Weighted Average Lives of the Notes

The following information is given solely to illustrate the effect of prepayments of the Receivables on the weighted average lives of the Notes under the stated assumptions and is not a prediction of the prepayment rate that might actually be experienced by the Receivables.

Prepayments on motor vehicle receivables can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the Absolute Prepayment Model or “ABS”, represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all of the receivables are the same size and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay each month. ABS does not purport to be an historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of assets, including the Receivables.

The rate of payment of principal of each class of Notes will depend on the rate of payment (including prepayments) of the Principal Balance of the Receivables. For this reason, final distributions in respect of the Notes could occur significantly earlier than their respective Final Scheduled Distribution Dates. The Noteholders will exclusively bear any reinvestment risk associated with early payment of their Notes.

The ABS Tables captioned “Percent of Initial Note Principal Amount at Various ABS Percentages” have been prepared on the basis of the following assumed characteristics of the Receivables:

•	the Receivables prepay in full at the specified constant percentage of ABS monthly;

•	each scheduled monthly payment on the Receivables is made on the last day of each month and each month has 30 days, beginning in December 2005;

•	payments on the Notes are made on each Distribution Date (and each Distribution Date is assumed to be the fifteenth day of the applicable month);

•	the initial principal amount of each Class of Notes is as set forth on the cover of this prospectus supplement;

•	the interest rate on the Class A-1 Notes is 4.44688%, the interest rate on the Class A-2 Notes is 4.84%, the interest rate on the Class A-3 Notes is 4.86%, the interest rate on the Class A-4 Notes is 4.96%, the interest rate on the Class B Notes is 5.10% and the interest rate on the Class C Notes is 5.33%;

•	the Closing Date occurs on December 14, 2005;

•	no defaults or delinquencies occur in the payment of any of the Receivables;

•	no Receivables are repurchased due to a breach of any representation or warranty or for any other reason;

•	no Event of Default occurs;

•	the initial amount of overcollateralization is zero, and the amount of overcollateralization increases over time to an amount equal to, with respect to each Distribution Date, 1.45% of the Pool Balance as of the last day of the related Collection Period, but not less than $2,250,000;

•	the balance in the Reserve Account on each Distribution Date is equal to the Required Reserve Account Amount and no Secondary Reserve Account Funding Event occurs; and

•	the Servicer exercises its Optional Purchase Right on the earliest Distribution Date on which it is permitted to do so, as described in this prospectus supplement.

The ABS Tables indicate the projected weighted average life of each class of Notes and set forth the percent of the initial principal amount of each class of Notes that is projected to be outstanding after each of the Distribution Dates shown at various constant ABS percentages.

The ABS Tables also assume that the Receivables have been aggregated into hypothetical pools with all of the Receivables within each such pool having the following characteristics and that the level scheduled monthly payment for each of the pools (which is based on the aggregate Principal Balance of the Receivables in each pool, Contract Rate and remaining term to maturity) will be such that each pool will be fully amortized by the end of its remaining term to maturity.

Pool	Aggregate Principal Balance	Weighted Average Note Rate	Weighted Average Original Term to Maturity (in months)	Weighted Average Remaining Term to Maturity (in months)
1	$5,475,607.34	10.739%	63	21
2	$9,511,033.89	8.098%	34	32
3	$2,244,004.90	7.451%	34	29
4	$22,931,347.06	8.809%	47	46
5	$5,203,387.92	8.065%	47	42
6	$208,791,098.29	9.186%	60	58
7	$31,610,814.15	8.694%	60	55
8	$8,246,723.35	8.470%	60	52
9	$133,455,849.53	10.596%	68	67
10	$18,359,333.22	9.942%	68	63
11	$4,170,800.35	9.911%	68	61

The actual characteristics and performance of the Receivables will differ from the assumptions used in constructing the ABS Tables. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the Receivables will prepay at a constant level of ABS until maturity or that all of the Receivables will prepay at the same level of ABS. Moreover, the diverse terms of Receivables within each of the hypothetical pools could produce slower or faster principal distributions than indicated in the ABS Tables at the various constant percentages of ABS specified, even if the weighted average note rates, weighted average original terms to maturity and weighted average remaining terms to maturity of the Receivables are as assumed. Any difference between such assumptions and the actual characteristics and performance of the Receivables, or actual prepayment experience, will affect the percentages of initial amounts outstanding over time and the weighted average life of each class of Notes.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-1 Notes					Class A-2 Notes
Distribution Date	0.50%	1.00%	1.50%	1.75%	2.00%	0.50%	1.00%	1.50%	1.75%	2.00%
Closing Date	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2006	86%	83%	80%	78%	76%	100%	100%	100%	100%	100%
February 2006	72%	66%	59%	56%	52%	100%	100%	100%	100%	100%
March 2006	59%	49%	40%	34%	28%	100%	100%	100%	100%	100%
April 2006	45%	33%	20%	13%	5%	100%	100%	100%	100%	100%
May 2006	32%	18%	2%	0%	0%	100%	100%	100%	97%	92%
June 2006	21%	3%	0%	0%	0%	100%	100%	92%	87%	81%
July 2006	9%	0%	0%	0%	0%	100%	94%	83%	77%	70%
August 2006	0%	0%	0%	0%	0%	99%	87%	74%	67%	60%
September 2006	0%	0%	0%	0%	0%	93%	79%	65%	58%	50%
October 2006	0%	0%	0%	0%	0%	87%	72%	57%	49%	41%
November 2006	0%	0%	0%	0%	0%	80%	65%	48%	40%	31%
December 2006	0%	0%	0%	0%	0%	74%	58%	40%	31%	22%
January 2007	0%	0%	0%	0%	0%	68%	50%	32%	22%	13%
February 2007	0%	0%	0%	0%	0%	62%	43%	24%	14%	4%
March 2007	0%	0%	0%	0%	0%	56%	36%	16%	5%	0%
April 2007	0%	0%	0%	0%	0%	50%	30%	8%	0%	0%
May 2007	0%	0%	0%	0%	0%	44%	23%	1%	0%	0%
June 2007	0%	0%	0%	0%	0%	38%	16%	0%	0%	0%
July 2007	0%	0%	0%	0%	0%	32%	9%	0%	0%	0%
August 2007	0%	0%	0%	0%	0%	26%	3%	0%	0%	0%
September 2007	0%	0%	0%	0%	0%	20%	0%	0%	0%	0%
October 2007	0%	0%	0%	0%	0%	15%	0%	0%	0%	0%
November 2007	0%	0%	0%	0%	0%	9%	0%	0%	0%	0%
December 2007	0%	0%	0%	0%	0%	3%	0%	0%	0%	0%
January 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
February 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
March 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
April 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
May 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
June 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
July 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
August 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
September 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
October 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
November 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
December 2008	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
January 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
February 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
March 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
April 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
May 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
June 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
July 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
August 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
September 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
October 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
November 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
December 2009	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
January 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
February 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
March 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
April 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
May 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
June 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Weighted Average Life (In Years)	0.36	0.30	0.25	0.24	0.22	1.38	1.14	0.95	0.88	0.81

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-3 Notes					Class A-4 Notes
Distribution Date	0.50%	1.00%	1.50%	1.75%	2.00%	0.50%	1.00%	1.50%	1.75%	2.00%
Closing Date	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
February 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
March 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
April 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
May 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
June 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
July 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
October 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
November 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
December 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
February 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
March 2007	100%	100%	100%	100%	95%	100%	100%	100%	100%	100%
April 2007	100%	100%	100%	97%	87%	100%	100%	100%	100%	100%
May 2007	100%	100%	100%	90%	79%	100%	100%	100%	100%	100%
June 2007	100%	100%	93%	82%	71%	100%	100%	100%	100%	100%
July 2007	100%	100%	86%	75%	63%	100%	100%	100%	100%	100%
August 2007	100%	100%	79%	67%	55%	100%	100%	100%	100%	100%
September 2007	100%	96%	72%	60%	48%	100%	100%	100%	100%	100%
October 2007	100%	90%	66%	53%	41%	100%	100%	100%	100%	100%
November 2007	100%	84%	59%	47%	34%	100%	100%	100%	100%	100%
December 2007	100%	78%	53%	40%	27%	100%	100%	100%	100%	100%
January 2008	98%	72%	47%	33%	20%	100%	100%	100%	100%	100%
February 2008	92%	67%	40%	27%	13%	100%	100%	100%	100%	100%
March 2008	87%	61%	34%	21%	7%	100%	100%	100%	100%	100%
April 2008	81%	55%	29%	15%	1%	100%	100%	100%	100%	100%
May 2008	76%	50%	23%	9%	0%	100%	100%	100%	100%	91%
June 2008	70%	44%	17%	3%	0%	100%	100%	100%	100%	81%
July 2008	65%	39%	12%	0%	0%	100%	100%	100%	96%	71%
August 2008	60%	33%	6%	0%	0%	100%	100%	100%	87%	61%
September 2008	54%	28%	1%	0%	0%	100%	100%	100%	77%	52%
October 2008	49%	23%	0%	0%	0%	100%	100%	93%	69%	44%
November 2008	44%	18%	0%	0%	0%	100%	100%	85%	60%	35%
December 2008	39%	13%	0%	0%	0%	100%	100%	76%	52%	27%
January 2009	34%	9%	0%	0%	0%	100%	100%	68%	44%	0%
February 2009	29%	4%	0%	0%	0%	100%	100%	60%	37%	0%
March 2009	24%	0%	0%	0%	0%	100%	99%	53%	30%	0%
April 2009	19%	0%	0%	0%	0%	100%	90%	46%	0%	0%
May 2009	14%	0%	0%	0%	0%	100%	82%	39%	0%	0%
June 2009	9%	0%	0%	0%	0%	100%	74%	32%	0%	0%
July 2009	4%	0%	0%	0%	0%	100%	67%	26%	0%	0%
August 2009	0%	0%	0%	0%	0%	98%	59%	0%	0%	0%
September 2009	0%	0%	0%	0%	0%	89%	52%	0%	0%	0%
October 2009	0%	0%	0%	0%	0%	80%	45%	0%	0%	0%
November 2009	0%	0%	0%	0%	0%	72%	38%	0%	0%	0%
December 2009	0%	0%	0%	0%	0%	64%	32%	0%	0%	0%
January 2010	0%	0%	0%	0%	0%	56%	25%	0%	0%	0%
February 2010	0%	0%	0%	0%	0%	48%	0%	0%	0%	0%
March 2010	0%	0%	0%	0%	0%	40%	0%	0%	0%	0%
April 2010	0%	0%	0%	0%	0%	32%	0%	0%	0%	0%
May 2010	0%	0%	0%	0%	0%	24%	0%	0%	0%	0%
June 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Weighted Average Life (In Years)	2.88	2.47	2.10	1.94	1.79	4.17	3.81	3.32	3.05	2.80

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class B Notes					Class C Notes
Distribution Date	0.50%	1.00%	1.50%	1.75%	2.00%	0.50%	1.00%	1.50%	1.75%	2.00%
Closing Date	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
February 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
March 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
April 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
May 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
June 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
July 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
October 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
November 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
December 2006	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
February 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
March 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
April 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
May 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
June 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
July 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
October 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
November 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
December 2007	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
February 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
March 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
April 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
May 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
June 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
July 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
September 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
October 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
November 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
December 2008	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
January 2009	100%	100%	100%	100%	0%	100%	100%	100%	100%	0%
February 2009	100%	100%	100%	100%	0%	100%	100%	100%	100%	0%
March 2009	100%	100%	100%	100%	0%	100%	100%	100%	100%	0%
April 2009	100%	100%	100%	0%	0%	100%	100%	100%	0%	0%
May 2009	100%	100%	100%	0%	0%	100%	100%	100%	0%	0%
June 2009	100%	100%	100%	0%	0%	100%	100%	100%	0%	0%
July 2009	100%	100%	100%	0%	0%	100%	100%	100%	0%	0%
August 2009	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
September 2009	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
October 2009	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
November 2009	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
December 2009	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
January 2010	100%	100%	0%	0%	0%	100%	100%	0%	0%	0%
February 2010	100%	0%	0%	0%	0%	100%	0%	0%	0%	0%
March 2010	100%	0%	0%	0%	0%	100%	0%	0%	0%	0%
April 2010	100%	0%	0%	0%	0%	100%	0%	0%	0%	0%
May 2010	100%	0%	0%	0%	0%	100%	0%	0%	0%	0%
June 2010	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Weighted Average Life (In Years)	4.50	4.17	3.67	3.34	3.09	4.50	4.17	3.67	3.34	3.09

The foregoing ABS Tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the Receivables which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith. The weighted average life of a Note is determined by multiplying the amount of each principal payment on the Note by the number of years from the date of the issuance of the Note to the related Distribution Date, adding the results and dividing the sum by the initial principal amount of the Note.

CarMax

General

CarMax is the largest retailer of used motor vehicles in the United States. As of October 31, 2005, CarMax operated 65 used car superstores in 29 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. See “CarMax” in the prospectus for more information.

As of October 31, 2005, CarMax operated stores in the following markets:

Market	Number of Used Car Superstores
Chicago, Illinois	8
Los Angeles, California	5
South Florida	5
Washington, D.C./Baltimore, Maryland	4
Atlanta, Georgia	4
Dallas, Texas	4
Houston, Texas	4
Orlando, Florida	2
Tampa, Florida	2
Kansas City, Kansas	2
Las Vegas, Nevada	2
Charlotte, North Carolina	2
Greensboro, North Carolina	2
Raleigh, North Carolina	2
Nashville, Tennessee	2
Richmond, Virginia	2
Birmingham, Alabama	1
Sacramento, California	1
Jacksonville, Florida	1
Indianapolis, Indiana	1
Louisville, Kentucky	1
Albuquerque, New Mexico	1
Columbia, South Carolina	1
Greenville, South Carolina	1
Knoxville, Tennessee	1
Memphis, Tennessee	1
Austin, Texas	1
San Antonio, Texas	1
Salt Lake City, Utah	1

Total	65

CarMax is not a party to any legal proceeding that could reasonably be expected to have a material impact on the Trust or the interests of the Noteholders.

CarMax Auto Finance

CarMax offers on-site financing to its customers through CarMax Auto Finance, the financing unit of CarMax Business Services (formerly the financing unit of CarMax Auto), and through third parties. For the fiscal years ended February 28 (or 29), 2003, 2004 and 2005, CarMax originated installment sale contracts (excluding contracts cancelled within three business days after origination) aggregating approximately $1,189 million,

$1,408 million and $1,490 million, respectively. The outstanding principal balance of all motor vehicle retail installment sale contracts originated by CarMax and financed through CarMax Auto Finance was $2,699,835,698 as of October 31, 2005. Of the approximately $2.7 billion of receivables in CarMax Business Services’s servicing portfolio as of October 31, 2005, including receivables that previously were sold but still are being serviced by CarMax Business Services, approximately 95.7% represented receivables originated in connection with the sale of used motor vehicles and approximately 4.3% represented receivables originated in connection with the sale of new motor vehicles.

Delinquency, Credit Loss and Recovery Information

Set forth below is certain information concerning the experience of CarMax Business Services pertaining to its motor vehicle receivable portfolio, including those receivables previously sold which CarMax Business Services continues to service. There can be no assurance that the delinquency, repossession and net loss experience on the Receivables will be comparable to that set forth below.

Delinquency Experience

	As of October 31,
	2005		2004
	Number of Receivables	Amount	Number of Receivables	Amount
Total Receivable Portfolio	258,240	$2,699,835,698	229,783	$2,403,838,417
Delinquencies as a Percentage of Total Receivable Portfolio
31-60 Days	1.30%	1.06%	1.26%	1.03%
61-90 Days	0.36%	0.30%	0.37%	0.28%
91 Days or More	0.24%	0.18%	0.22%	0.16%
Total Delinquencies as a Percentage of Total Receivable Portfolio	1.89%	1.53%	1.85%	1.47%
Total Delinquencies	4,892	$41,393,465	4,250	$35,365,722

	As of December 31,
	2004		2003		2002
	Number of Receivables	Amount	Number of Receivables	Amount	Number of Receivables	Amount
Total Receivable Portfolio	233,605	$2,432,182,476	207,506	$2,204,726,221	172,890	$1,825,999,102
Delinquencies as a Percentage of Total Receivable Portfolio
31-60 Days	1.39%	1.13%	1.41%	1.16%	1.31%	1.13%
61-90 Days	0.39%	0.32%	0.42%	0.35%	0.33%	0.27%
91 Days or More	0.23%	0.16%	0.25%	0.19%	0.21%	0.18%
Total Delinquencies as a Percentage of Total Receivable Portfolio	2.01%	1.61%	2.08%	1.71%	1.85%	1.59%
Total Delinquencies	4,692	$39,092,616	4,321	$37,633,338	3,193	$28,989,649

	As of December 31,
	2001		2000
	Number of Receivables	Amount	Number of Receivables	Amount
Total Receivable Portfolio	146,035	$1,475,088,924	116,451	$1,185,612,703
Delinquencies as a Percentage of Total Receivable Portfolio
31-60 Days	1.43%	1.34%	1.56%	1.47%
61-90 Days	0.31%	0.27%	0.35%	0.30%
91 Days or More	0.16%	0.14%	0.19%	0.16%
Total Delinquencies as a Percentage of Total Receivable Portfolio	1.91%	1.75%	2.09%	1.93%
Total Delinquencies	2,782	$25,843,322	2,435	$22,838,630

The amounts included in the delinquency experience table represent principal amounts only. Total Delinquencies as a Percentage of Total Receivables Portfolio includes unsold repossessed vehicles and accounts in bankruptcy which are less than 120 days past due. The delinquency periods included in the delinquency experience table are calculated based on the number of days a payment is contractually past due. All receivables are written off not later than the last business day of the month during which they become 120 days delinquent.

Credit Loss Experience

	Ten Months Ended October 31,
	2005	2004
Total Number of Receivables Outstanding at Period End	258,240	229,783
Average Number of Receivables Outstanding During the Period	245,923	218,645
Outstanding Principal Amount at Period End	$2,699,835,698	$2,403,838,417
Average Outstanding Principal Amount During the Period	$2,575,612,109	$2,315,580,310
Gross Principal Charge-Offs	$21,338,981	$22,217,330
Recoveries	$6,716,608	$5,864,999
Net Losses	$14,622,373	$16,352,331
Net Losses as a Percentage of the Average Outstanding Principal Amount(1)	0.68%	0.85%

(1)	The percentages for the ten months ended October 31, 2005 and October 31, 2004 are annualized and are not necessarily indicative of a full year’s actual results.

	Year Ended December 31,
	2004	2003	2002	2001	2000
Total Number of Receivables Outstanding at Period End	233,605	207,506	172,890	146,035	116,451
Average Number of Receivables Outstanding During the Period	220,556	190,198	159,463	131,243	100,038
Outstanding Principal Amount at Period End	$2,432,182,476	$2,204,726,221	$1,825,999,102	$1,475,088,924	$1,185,612,703
Average Outstanding Principal Amount During the Period	$2,332,750,648	$2,027,277,907	$1,630,674,113	$1,338,578,746	$1,028,618,645
Gross Principal Charge-Offs	$27,249,017	$26,498,986	$21,282,978	$15,569,462	$8,748,280
Recoveries	$7,123,926	$5,246,574	$4,461,276	$3,494,574	$2,213,115
Net Losses	$20,125,090	$21,252,412	$16,821,702	$12,074,888	$6,535,165
Net Losses as a Percentage of the Average Outstanding Principal Amount	0.86%	1.05%	1.03%	0.90%	0.64%

The average outstanding principal amount during any period equals the average of the monthly average outstanding principal amount of the retail installment sale contracts during that period. The gross charge-offs for any period equal the total principal amount due on all retail installment sale contracts determined to be uncollectible during that period minus the total amount recovered during that period from the repossession and sale of financed vehicles. The recoveries for any period equal the total amount recovered during that period on retail installment sale contracts previously charged off.

Delinquency and Credit Loss Trends

CarMax Auto Finance believes that the relative stability of the delinquency and credit loss performance of its portfolio over the past five years and ten months is attributable to a number of factors, including the following:

•	consistent credit underwriting, provided by empirically derived credit scoring models which help CarMax Auto Finance quantify credit risk and implement risk adjusted pricing;

•	consistent collateral quality, achieved through selective vehicle acquisition and a thorough reconditioning process to meet CarMax’s mechanical, electrical and safety standards; and

•	innovative collection strategies, including the use of behavioral models to manage the collection processes and periodic default risk reviews through risk score updates on outstanding loans.

CarMax Business Services’s expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important economic, social, legal and other factors that could cause actual results to differ materially from those projected. These factors include, but are not limited to, inflation rates, unemployment rates, changes in consumer debt levels, changes in the market for used vehicles and the enactment of new laws that further regulate the motor vehicle lending industry.

Use of Proceeds

CarMax Business Services will sell the Receivables and certain related property to the Seller, which in turn will transfer the Receivables and related property to the Trust. CarMax Business Services or its affiliates may use all or a portion of the net proceeds of such sale to pay their respective debts, including warehouse debt secured by the Receivables prior to the transfer of the Receivables to the Seller, and for general purposes. Any warehouse debt may be owed to one or more of the underwriters or their affiliates or entities for which their affiliates act as administrator and/or provide liquidity lines, so a portion of the proceeds that is used to pay warehouse debt may be paid to the underwriters or their respective affiliates.

Computing Your Portion of the Outstanding

Principal Amount of the Notes

The Servicer will provide to you in a monthly report a factor which you can use to compute your portion of the outstanding principal amount of the Notes. See “Pool Factors and Trading Information” in the prospectus.

Description of the Notes

The Trust will issue the Notes under the Indenture. We will file a copy of the Indenture with the SEC after the Trust issues the Notes. We summarize below the material terms of the Notes. This summary is not a complete description of all the provisions of the Notes. This summary supplements the description of the general terms and provisions of the notes of any trust and the related indenture set forth under “Certain Information Regarding the Securities” and “Description of the Indenture” in the prospectus and the description of the Indenture set forth under “Description of the Indenture” in this prospectus supplement. We refer you to those sections.

Note Registration

The Notes will be available for purchase in denominations of $2,000 and integral multiples of $1,000 thereafter. The Notes will initially be issued only in book-entry form. See “Certain Information Regarding the Securities—Book-Entry Registration” in the prospectus for a further discussion of the book-entry registration system.

Payments of Interest

Interest on the principal amounts of the Notes will accrue at the respective per annum interest rates for the various classes of Notes and will be payable on each Distribution Date to the Noteholders of record as of the related Record Date.

The Notes will bear interest at the following Interest Rates:

•	in the case of the Class A-1 Notes, 4.44688% per annum;

•	in the case of the Class A-2 Notes, 4.82% per annum;

•	in the case of the Class A-3 Notes, 4.81% per annum;

•	in the case of the Class A-4 Notes, 4.91% per annum;

•	in the case of the Class B Notes, 5.12% per annum; and

•	in the case of the Class C Notes, 5.37% per annum.

Calculation of Interest.    Interest will accrue and will be calculated on the Notes as follows:

•	Actual/360. Interest on the Class A-1 Notes will accrue from and including the prior Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date) to but excluding the current Distribution Date. The interest payable on the Class A-1 Notes on each Distribution Date will equal the product of:

•	the principal amount of the Class A-1 Notes as of the preceding Distribution Date (or, in the case of the first Distribution Date, as of the Closing Date), after giving effect to all principal payments made with respect to the Class A-1 Notes on that preceding Distribution Date;

•	the Interest Rate applicable to the Class A-1 Notes; and

•	the actual number of days elapsed during the period from and including the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date) to but excluding the current Distribution Date divided by 360.

•	30/360. Interest on the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes will accrue from and including the 15th day of the prior calendar month (or, in the case of the first Distribution Date, from and including the Closing Date) to but excluding the 15th day of the current month (assuming each month has 30 days). The interest payable on the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes, as applicable, on each Distribution Date will equal the product of:

•	the principal amount of that class of Notes as of the preceding Distribution Date (or, in the case of the first Distribution Date, as of the Closing Date), after giving effect to all principal payments made with respect to that class of Notes on that preceding Distribution Date;

•	the Interest Rate applicable to that class of Notes; and

•	30 (or, in the case of the first Distribution Date, assuming a Closing Date of December 14, 2005, 31) divided by 360.

Unpaid Interest Accrues.     Interest accrued as of any Distribution Date but not paid on such Distribution Date will be due on the next Distribution Date, together with interest on such amount at the Interest Rate applicable to that class (to the extent lawful).

Priority of Interest Payments.     The Trust will pay interest on the Notes on each Distribution Date with Available Funds in accordance with the priority set forth under “Application of Available Funds—Priority of Distributions”. Interest payments to holders of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes will have the same priority. If amounts available to make interest payments on a class of Class A Notes are less than the full amount of interest payable on that class of Notes on a Distribution Date, the related Noteholders will receive their ratable share of that amount, based on the aggregate amount of interest due on that date on each class of Class A Notes. Interest payments to the holders of the Class B Notes will be made only after the interest accrued on each class of Class A Notes and the Priority Principal Distributable Amount, if any, have been paid in full. Interest payments to the holders of the Class C Notes will be made only after the interest accrued on each class of Class A Notes and the Class B Notes and the Priority Principal Distributable Amount and the Secondary Principal Distributable Amount, if any, have been paid in full.

An Event of Default will occur if the full amount of interest due on the Notes of the Controlling Class is not paid within five Business Days of the related Distribution Date. The failure to pay interest due on a class of Notes within five Business Days of the related Distribution Date, will not be an Event of Default so long as any Notes with a higher alphabetical designation than that class of Notes remain outstanding. See “Description of the Indenture—Rights Upon Event of Default” in this prospectus supplement.

Payments of Principal

Priority and Amount of Principal Payments.     On each Distribution Date, Noteholders will receive principal in an amount generally equal to the excess, if any, of:

•	the sum of the aggregate unpaid principal amount of the Notes as of the close of business on the preceding Distribution Date (or, in the case of the first Distribution Date, as of the Closing Date), after giving effect to all payments made on that preceding Distribution Date, and the Overcollateralization Target Amount for the current Distribution Date; over

•	the Pool Balance as of the last day of the related Collection Period.

On each Distribution Date, all Available Funds allocated to payments of principal on the Notes as described in “Application of Available Funds—Priority of Distributions” will be aggregated and will be paid out of the Note Payment Account in the following amounts and order of priority:

(1)	to the Class A-1 Notes until they have been paid in full;

(2)	to the Class A-2 Notes until they have been paid in full;

(3)	to the Class A-3 Notes until they have been paid in full;

(4)	to the Class A-4 Notes until they have been paid in full;

(5)	to the Class B Notes until they have been paid in full; and

(6)	to the Class C Notes until they have been paid in full.

In no event will the principal paid in respect of a class of Notes exceed the unpaid principal amount of that class of Notes.

If the Notes are accelerated following the occurrence of an Event of Default, the Trust will pay the funds allocated to the holders of the Notes to pay principal of the Notes, together with amounts that would otherwise be payable to the holders of the Certificates, as described under “—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default”.

Final Scheduled Distribution Dates.    The principal amount of any class of Notes, to the extent not previously paid, will be due on the Final Scheduled Distribution Date for that class. The Final Scheduled Distribution Dates for the Notes are as follows:

•	December 15, 2006 for the Class A-1 Notes;

•	September 15, 2008 for the Class A-2 Notes;

•	March 15, 2010 for the Class A-3 Notes;

•	January 18, 2011 for the Class A-4 Notes;

•	June 15, 2011 for the Class B Notes; and

•	June 15, 2012 for the Class C Notes.

The date on which each class of Notes is paid in full is expected to be earlier than the Final Scheduled Distribution Date for that class and could be significantly earlier depending upon the rate at which the Principal Balances of the Receivables are paid. See “The Receivables—Weighted Average Lives of the Notes” in this prospectus supplement and “Maturity and Prepayment Considerations” in the prospectus for a further discussion of Receivable prepayments.

Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default

Following the occurrence of an Event of Default under the Indenture which has resulted in an acceleration of the Notes, the priority of payments made to the interested parties will change from the normal priority set forth under “Application of Available Funds—Priority of Distributions”. In that instance, payments on the Notes will be made in the following order of priority:

(1)	first, to the Servicer, the Servicing Fee, any overdue Servicing Fees and any Unreimbursed Servicer Advances;

(2)	second, pro rata, to the Class A Noteholders, the Accrued Class Note Interest for the Class A Notes;

(3)(a)	third, if an Event of Default has occurred as a result of the first, second or fifth events set forth under “Description of the Indenture—Events of Default” in the prospectus, in the following order of priority:

•	to the Class A-1 Noteholders until the Class A-1 Notes have been paid in full;

•	to the Class A-2 Noteholders, the Class A-3 Noteholders and the Class A-4 Noteholders, pro rata, until all classes of the Class A Notes have been paid in full;

•	to the Class B Noteholders, the Accrued Class Note Interest for the Class B Notes;

•	to the Class B Noteholders, until the Class B Notes have been paid in full;

•	to the Class C Noteholders, the Accrued Class Note Interest for the Class C Notes; and

•	to the Class C Noteholders, until the Class C Notes have been paid in full;

(3)(b)	third, if an Event of Default has occurred that arises from any event set forth under “Description of the Indenture—Events of Default” in the prospectus, other than those events described in clause 3(a) above, in the following order of priority:

•	to the Class B Noteholders, the Accrued Class Note Interest for the Class B Notes;

•	to the Class C Noteholders, the Accrued Class Note Interest for the Class C Notes;

•	to the Class A-1 Noteholders until the Class A-1 Notes have been paid in full;

•	to the Class A-2 Noteholders, the Class A-3 Noteholders and the Class A-4 Noteholders, pro rata, until all classes of the Class A Notes have been paid in full;

•	to the Class B Noteholders, until the Class B Notes have been paid in full; and

•	to the Class C Noteholders, until the Class C Notes have been paid in full;

(4)	fourth, if a Servicer has replaced CarMax Business Services as Servicer, any unpaid transition expenses due in respect of a transfer of servicing and any Additional Servicing Fees for the related Collection Period will be paid to the successor Servicer;

(5)	fifth, all amounts due to the Indenture Trustee as compensation pursuant to the Indenture not previously paid by the Administrator will be paid to the Indenture Trustee; and

(6)	sixth, any remaining amounts will be paid to the holders of the Certificates.

These general rules for each Distribution Date after the Notes are accelerated following the occurrence of an Event of Default under the Indenture are subject, however, to the exception that if a Distribution Date is a Final Scheduled Distribution Date for one or more classes of Notes, all principal payments will be made on that Distribution Date and on any subsequent Distribution Date first to those classes of Notes with that Final Scheduled Distribution Date, in order of seniority, until those classes of Notes have been paid in full.

Credit Enhancement

Subordination.    On each Distribution Date, interest and principal payments on the Notes will be subordinated as follows:

•	no interest will be paid on the Class B Notes or the Class C Notes until all interest due on the Class A Notes through the related Interest Period, including, to the extent lawful, interest on any overdue interest and the Priority Principal Distributable Amount, if any, have been paid in full;

•	no interest will be paid on the Class C Notes until all interest due on the Class B Notes through the related Interest Period, including, to the extent lawful, interest on any overdue interest and the Secondary Principal Distributable Amount, if any, have been paid in full; and

•	no principal will be paid on the Class B Notes or the Class C Notes until all principal due on the Class A Notes on that Distribution Date has been paid in full and no principal will be paid on the Class C Notes until all principal due on the Class B Notes on that Distribution Date has been paid in full.

The subordination of the Class B Notes and the Class C Notes is intended to decrease the risk of default by the Trust with respect to payments due to the more senior classes of Notes.

Overcollateralization.    Overcollateralization represents the amount by which the Pool Balance exceeds the aggregate principal amount of the Notes. Overcollateralization will be available to absorb losses on the Receivables that are not otherwise covered by excess collections on or in respect of the Receivables, if any. It is expected that the initial amount of overcollateralization will be zero. The application of funds as described in clause (9) of “Application of Available Funds—Priority of Distributions” is designed to create overcollateralization and to increase over time the amount of overcollateralization as of any Distribution Date to the Overcollateralization Target Amount equal to 1.45% of the Pool Balance as of the last day of the related Collection Period, but not less than $2,250,000. This will be effected by paying an amount of principal on the Notes on the first several Distribution Dates after the Closing Date that is greater than the principal of the Receivables paid by obligors during such time. The amount of this payment on the Notes will be funded primarily from interest collections on the Receivables in excess of the interest paid on the Notes and other fees required to be paid by the Trust, but this payment will not be made from funds in the Reserve Account.

Reserve Account.    The Servicer will establish and maintain with the Indenture Trustee the Reserve Account into which certain excess collections on the Receivables will be deposited and from which amounts may be withdrawn to pay the monthly Servicing Fees and any Unreimbursed Servicer Advances to the Servicer and to make required payments on the Notes.

The Seller will deposit the Reserve Account Initial Deposit in the Reserve Account on the Closing Date. On each Distribution Date, the Indenture Trustee will deposit in the Reserve Account, from amounts collected on or in respect of the Receivables during the related Collection Period and not used on that Distribution Date to pay Required Payment Amounts or to fund the Secondary Reserve Account, the amount, if any, by which the Required Reserve Account Amount for that Distribution Date exceeds the amount on deposit in the Reserve Account on that Distribution Date, after giving effect to all required withdrawals from the Reserve Account on that Distribution Date. The amounts on deposit in the Reserve Account will be invested by the Servicer in Permitted Investments. The Reserve Account must be maintained as an Eligible Deposit Account.

On each Determination Date, the Servicer will determine the Reserve Account Draw Amount, if any, for the following Distribution Date. If the Reserve Account Draw Amount for any Distribution Date is greater than zero, the Indenture Trustee will withdraw that amount from the Reserve Account and transfer the amount withdrawn to the Collection Account and apply that amount as described in “Application of Available Funds—Priority of Distributions”. If the amount required to be withdrawn from the Reserve Account to cover shortfalls in available funds on deposit in the Collection Account exceeds the amount on deposit in the Reserve Account, a temporary shortfall in the amounts distributed to the Noteholders could result. In addition, depletion of the Reserve Account ultimately could result in losses on your Notes.

If the amount on deposit in the Reserve Account on any Distribution Date exceeds the Required Reserve Account Amount for that Distribution Date, after giving effect to all required deposits to and withdrawals from the Reserve Account on that Distribution Date, that excess, first, will be applied to fund any deficiency in the Secondary Reserve Account on that Distribution Date, second, will be applied to fund any deficiency in the Regular Principal Distributable Amount on that Distribution Date and, third, will be paid to the Certificateholders. Any amount paid to the Certificateholders will no longer be the property of the Trust. After the payment in full of all accrued and unpaid interest on the Notes and the principal amount of the Notes and the termination of the Trust, any funds remaining on deposit in the Reserve Account will be paid to the Certificateholders.

Secondary Reserve Account.    The Servicer will establish and maintain with the Indenture Trustee the Secondary Reserve Account into which, following the occurrence and during the continuation of a Secondary Reserve Account Funding Event, certain excess collections on the Receivables will be deposited and from which amounts may be withdrawn to make certain required payments on the Notes.

On each Distribution Date on which a Secondary Reserve Account Funding Event has occurred and is continuing, the Indenture Trustee will deposit in the Secondary Reserve Account, from amounts collected on or in respect of the Receivables during the related Collection Period and not used on that Distribution Date to pay Required Payment Amounts, the amount, if any, by which the Required Secondary Reserve Account Amount, if any, for that Distribution Date exceeds the amount on deposit in the Secondary Reserve Account on that Distribution Date, after giving effect to all required withdrawals from the Secondary Reserve Account on that Distribution Date. The amounts on deposit in the Secondary Reserve Account will be invested by the Servicer in Permitted Investments. The Secondary Reserve Account must be maintained as an Eligible Deposit Account.

On each Determination Date, the Servicer will determine the Secondary Reserve Account Draw Amount, if any, for the following Distribution Date. If the Secondary Reserve Account Draw Amount for any Distribution Date is greater than zero, the Indenture Trustee will withdraw that amount from the Secondary Reserve Account and transfer the amount withdrawn to the Collection Account and apply that amount as described in “Application of Secondary Reserve Account Draw Amount”. If the amount required to be withdrawn from the Secondary Reserve Account to cover shortfalls in funds on deposit in the Collection Account exceeds the amount on deposit in the Secondary Reserve Account, a temporary shortfall in the amounts distributed to the Noteholders could result. In addition, depletion of the Secondary Reserve Account at any time when it is required to be funded ultimately could result in losses on your Notes.

If the amount on deposit in the Secondary Reserve Account on any Distribution Date exceeds the Required Secondary Reserve Account Amount, if any, for that Distribution Date, after giving effect to all required deposits to and withdrawals from the Secondary Reserve Account on that Distribution Date, that excess, first, will be applied to fund any deficiency in the Reserve Account on that Distribution Date, second, will be applied to fund any deficiency in the Regular Principal Distributable Amount on that Distribution Date and, third, will be paid to the Certificateholders. Any amount paid to the Certificateholders will no longer be the property of the Trust. After the payment in full of all accrued and unpaid interest on the Notes and the principal amount of the Notes and the termination of the Trust, any funds remaining on deposit in the Secondary Reserve Account will be paid to the Certificateholders.

Certificates.    The Certificates will represent undivided interests in the Trust and will be issued pursuant to the Trust Agreement. The Certificates are not being offered hereby, and the Certificates, representing 100% of the equity in the Trust, will initially be held by the Seller. The Certificates will not bear interest. The rights of the Certificateholders to receive distributions will be subordinated to the rights of the Noteholders to receive all amounts payable to them as distributions as described under “Application of Available Funds—Priority of Distributions”.

Optional Prepayment

In order to avoid excessive administrative expense, the Servicer will be permitted, at its option, to purchase all remaining Receivables from the Trust on any Distribution Date if the Pool Balance as of the close of business on the last day of the related Collection Period was 10% or less of the initial Pool Balance. The exercise of this right will effect the early retirement of the Notes. See “Description of the Receivables Transfer and Servicing Agreements—Optional Purchase of Receivables” in this prospectus supplement for a further discussion of this option.

Controlling Class

So long as any Class A Notes are outstanding, the Class A Notes will be the Controlling Class. As a result, holders of the Class A Notes generally will vote together as a single class under the Indenture. Upon payment in full of the Class A Notes, the Class B Notes will be the Controlling Class and upon payment in full of the Class B Notes, the Class C Notes will be the Controlling Class.

The Indenture Trustee

Wells Fargo Bank, National Association will act as Indenture Trustee under the Indenture. The principal corporate trust office of the Indenture Trustee is located at Sixth and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Asset Backed Securities Department. The Indenture Trustee will have various rights and duties with respect to the Notes. See “Description of the Indenture” in this prospectus supplement and “Description of the Indenture” in the prospectus for a further discussion of the rights and duties of the Indenture Trustee. CarMax Business Services, the Seller and their respective affiliates may maintain normal commercial banking relations with the Indenture Trustee and its affiliates.

Application of Available Funds

Sources of Available Funds

The funds available to the Trust to make payments on the Notes on each Distribution Date will come from the following sources:

•	collections received on or with respect to the Receivables during the related Collection Period;

•	net recoveries received during the related Collection Period on Receivables that were charged off as losses in prior months;

•	Simple Interest Advances made by the Servicer for the related Collection Period;

•	investment earnings on funds on deposit in the Collection Account in respect of the related Collection Period;

•	proceeds of repurchases of Receivables by the Seller or purchases of Receivables by the Servicer because of certain breaches of representations or covenants; and

•	funds, if any, withdrawn from the Reserve Account for that Distribution Date.

In addition, funds, if any, withdrawn from the Secondary Reserve Account for that Distribution Date will be applied as described under “Application of Secondary Reserve Account Draw Amount”.

Priority of Distributions

On each Distribution Date, the Trust will apply the Available Funds for that Distribution Date in the following amounts and order of priority:

(1)	to the Servicer, the Servicing Fee for the related Collection Period plus any overdue Servicing Fees for any prior Collection Period and any Unreimbursed Servicer Advances for the related Collection Period;

(2)	to the Note Payment Account for the benefit of the holders of the Class A Notes, the Interest Distributable Amount for each class of Class A Notes for that Distribution Date;

(3)	to the Note Payment Account for the benefit of the holders of the Notes for distribution as a payment of principal and in the priority set forth under “Description of the Notes—Payments of Principal”, the Priority Principal Distributable Amount for that Distribution Date, if any;

(4)	to the Note Payment Account for the benefit of the holders of the Class B Notes, the Interest Distributable Amount for the Class B Notes for that Distribution Date;

(5)	to the Note Payment Account for the benefit of the holders of the Notes for distribution as a payment of principal and in the priority set forth under “Description of the Notes—Payments of Principal”, the Secondary Principal Distributable Amount for that Distribution Date, if any;

(6)	to the Note Payment Account for the benefit of the holders of the Class C Notes, the Interest Distributable Amount for the Class C Notes for that Distribution Date;

(7)	to the Secondary Reserve Account, the excess, if any, of the Required Secondary Reserve Account Amount, if any, for that Distribution Date over the amount then on deposit in the Secondary Reserve Account, after giving effect to all required withdrawals from the Secondary Reserve Account on that Distribution Date;

(8)	to the Reserve Account, the excess, if any, of the Required Reserve Account Amount for that Distribution Date over the amount then on deposit in the Reserve Account, after giving effect to all required withdrawals from the Reserve Account on that Distribution Date;

(9)	to the Note Payment Account for the benefit of the holders of the Notes for distribution as a payment of principal and in the priority set forth under “Description of the Notes—Payments of Principal”, the Regular Principal Distributable Amount for that Distribution Date, if any;

(10)	to the successor Servicer, if any, any unpaid transition expenses due in respect of a transfer of servicing and any Additional Servicing Fees for the related Collection Period; and

(11)	unless the Notes have been accelerated following the occurrence of an Event of Default, to the Certificateholders, any amounts remaining after the above distributions.

In addition, if the aggregate amount on deposit in the Collection Account, the Reserve Account and the Secondary Reserve Account on any Distribution Date equals or exceeds the aggregate principal amount of the Notes, accrued and unpaid interest thereon and all amounts due to the Servicer, all such amounts will be applied up to the amount necessary to retire the Notes and pay such amounts due.

Application of Secondary Reserve Account Draw Amount

On each Distribution Date, after application of the Available Funds for that Distribution Date, the Trust will apply the Secondary Reserve Account Draw Amount, if any, for that Distribution Date in the following amounts and order of priority:

(1)	to the Note Payment Account for the benefit of the holders of the Class A Notes, the portion, if any, of the Interest Distributable Amount for any class of Class A Notes for that Distribution Date not paid in full through the application of the Available Funds for that Distribution Date;

(2)	if that Distribution Date is on or after the Final Scheduled Distribution Date for any class of Class A Notes, to the Note Payment Account for the benefit of the holders of that class of Class A Notes, the amount necessary to reduce the outstanding amount of that class of Class A Notes to zero;

(3)	to the Note Payment Account for the benefit of the holders of the Class B Notes, the portion, if any, of the Interest Distributable Amount for the Class B Notes for that Distribution Date not paid in full through the application of the Available Funds for that Distribution Date;

(4)	if that Distribution Date is on or after the Final Scheduled Distribution Date for the Class B Notes, to the Note Payment Account for the benefit of the holders of the Class B Notes, the amount necessary to reduce the outstanding amount of the Class B Notes to zero;

(5)	to the Note Payment Account for the benefit of the holders of the Class C Notes, the portion, if any, of the Interest Distributable Amount for the Class C Notes for that Distribution Date not paid in full through the application of the Available Funds for that Distribution Date; and

(6)	if that Distribution Date is on or after the Final Scheduled Distribution Date for the Class C Notes, to the Note Payment Account for the benefit of the holders of the Class C Notes, the amount necessary to reduce the outstanding amount of the Class C Notes to zero.

Description of the Receivables Transfer and Servicing Agreements

We summarize below some of the important terms of the Sale and Servicing Agreement. We will file a copy of the Sale and Servicing Agreement with the SEC after the Trust issues the Notes. This summary is not a complete description of all of the provisions of the Sale and Servicing Agreement. We refer you to that document. This summary supplements the description of the Sale and Servicing Agreement set forth under “Description of the Receivables Transfer and Servicing Agreements” in the prospectus.

Servicing the Receivables

The Servicer may, in its sole discretion but consistent with its normal practices and procedures, extend the payment schedule applicable to any Receivable for credit-related reasons; provided, however, that if the extension of a payment schedule causes a Receivable to remain outstanding after the Collection Period preceding the Final Scheduled Distribution Date for the Class C Notes, the Servicer will agree under the Sale and Servicing Agreement to purchase that Receivable for an amount equal to the Purchase Amount as of the last day of the Collection Period which includes the 30th day after the date of discovery by or notice to the Servicer of such extension. The purchase obligation of the Servicer under the Sale and Servicing Agreement will constitute the sole remedy available to the Trust, the Noteholders, the Indenture Trustee, the Certificateholders or the Owner Trustee for any extension of a payment schedule that causes a Receivable to remain outstanding after the Collection Period preceding the Final Scheduled Distribution Date for the Class C Notes.

Accounts

In addition to the accounts referred to under “Description of the Receivables Transfer and Servicing Agreements—Accounts” in the prospectus, the Servicer will establish:

•	the Note Payment Account for the benefit of the Noteholders;

•	the Reserve Account for the benefit of the Noteholders and the Certificateholders; and

•	the Secondary Reserve Account for the benefit of the Noteholders and the Certificateholders.

Advances

The Servicer, at its option, may make Simple Interest Advances on the Business Day preceding each Distribution Date to the extent that the Servicer determines that such advances will be recoverable. The Servicer will recover Simple Interest Advances from subsequent payments by or on behalf of the respective obligor or, upon the Servicer’s determination that such advance is an Unreimbursed Servicer Advance, from any Available Collections as described in clause (1) under “Application of Available Funds—Priority of Distributions”.

Servicing Compensation and Expenses

The Servicer will be entitled to receive the Servicing Fee on each Distribution Date. The Servicing Fee, together with any portion of the Servicing Fee that remains unpaid from the prior Distribution Date, will be payable on each Distribution Date. The Servicing Fee will be paid only to the extent of the funds deposited into the Collection Account with respect to the Collection Period relating to such Distribution Date, plus funds, if any, deposited into the Collection Account from the Reserve Account. See “Description of the Receivables Transfer and Servicing Agreements—Servicing Compensation and Expenses” in the prospectus.

Optional Purchase of Receivables

In order to avoid excessive administrative expense, the Servicer will be permitted, at its option, to purchase all remaining Receivables from the Trust on any Distribution Date if the Pool Balance as of the close of business on the last day of the related Collection Period was 10% or less of the initial Pool Balance. The price to be paid by the Servicer in connection with the exercise of this option will equal the Purchase Amount of all Receivables; provided, however, that the purchase price paid by the Servicer for the remaining Receivables, together with amounts on deposit in the Reserve Account, the Secondary Reserve Account and the Collection Account, must equal or exceed the Note Balance as of the purchase date, plus accrued but unpaid interest on each class of Notes at the related Interest Rate through the related Interest Period, plus all amounts due to the Servicer in respect of its servicing compensation and Unreimbursed Servicer Advances. The Servicer will notify the Owner Trustee, the Indenture Trustee, the Seller and the Rating Agencies of the Servicer’s intent to exercise its Optional Purchase Right no later than 10 days prior to the related Distribution Date. The exercise of the Optional Purchase Right will effect the early retirement of the Notes. See “Description of the Receivables Transfer and Servicing Agreements—Termination” in the prospectus for a further discussion of the circumstances under which the Servicer may exercise this option.

Deposits to the Collection Account

As of the Closing Date, the Servicer will deposit all amounts received on or in respect of the Receivables into the Collection Account within two Business Days after such receipt. See “Description of the Receivables Transfer and Servicing Agreements—Collections” in the prospectus for a discussion of the circumstances under which the Servicer will not be required to deposit such amounts into the Collection Account until the Business Day preceding the Distribution Date following the Collection Period during which such amounts were received.

On or before each Distribution Date, the Servicer will notify the Indenture Trustee to withdraw the Reserve Account Draw Amount, if any, from the Reserve Account and the Secondary Reserve Account Draw Amount, if any, from the Secondary Reserve Account and to deposit these amounts into the Collection Account.

Servicer Will Provide Information to Indenture Trustee

On or before each Determination Date, the Servicer will provide the Indenture Trustee with the information specified in the Sale and Servicing Agreement with respect to the related Distribution Date or the related Collection Period, including:

•	the aggregate amount of collections on the Receivables;

•	the aggregate amount of Defaulted Receivables;

•	the aggregate Purchase Amount of Receivables to be repurchased by the Seller or to be purchased by the Servicer;

•	the Reserve Account Draw Amount, if any, and the Secondary Reserve Account Draw Amount, if any;

•	the Reserve Account Amount and the Secondary Reserve Account Amount;

•	the aggregate amount to be distributed as principal and interest on the Notes;

•	the Priority Principal Distributable Amount, the Secondary Principal Distributable Amount, the Regular Principal Distributable Amount and the Interest Distributable Amount for each class of Class A Notes, the Class B Notes and the Class C Notes;

•	the Overcollateralization Target Amount for the related Distribution Date and the amount by which the Pool Balance as of the last day of the related Collection Period will exceed the Note Balance after giving effect to all payments to be made on such Distribution Date;

•	the Unreimbursed Servicer Advances, if any; and

•	the Servicing Fee.

Description of the Indenture

We summarize below some of the important terms of the Indenture. We will file a copy of the Indenture with the SEC after the Trust issues the Notes. This summary is not a complete description of all of the provisions of the Indenture. We refer you to that document. This summary supplements the description of the Indenture set forth under “Description of the Indenture” in the prospectus.

Rights Upon Event of Default

If the property of the Trust is sold following an Event of Default as described under “Description of the Indenture—Rights Upon Event of Default” in the prospectus, the Indenture Trustee will apply or cause to be applied the proceeds of that sale first to pay all amounts due to the Indenture Trustee as compensation under the Indenture and then as Available Funds as described under “Description of the Notes—Priority of Payments Will Change If the Notes Are Accelerated Following an Event of Default”.

Replacement of Indenture Trustee

Pursuant to the Trust Indenture Act of 1939, as amended, the Indenture Trustee may be deemed to have a conflict of interest and be required to resign as trustee for the Class A Notes, the Class B Notes or the Class C Notes if a default occurs under the Indenture. In these circumstances, the Indenture will provide for a successor trustee to be appointed for one or each of the Class A Notes, the Class B Notes or the Class C Notes, in order that there be separate trustees for each of the Class A Notes, the Class B Notes and the Class C Notes. Any resignation of the original Indenture Trustee with respect to any class of Notes will become effective only upon the appointment of a successor trustee for such class of Notes and such successor’s acceptance of such appointment.

Any successor Indenture Trustee must at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act of 1939, as amended, and must have a combined capital and surplus of at least $50,000,000 and a long-term debt rating of investment grade by each Rating Agency or must otherwise be acceptable to each Rating Agency. See “Description of the Indenture—Replacement of Indenture Trustee” in the prospectus for more information.

Satisfaction and Discharge of Indenture

The Indenture will be discharged with respect to the collateral securing the Notes:

•	upon delivery to the Indenture Trustee for cancellation of all the Notes or, if all Notes not delivered to the Indenture Trustee for cancellation have become due and payable, upon the irrevocable deposit with the Indenture Trustee of funds sufficient for the payment in full of the principal amount of and all accrued but unpaid interest on the Notes;

•	upon payment by the Trust of all amounts due under the Indenture and the other transaction documents;

•	upon delivery to the Indenture Trustee of an officer’s certificate and an opinion of counsel, which may be internal counsel to CarMax Business Services or the Servicer, stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied; and

•	upon delivery to the Indenture Trustee of an opinion of counsel to the effect that the satisfaction and discharge of the Indenture will not cause any Noteholder to be treated as having sold or exchanged its Notes for purposes of Section 1001 of the Internal Revenue Code.

The Trust Agreement

On September 30, 2005, the Seller formed the Trust pursuant to the Trust Agreement. The Trust will, concurrently with the transfer of the Receivables to the Trust pursuant to the Sale and Servicing Agreement, issue the Certificates pursuant to the Trust Agreement.

The Administration Agreement

Pursuant to the Administration Agreement, CarMax Business Services, as Administrator, will provide notices and perform other obligations of the Trust under the Indenture, the Sale and Servicing Agreement and the Trust Agreement. The Administrator will be entitled to a monthly administrative fee as compensation for the performance of its obligations under the Administration Agreement, which fee will be paid by the Servicer.

Material Federal Income Tax Consequences

In the opinion of McGuireWoods LLP, counsel for the Seller and federal tax counsel for the Trust, for United States federal income tax purposes, the Notes will be characterized as debt and the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation. See “Material Federal Income Tax Consequences” in the prospectus.

ERISA Considerations

The Notes may, in general, be purchased by, on behalf of or with “plan assets” of Plans. Although we cannot assure you in this regard, the Notes should be treated as “debt” and not as “equity interests” for purposes of the Plan Assets Regulation because the Notes:

•	are expected to be treated as indebtedness under local law and will, in the opinion of federal tax counsel for the Trust, be treated as debt, rather than equity, for federal income tax purposes (see “Material Federal Income Tax Consequences” in the prospectus); and

•	should not be deemed to have any “substantial equity features”.

See “ERISA Considerations” in the prospectus.

However, the acquisition and holding of Notes of any class by or on behalf of a Plan could be considered to give rise to a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code if the Trust, the Owner Trustee, the Indenture Trustee, a holder of 50% or more of the Certificates or any of their respective affiliates is or becomes a “party in interest” or a “disqualified person” (as defined in ERISA and the Internal Revenue Code, respectively) with respect to such Plan.

Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the purchase or holding of securities—for example, PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”; PTCE 95-60, which exempts certain transactions by insurance company general accounts; PTCE 91-38, which exempts certain transactions by bank collective investment funds; PTCE 90-1, which exempts certain transactions by insurance company pooled separate accounts; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; or PTCE 2000-58, as subsequently amended by PTCE 2002-41, which exempts certain transactions involving issuers of asset backed securities which are either debt or equity investments. Each investor in a Note, by its acceptance of the Note or a beneficial interest therein, will be deemed to represent either that it is not a Plan, and is not investing on behalf of or with plan assets of a Plan, or that its acquisition and holding of the Note satisfy the requirements for exemptive relief under one of the foregoing exemptions.

Because the Trust, the Seller, the Servicer, the Owner Trustee, the Indenture Trustee, the underwriters or any of their respective affiliates may receive certain benefits in connection with the sale of the Notes, the purchase of Notes using plan assets over which any of such parties has investment authority may be deemed to be a violation of the prohibited transaction rules of ERISA or Section 4975 of the Internal Revenue Code for which no exemption may be available. Accordingly, any investor considering a purchase of Notes using plan assets should consult with its counsel if the Trust, the Seller, the Servicer, the Owner Trustee, the Indenture Trustee, any underwriter or any of their respective affiliates has investment authority or administrative discretion or provides advice for a direct or indirect fee with respect to such assets or is an employer maintaining or contributing to the Plan. The sale of Notes to a Plan is in no respect a representation by the Trust, the Seller, the Servicer, the Owner Trustee, the Indenture Trustee, any underwriter of the Notes or any of their respective affiliates that this investment meets all relevant legal requirements with respect to investments made by Plans generally or any particular Plan or that this investment is appropriate for Plans generally or any particular Plan. For additional information regarding treatment of the Notes under ERISA, see “ERISA Considerations” in the prospectus.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, the Seller has agreed to cause the Trust to sell to each of the underwriters named below, for whom Wachovia Capital Markets, LLC is acting as representative, and each of the underwriters has severally agreed to purchase, the initial principal amount of Notes set forth opposite its name below:

Underwriters	Principal Amount of Class A-1 Notes	Principal Amount of Class A-2 Notes	Principal Amount of Class A-3 Notes	Principal Amount of Class A-4 Notes
Wachovia Capital Markets, LLC	$30,600,000	$57,800,000	$59,500,000	$32,831,250
Banc of America Securities LLC	30,600,000	57,800,000	59,500,000	32,831,250
Credit Suisse First Boston LLC	5,400,000	10,200,000	10,500,000	5,793,750
J.P. Morgan Securities Inc.	5,400,000	10,200,000	10,500,000	5,793,750

Total	$72,000,000	$136,000,000	$140,000,000	$77,250,000

Underwriters	Principal Amount of Class B Notes	Principal Amount of Class C Notes
Wachovia Capital Markets, LLC	$7,312,500	$5,062,500
Banc of America Securities LLC	7,312,500	5,062,500

Total	$14,625,000	$10,125,000

The Seller has been advised by the underwriters that they propose initially to offer the Notes to the public at the applicable prices set forth on the cover page of this prospectus supplement. After the initial public offering of the Notes, the public offering prices may change.

The underwriting discounts and commissions are set forth on the cover page of this prospectus supplement. After the initial public offering of the Notes, these discounts and commissions may change. The selling concessions that the underwriters may allow to certain dealers and the discounts that such dealers may reallow to certain other dealers, expressed as a percentage of the principal amount of each class of Notes shall be as follows:

	Selling Concessions not to exceed	Reallowance not to exceed
Class A-1 Notes	0.0870%	0.0435%
Class A-2 Notes	0.1200%	0.0600%
Class A-3 Notes	0.1320%	0.0660%
Class A-4 Notes	0.1440%	0.0720%
Class B Notes	0.2100%	0.1050%
Class C Notes	0.3000%	0.1500%

The Notes are new issues of notes and there currently is no secondary market for the Notes. The underwriters for the Notes expect to make a secondary market for the related Notes, but will not be obligated to do so. We cannot assure you that a secondary market for the Notes will develop. If a secondary market for the Notes does develop, it might end at any time or it might not be sufficiently liquid to enable you to resell any of your Notes.

The Indenture Trustee may, from time to time, invest the funds in the Collection Account, the Reserve Account and the Secondary Reserve Account in investments acquired from or issued by the underwriters or their affiliates.

In the ordinary course of business, the underwriters and their affiliates have engaged and may engage in investment banking and commercial banking transactions with CarMax Business Services and the Seller and their affiliates.

CarMax Business Services and the Seller have agreed jointly and severally to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

The closing of the sale of each class of Notes is conditioned on the closing of the sale of each other class of Notes.

Upon receipt of a request by an investor who has received an electronic prospectus from an underwriter or a request by such investor’s representative within the period during which there is an obligation to deliver a prospectus, the Seller or the underwriter will promptly deliver, without charge, a paper copy of this prospectus supplement and the prospectus.

European Economic Area

In relation to each Relevant Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed, and each further underwriter or dealer will be required to represent and agree, that with effect from and including the Relevant Implementation Date, which is the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

•	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by the Trust of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

United Kingdom

Each underwriter has severally represented to and agreed with the Seller that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Trust; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Ireland

Each underwriter has severally represented to and agreed with the Seller that: (i) in respect of a local offer (within the meaning of Section 38(l) of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) of Notes in Ireland, it has complied and will comply with Section 49 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland; and (ii) at all times:

•	it has complied and will comply with all applicable provisions of the Investment Intermediaries Acts, 1995 to 2000 of Ireland (as amended) with respect to anything done by it in relation to the Notes or operating in, or otherwise involving, Ireland and, in the case of an underwriter acting under and within the terms of an authorization to do so for the purposes of European Union Council Directive 93/22/EEC of 10 May 1993 (as amended or extended), it has complied with any codes of conduct made under the Investment Intermediaries Acts, 1995 to 2000 of Ireland (as amended) and, in the case of an underwriter acting within the terms of an authorization granted to it for the purposes of European Union Council Directive 2000/12/EC of 20 March 2000 (as amended or extended), it has complied with any codes of conduct or practice made under Section 117(l) of the Central Bank Act, 1989 of Ireland (as amended); and

•	it has only issued or passed on, and it will only issue or pass on, in Ireland or elsewhere, any document received by it in connection with the issue of the Notes to persons who are persons to whom the document may otherwise lawfully be issued or passed on.

Legal Opinions

Certain legal matters relating to the Notes, including certain federal income tax matters, will be passed upon for CarMax Business Services, the Servicer and the Seller by McGuireWoods LLP, Richmond, Virginia. Certain legal matters relating to the underwriters will be passed upon by Sidley Austin Brown & Wood LLP, San Francisco, California.

Glossary of Terms

Additional defined terms used in this prospectus supplement are defined under “Glossary of Terms” in the prospectus.

“ABS” means the Absolute Prepayment Model which we use to measure prepayments on receivables and we describe under “The Receivables—Weighted Average Lives of the Notes”.

“ABS Table” means the tables captioned “Percent of Initial Note Principal Amount at Various ABS Percentages”.

“Accrued Class Note Interest” means, with respect to any Distribution Date and a class of Notes, the sum of:

•	the aggregate amount of interest due and accrued for the related Interest Period on that class of Notes at the related Interest Rate on the principal amount of that class of Notes as of the preceding Distribution Date (or, in the case of the first Distribution Date, as of the Closing Date), after giving effect to all payments of principal made with respect to that class of Notes on that preceding Distribution Date; and

•	the excess, if any, of the amount of interest due and payable to the holders of that class of Notes on prior Distribution Dates over the amounts actually paid to the holders of that class of Notes on those prior Distribution Dates, plus interest on any such shortfall at the related Interest Rate (to the extent permitted by applicable law).

“Additional Servicing Fee” means, with respect to any Collection Period, the excess of the servicing fee of any successor Servicer for such Collection Period over the Servicing Fee for such Collection Period.

“Administration Agreement” means the Administration Agreement, dated as of December 1, 2005, among the Administrator, the Trust and the Indenture Trustee, as amended or supplemented.

“Administrator” means CarMax Business Services, as administrator under the Administration Agreement, and its successors in such capacity.

“Available Collections” means, for any Distribution Date, the sum of the following amounts with respect to the related Collection Period (subject to the exclusions set forth below such amounts):

•	all obligor payments received with respect to the Receivables during the Collection Period;

•	all Liquidation Proceeds received with respect to the Receivables during the Collection Period;

•	all Simple Interest Advances made by the Servicer;

•	all interest earned on funds on deposit in the Collection Account during the Collection Period;

•	the Purchase Amount of each Receivable that became a Purchased Receivable during the Collection Period; and

•	all prepayments received with respect to the Receivables during the Collection Period attributable to any refunded item included in the amount financed of a Receivable, including amounts received as a result of rebates of extended warranty contract costs and insurance premiums and proceeds received under physical damage, theft, credit life and credit disability insurance policies;

provided, however, that Available Collections for any Distribution Date will exclude all payments and proceeds (including Liquidation Proceeds) received with respect to any Purchased Receivable the Purchase Amount of which has been included in Available Collections for a prior Collection Period and payments received on any Receivable to the extent that the Servicer has previously made an unreimbursed advance with respect to such Receivable and is entitled to reimbursement from such payments.

“Available Funds” means, for any Distribution Date, the sum of Available Collections and the Reserve Account Draw Amount.

“Certificate Payment Account” means the account established and maintained by the Servicer in the name of the Owner Trustee pursuant to the Sale and Servicing Agreement for the benefit of the Certificateholders.

“Certificateholders” means holders of record of the Certificates.

“Certificates” means the CarMax Auto Owner Trust 2005-3 certificates.

“Class A Notes” means the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes.

“Class A-1 Notes” means the $72,000,000 aggregate principal amount of the Trust’s Class A-1 4.44688% Asset Backed Notes.

“Class A-2 Notes” means the $136,000,000 aggregate principal amount of the Trust’s Class A-2 4.82% Asset Backed Notes.

“Class A-3 Notes” means the $140,000,000 aggregate principal amount of the Trust’s Class A-3 4.81% Asset Backed Notes.

“Class A-4 Notes” means the $77,250,000 aggregate principal amount of the Trust’s Class A-4 4.91% Asset Backed Notes.

“Class B Notes” means the $14,625,000 aggregate principal amount of the Trust’s Class B 5.12% Asset Backed Notes.

“Class C Notes” means the $10,125,000 aggregate principal amount of the Trust’s Class C 5.37% Asset Backed Notes.

“Closing Date” means the date on which the Notes are initially issued, which is expected to be December 14, 2005.

“Collection Account” means the account established and maintained by the Servicer in the name of the Indenture Trustee pursuant to the Sale and Servicing Agreement for the benefit of the Noteholders into which the Servicer is required to deposit collections on the Receivables and other amounts.

“Collection Period” means, with respect to any Distribution Date, the calendar month preceding the calendar month in which such Distribution Date occurs, except that the first Collection Period will be the period from but excluding the Cutoff Date to and including December 31, 2005.

“Consolidated Tangible Net Worth” means, as of any date, all amounts which, in conformity with generally accepted accounting principles, would be included under stockholder’s equity on the consolidated balance sheet of CarMax, Inc. as of such date; provided, however, that, in any event, such amounts shall be net of amounts carried on the consolidated financial statements of CarMax, Inc. for any write-up in the book value of any assets of CarMax, Inc. resulting from a revaluation thereof subsequent to February 29, 2004, treasury stock, intangible assets and indebtedness owing from officers, employees, shareholders or affiliates of CarMax, Inc. (but only if the aggregate amount of such indebtedness exceeds $1,000,000).

“Contract Rate” means the per annum interest borne by a Receivable.

“Controlling Class” means the Class A Notes as long as any Class A Notes are outstanding, thereafter the Class B Notes as long as any Class B Notes are outstanding and thereafter the Class C Notes.

“Cutoff Date” means the close of business on November 30, 2005.

“Delaware Trustee” means The Bank of New York (Delaware), a Delaware banking corporation, acting not in its individual capacity but solely as Delaware trustee under the Trust Agreement, and its successors in such capacity.

“Determination Date” means the sixth day preceding each Distribution Date or, if the sixth day is not a Business Day, the following Business Day.

“Distribution Date” means the date on which the Trust will pay interest and principal on the Notes, which will be the 15th day of each month or, if any such day is not a Business Day, the next Business Day, commencing January 17, 2006.

“European Economic Area” means the European Union member states (currently Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, The Netherlands and the United Kingdom), together with Iceland, Liechtenstein and Norway.

“Event of Default” means an event of default under the Indenture, as described under “Description of the Indenture—Events of Default” in the prospectus.

“Event of Servicing Termination” means an event of servicing termination under the Sale and Servicing Agreement, as described under “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination”.

“Final Scheduled Distribution Date” means, for each class of Notes, the related date set forth in “Description of the Notes—Payments of Principal—Final Scheduled Distribution Dates” or, if any such date is not a Business Day, the next succeeding Business Day.

“Financed Vehicles” means the new or used motor vehicles financed by the Receivables.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of CarMax, which period is the 12-month period ending on the last day in February in each year.

“Indenture” means the Indenture, dated as of December 1, 2005, between the Trust and the Indenture Trustee, as amended or supplemented.

“Indenture Trustee” means Wells Fargo Bank, National Association, a national banking association, acting not in its individual capacity but solely as indenture trustee under the Indenture, and its successors in such capacity.

“Interest Carryover Shortfall Amount” means, with respect to any Distribution Date and a class of Notes, the excess, if any, of the Interest Distributable Amount for that class of Notes on the immediately preceding Distribution Date over the amount in respect of interest that is actually deposited in the Note Payment Account with respect to that class of Notes on that preceding Distribution Date, plus, to the extent permitted by applicable law, interest on the amount of interest due but not paid to holders of that class of Notes on that preceding Distribution Date at the applicable Interest Rate.

“Interest Distributable Amount” means, with respect to any Distribution Date and a class of Notes, the sum of the Monthly Interest Distributable Amount and the Interest Carryover Shortfall Amount for that class of Notes for that Distribution Date.

“Interest Period” means:

•	with respect to any Distribution Date and the Class A-1 Notes, the period from, and including, the prior Distribution Date (or from, and including, the Closing Date with respect to the first Distribution Date) to, but excluding, the current Distribution Date; and

•	with respect to any Distribution Date and the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes, the period from, and including the 15th day of the month of the prior Distribution Date (or from, and including, the Closing Date with respect to the first Distribution Date) to, but excluding, the 15th day of the month of the current Distribution Date.

“Interest Rate” means, with respect to any class of Notes, the interest rate for that class set forth under “Description of the Notes—Payments of Interest”.

“Liquidation Proceeds” means all amounts received by the Servicer, from whatever source, with respect to any Defaulted Receivable, net of the sum of expenses incurred by the Servicer in connection with collection of such Receivable and the repossession and disposition of the related Financed Vehicle (to the extent not previously reimbursed to the Servicer) plus any payments required by law to be remitted to the obligor.

“Monthly Interest Distributable Amount” means, with respect to any Distribution Date and any class of Notes, the interest due on that class of Notes for the related Interest Period calculated based on the principal amount of that class of Notes on the preceding Distribution Date, after giving effect to all payments of principal to holders of that class of Notes on or prior to that Distribution Date, or, in the case of the first Distribution Date, on the original principal amount of that class of Notes.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-United States Person” means a person other than a United States Person.

“Note Payment Account” means the account established and maintained by the Servicer in the name of the Indenture Trustee pursuant to the Sale and Servicing Agreement for the benefit of the Noteholders.

“Noteholders” means holders of record of the Notes.

“Notes” means the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes.

“Optional Purchase Right” means the Servicer’s right to purchase all outstanding Receivables from the Trust on any Distribution Date following the last day of a Collection Period as of which the Pool Balance is equal to or less than 10% of the initial Pool Balance.

“Overcollateralization Target Amount” means, with respect to any Distribution Date, 1.45% of the Pool Balance as of the last day of the related Collection Period, but not less than $2,250,000.

“Owner Trustee” means The Bank of New York, a New York banking corporation, acting not in its individual capacity but solely as owner trustee under the Trust Agreement, and its successors in such capacity.

“Paying Agent” means the Indenture Trustee or any other person eligible under the Indenture.

“Pool Balance” means, as of any date, the aggregate Principal Balance of the Receivables as of that date.

“Principal Balance” means, with respect to any Receivable as of any date, the amount financed under such Receivable minus the sum of:

•	that portion of all scheduled payments actually received on or prior to such date allocable to principal using the simple interest method (to the extent collected); plus

•	any rebates of extended warranty contract costs or physical damage, theft, credit life or credit disability insurance premiums included in the amount financed; plus

•	any full or partial prepayment applied to reduce the unpaid principal balance of such Receivable;

provided, however, that the Principal Balance of a Defaulted Receivable will be zero as of the last day of the Collection Period during which it became a Defaulted Receivable and the Principal Balance of a Purchased Receivable will be zero as of the last day of the Collection Period during which it became a Purchased Receivable.

“Priority Principal Distributable Amount” means, with respect to any Distribution Date, the excess, if any, of the principal amount of the Class A Notes on that Distribution Date (before giving effect to any payments made to holders of the Notes on that Distribution Date) over the Pool Balance as of the last day of the related Collection Period; provided, however, that, on and after the Final Scheduled Distribution Date for any class of Class A Notes, the Priority Principal Distributable Amount will not be less than the amount that is necessary to reduce the outstanding amount of that class of Class A Notes to zero.

“Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

“Purchase Amount” means the price at which the Seller or the Servicer must purchase a Receivable, which price equals the Principal Balance plus interest accrued thereon at the Contract Rate specified in the Receivable to but excluding the Distribution Date on which such repurchase occurs.

“Purchased Receivable” means a Receivable repurchased from the Trust by the Seller or the Servicer because of a breach of a representation, warranty or servicing covenant under the Sale and Servicing Agreement.

“Rating Agency” means Moody’s and Standard & Poor’s.

“Receivables” means the motor vehicle retail installment sale contracts transferred by the Seller to the Trust.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated as of December 1, 2005, between CarMax Business Services and the Seller, as amended or supplemented.

“Record Date” means, with respect to any Distribution Date, the Business Day preceding that Distribution Date or, if the related Notes are issued as definitive securities, the last Business Day of the preceding month.

“Regular Principal Distributable Amount” means, with respect to any Distribution Date, an amount equal to the lesser of (i) the aggregate principal amount of the Notes on that Distribution Date (before giving effect to any payments made to holders of the Notes on that Distribution Date) and (ii) an amount equal to:

•	the excess, if any, of the sum of the aggregate principal amount of the Notes on that Distribution Date (before giving effect to any payments made to holders of the Notes on that Distribution Date) and the Overcollateralization Target Amount over the Pool Balance as of the last day of the related Collection Period; minus

•	the sum of the Priority Principal Distributable Amount and the Secondary Principal Distributable Amount, if any, in each case for that Distribution Date;

provided, however, that, on and after the Final Scheduled Distribution Date for the Class C Notes, the Regular Principal Distributable Amount will not be less than the amount that is necessary to reduce the outstanding amount of the Class C Notes to zero.

“Related Fiscal Quarter” means:

•	for any Distribution Date occurring in August, September or October, the Fiscal Quarter ending on the last day of the preceding May;

•	for any Distribution Date occurring in November, December or January, the Fiscal Quarter ending on the last day of the preceding August;

•	for any Distribution Date occurring in February, March, April or May, the Fiscal Quarter ending on the last day of the preceding November; and

•	for any Distribution Date occurring in June or July, the Fiscal Quarter ending on the last day of the preceding February.

“Relevant Member State” means each member state of the European Economic Area.

“Required Payment Amount” means, for any Distribution Date, the aggregate amount to be applied on that Distribution Date in accordance with clauses (1) through (6) under “Application of Available Funds—Priority of Distributions”; provided, however, that, on and after the Final Scheduled Distribution Date for the Class C Notes, the Required Payment Amount will not be less than the amount that is necessary to reduce the outstanding amount of the Class C Notes to zero.

“Required Reserve Account Amount” means, for any Distribution Date, the lesser of $2,250,000 and the aggregate principal amount of the Notes; provided, however, that the Required Reserve Account Amount will be zero if the Pool Balance as of the last day of the related Collection Period is zero.

“Required Secondary Reserve Account Amount” means, for any Distribution Date on which a Secondary Reserve Account Funding Event has occurred and is continuing, the lesser of (i) $1,125,000 and (ii) the aggregate principal amount of the Notes minus the Reserve Account Amount for that Distribution Date; provided, however, that the Required Secondary Reserve Account Amount will be zero if the Pool Balance as of the last day of the related Collection Period is zero.

“Reserve Account” means the account established and maintained by the Servicer in the name of the Indenture Trustee pursuant to the Sale and Servicing Agreement into which the Reserve Account Initial Deposit will be deposited and with respect to which the Indenture Trustee will make the other deposits and withdrawals specified in this prospectus supplement.

“Reserve Account Amount” means, for any Distribution Date, the amount on deposit in and available for withdrawal from the Reserve Account after giving effect to all deposits to and withdrawals from the Reserve

Account on the preceding Distribution Date (or in the case of the first Distribution Date, the Closing Date), including investment earnings earned on amounts on deposit therein during the related Collection Period.

“Reserve Account Draw Amount” means, for any Distribution Date, the lesser of:

•	the amount, if any, by which the Required Payment Amount for that Distribution Date exceeds the Available Collections for that Distribution Date; and

•	the Reserve Account Amount for that Distribution Date;

provided, however, that, if on the last day of the related Collection Period the Pool Balance is zero, the Reserve Account Draw Amount for that Distribution Date will equal the Reserve Account Amount for that Distribution Date.

“Reserve Account Initial Deposit” means $2,250,000.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement, dated as of December 1, 2005, among the Trust, the Seller and the Servicer, as amended or supplemented.

“Secondary Payment Amount” means, for any Distribution Date, the aggregate amount described for that Distribution Date in clauses (1) through (6) under “Application of Secondary Reserve Account Draw Amount”.

“Secondary Principal Distributable Amount” means, with respect to any Distribution Date, (i) the excess, if any, of the sum of the principal amount of the Class A Notes and the Class B Notes on that Distribution Date (before giving effect to any payments made to holders of the Notes on that Distribution Date) over the Pool Balance as of the last day of the related Collection Period minus (ii) the Priority Principal Distributable Amount for that Distribution Date; provided, however, that, on and after the Final Scheduled Distribution Date for the Class B Notes, the Secondary Principal Distributable Amount will not be less than the amount that is necessary to reduce the outstanding amount of the Class B Notes to zero.

“Secondary Reserve Account” means the account established and maintained by the Servicer in the name of the Indenture Trustee pursuant to the Sale and Servicing Agreement with respect to which the Indenture Trustee will make the deposits and withdrawals specified in this prospectus supplement.

“Secondary Reserve Account Amount” means, for any Distribution Date, the amount on deposit in and available for withdrawal from the Secondary Reserve Account after giving effect to all deposits to and withdrawals from the Secondary Reserve Account on the preceding Distribution Date, including investment earnings earned on amounts on deposit therein during the related Collection Period.

“Secondary Reserve Account Draw Amount” means, for any Distribution Date, the lesser of:

•	the Secondary Payment Amount for that Distribution Date; and

•	the Secondary Reserve Account Amount for that Distribution Date;

provided, however, that, if on the last day of the related Collection Period the Pool Balance is zero, the Secondary Reserve Account Draw Amount for that Distribution Date will equal the Secondary Reserve Account Amount for that Distribution Date.

“Secondary Reserve Account Funding Event” means, for any Distribution Date on which CarMax, Inc. shall not have a long-term senior unsecured debt rating of at least Ba1 from Moody’s, the failure of CarMax, Inc. to have, as of the last day of the Related Fiscal Quarter, a Consolidated Tangible Net Worth of at least $600,000,000 plus an amount equal to 50% of CarMax, Inc.’s positive net income for each Fiscal Quarter ending on or after February 29, 2004 plus an amount equal to 100% of the net proceeds of any public offering by CarMax, Inc. of its common stock completed after February 29, 2004.

“Servicing Fee” means a fee payable to the Servicer on each Distribution Date for the related Collection Period for servicing the Receivables which is equal to the product of 1/12 of 1.00% and the Pool Balance as of the first day of that Collection Period (or as of the Cutoff Date in the case of the first Distribution Date).

“Simple Interest Advance” means, with respect to a Receivable payment of which, as of the last day of the related Collection Period, was due but unpaid, an amount equal to the amount of interest that would have been paid during the related Collection Period at its Contract Rate, assuming that such Receivable is paid on its due date, minus the amount of interest actually received on such Receivable during the related Collection Period.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., and its successors.

“Statistical Calculation Date” means the close of business on October 31, 2005, the date used in preparing the statistical information presented in this prospectus supplement.

“Trust” means CarMax Auto Owner Trust 2005-3, and its successors.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of December 1, 2005, among the Seller, the Delaware Trustee and the Owner Trustee, as amended or supplemented.

“Unreimbursed Servicer Advance” means a Simple Interest Advance which the Servicer determines is nonrecoverable.

ANNEX I

Global Clearance, Settlement and

Tax Documentation Procedures

The globally-offered securities to be issued from time to time will initially be available only in book-entry form. Investors in the globally-offered securities may hold those securities through any of DTC, Clearstream or Euroclear. The globally-offered securities will be tradeable as home market instruments in both the European and United States domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding globally-offered securities through Clearstream and Euroclear will be conducted in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice.

Secondary market trading between investors holding globally-offered securities through DTC will be conducted in accordance with the rules and procedures applicable to United States corporate debt obligations.

Secondary cross-market trading between Clearstream or Euroclear and organizations participating in DTC that hold offered securities will be effected on a delivery-against-payment basis through the respective depositaries of Clearstream and Euroclear, in such capacity, and as DTC participants.

See “Certain Information Regarding the Securities—Book-Entry Registration” in the prospectus for further information.

A beneficial owner of globally-offered securities holding securities through Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by United States Persons (or, in the case of a Non-United States Person holding the securities through a partnership, such other rate as is applicable), unless each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between that beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and that beneficial owner takes steps to obtain one of the following exemptions or reduced tax rate:

Exemption For Non-United States Persons.    Non-United States Persons that are beneficial owners of the Notes and are individuals or entities treated as corporations for federal income tax purposes can generally obtain a complete exemption from the withholding tax by filing Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). A Non-United States Person not described in the foregoing sentence that beneficially owns a note may be subject to more complex rules.

Exemption For Non-United States Persons With Effectively Connected Income.    Non-United States Persons, including non-United States corporations or banks with a United States branch, that are beneficial owners of the Notes and for which the related interest income is effectively connected with the conduct of a trade or business in the United States can obtain a complete exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholdings on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

Exemption or Reduced Rate For Non-United States Persons Resident in Treaty Countries.    Non-United States Persons that for federal income tax purposes are individuals or entities treated as corporations that beneficially own the Notes and reside in a country that has a tax treaty with the United States may be able to obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). A Non-United States Person not described in the foregoing sentence that beneficially owns a Note may be subject to more complex rules.

Exemption For United States Persons.    United States Persons that are beneficial owners of the Notes can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

United States Federal Income Tax Reporting Procedure.    The beneficial owner of a globally-offered security files by submitting the appropriate form to the person through whom he holds, which person would be the clearing agency in the case of persons holding directly on the books of the clearing agency. Form W-8ECI and Form W-8BEN are effective from the date the form is signed through the end of the third succeeding calendar year. If the information on either Form W-8BEN or Form W-8ECI changes, a new Form W-8BEN or Form W-8ECI, as applicable, must be filed within 30 days of such change. Form W-8BEN and Form W-8ECI may be filed by the beneficial owner of a security or its agent.

This summary does not deal with all aspects of United States federal income tax withholding that may be relevant to foreign holders of the globally-offered securities. We suggest that you read “Material Federal Income Tax Consequences” in the prospectus for further information and consult your own tax advisors with respect to the tax consequences of holding or disposing of the globally-offered securities. The information contained in this Annex I is an integral part of the prospectus supplement to which it is attached.

PROSPECTUS

Asset Backed Notes

Asset Backed Certificates

CarMax Business Services, LLC

Servicer

CarMax Auto Funding LLC

Seller

Before you purchase any of these securities, be sure to read the risk factors beginning on page 6 of this prospectus and the risk factors set forth in the related prospectus supplement.

The notes and the certificates, if any, will represent interests in or obligations of the related trust only and will not represent interests in or obligations of CarMax, Inc., CarMax Business Services, LLC, CarMax Auto Funding LLC or any of their affiliates.

This prospectus may be used to offer and sell any of the notes and/or certificates only if accompanied by the prospectus supplement for the related trust.

Each trust—

•      will issue one or more classes of asset-backed notes and/or certificates;

•      will own

•      a pool of installment sale contracts or installment loans made to finance the retail purchase of new or used motor vehicles;

•      collections on those contracts or loans;

•      security interests in the vehicles financed by those contracts or loans;

•      any proceeds from claims on related insurance policies; and

•      funds in accounts of the trust; and

•      may have the benefit of one or more other forms of credit or cash flow enhancement.

The main sources of funds for making payments on the securities of each trust will be collections on the contracts and loans owned by the trust and any credit or cash flow enhancement established for the benefit of the trust.

The amounts, prices and terms of each offering of securities will be determined at the time of sale and will be described in an accompanying prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 5, 2005.

Important Notice About Information Presented in

this Prospectus and the Accompanying

Prospectus Supplement

We provide information on your securities in two separate documents that offer varying levels of detail:

•	this prospectus provides general information, some of which may not apply to your securities; and

•	the accompanying prospectus supplement provides specific information about the terms of your securities.

If the information in this prospectus varies from the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

We include cross-references to sections in these documents where you can find further related discussions. Refer to the table of contents in the front of each document to locate the referenced sections.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including any information incorporated by reference. We have not authorized anyone to provide you with different information.

Where You Can Find Additional Information

CarMax Funding, as the originator of each trust, has filed a registration statement with the SEC under the Securities Act. The registration statement includes information not included in this prospectus.

You may inspect and copy the registration statement at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone 1-800-732-0330). Also, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information filed with it by CarMax Funding on behalf of a trust, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the related prospectus supplement. We incorporate by reference any future annual, monthly or special SEC reports and proxy materials filed by or on behalf of a trust until we terminate our offering of the securities by that trust.

Copies of the Documents

You may obtain a free copy of any or all of the documents incorporated by reference into this prospectus or incorporated by reference into the accompanying prospectus supplement if:

•	you received this prospectus and the prospectus supplement; and

•	you request such copies from CarMax Auto Funding LLC, 12800 Tuckahoe Creek Parkway, Suite 400, Richmond, Virginia 23238; telephone: (804) 935-4512.

You may obtain copies of exhibits to the documents filed by us with the SEC only if such exhibits are specifically incorporated by reference in such documents. You may also read and copy these materials at the public reference facility of the SEC in Washington, D.C. referred to above.

Summary

This summary describes the main structural features that may apply to your securities. This summary does not contain all of the information that may be important to you and does not describe all of the terms of your securities. To fully understand the terms of your securities, you will need to read both this prospectus and the related prospectus supplement in their entirety.

The Trusts

A separate trust will be formed to issue each series of securities. If the trust issues notes, it will be formed by a trust agreement between CarMax Funding and the trustee of the trust. If the trust issues only certificates, it will be formed by a pooling and servicing agreement among CarMax Funding, the servicer and the trustee of the trust.

Seller

CarMax Auto Funding LLC, a Delaware limited liability company.

Servicer

CarMax Business Services, LLC, a Delaware limited liability company.

Trustee

The prospectus supplement will name the trustee of the trust.

Indenture Trustee

If a trust issues notes, the prospectus supplement will name the indenture trustee with respect to the notes.

Securities

The securities issued by each trust may include one or more classes of notes and/or certificates. You will find the following information about each class of securities in the prospectus supplement:

•	its principal amount;

•	its interest rate, which may be fixed or variable or a combination of fixed and variable rates;

•	the timing, amount and priority or subordination of payments of principal and interest;

•	the method for calculating the amount of principal and interest payments;

•	its final scheduled distribution date;

•	whether and when it may be redeemed prior to its final scheduled distribution date; and

•	how losses on the receivables are allocated among the classes of securities.

Some classes of securities may be entitled to:

•	principal payments with disproportionate, nominal or no interest payments; or

•	interest payments with disproportionate, nominal or no principal payments.

The prospectus supplement will identify any class of securities of a series that is not being offered to the public.

Generally, you may purchase the securities only in book-entry form and will not receive your securities in definitive form. You may purchase securities in the denominations set forth in the prospectus supplement. The record date for a distribution date will be the business day immediately preceding the distribution date or, if definitive securities are issued, the last day of the preceding calendar month.

The Receivables and Other Trust Property

The Receivables

The property of each trust will consist of a pool of motor vehicle retail installment sale contracts or motor vehicle retail installment loans originated by CarMax Auto or an affiliate of CarMax Auto, which contracts and loans are referred to in this prospectus and the accompanying prospectus supplement as the receivables, and other related property, including:

•	the right to receive payments made on the receivables after the cutoff date specified in the related prospectus supplement;

•	security interests in the vehicles financed by the receivables; and

•	any proceeds from claims on certain related insurance policies.

You will find a description of the characteristics of each trust’s receivables in the related prospectus supplement.

For a more detailed description of the receivables, including the criteria they must meet in order to be included in a trust, and the other property supporting the related securities, see “The Receivables”.

Other Property of the Trust

In addition to the receivables, each trust will own amounts on deposit in various trust accounts, which may include:

•	an account into which collections are deposited;

•	an account to fund post-closing purchases of additional receivables; or

•	a reserve account or other account providing credit enhancement.

Purchase of Receivables After the Closing Date

If a trust has not purchased all of its receivables at the time you purchase your securities, it will purchase the remainder of its receivables from CarMax Funding over a funding period specified in the related prospectus supplement. A funding period will not exceed one year from the applicable closing date. During a funding period, the trust will purchase receivables using amounts deposited on the closing date into the pre-funding account which will be an account of the trust established with the related trustee. The other terms, conditions and limitations of the purchase of receivables during any funding period will be specified in the related prospectus supplement.

Credit or Cash Flow Enhancement

The prospectus supplement will specify the credit or cash flow enhancement, if any, for each trust. Credit or cash flow enhancement may consist of one or more of the following:

•	subordination of one or more classes of securities;

•	a reserve account;

•	overcollateralization (i.e., the amount by which the principal amount of the receivables exceeds the principal amount of the securities);

•	excess interest collections (i.e., the excess of anticipated interest collections on the receivables over servicing fees, interest on the securities and any amounts required to be deposited in any reserve account);

•	a letter of credit or other credit facility;

•	a surety bond or insurance policy;

•	liquidity arrangements;

•	swaps (including currency swaps) and other derivative instruments and interest rate protection agreements;

•	repurchase or put obligations;

•	yield supplement agreements;

•	guaranteed investment contracts;

•	guaranteed rate agreements; or

•	other agreements with respect to third party payments or other support.

Limitations or exclusions from coverage could apply to any form of credit or cash flow enhancement. The prospectus supplement will describe the credit or cash flow enhancement and related limitations and exclusions applicable to securities issued by a trust. Enhancements cannot guarantee that losses will not be incurred on the securities.

Reserve Accounts

The securities of one or more classes may benefit from one or more reserve accounts. The prospectus supplement will specify the amount, if any, that CarMax Funding will initially deposit in each reserve account.

Amounts on deposit in any reserve account will be available to cover shortfalls in certain payments on the securities as described in the prospectus supplement. The prospectus supplement may also specify for each reserve account:

•	a minimum balance to be maintained in that reserve account and what funds are available for deposit to reinstate that balance;

•	the circumstances, if any, under which this minimum amount will increase or decrease; and

•	when and to whom any amount will be distributed if that reserve account balance exceeds this minimum amount.

For more information about credit and cash flow enhancement, see “Description of the Receivables Transfer and Servicing Agreements—Credit and Cash Flow Enhancement”.

Optional Purchase

Except as otherwise provided in the prospectus supplement, the servicer will have the option to purchase the receivables held by the related trust on any distribution date following the last day of a collection period as of which the aggregate principal balance of the receivables is 10% or less of their initial aggregate principal balance. Upon such a purchase, the securities of the trust will be prepaid in full.

Transfer and Servicing of the Receivables

With respect to each trust, CarMax Business Services will sell the related receivables to CarMax Funding under a receivables purchase agreement, which, in turn, will transfer the receivables to the trust under a sale and servicing agreement or a pooling and servicing agreement. The servicer will agree with the trust to be responsible for servicing, managing, maintaining custody of and making collections on the receivables.

For more information about the sale and servicing of the receivables, see “Description of the Receivables Transfer and Servicing Agreements—Sale and Assignment of Receivables”.

Servicing Fees

Each trust will pay the servicer a servicing fee based on the outstanding principal balance of the receivables. The amount of the servicing fee will be specified in the prospectus supplement. The servicer may also be entitled to retain as supplemental servicing compensation fees and charges paid by obligors and net investment income from reinvestment of collections on the receivables.

Optional Servicer Advances of Late Interest Payments

If so provided in the prospectus supplement, when interest collections received on the receivables are less than the scheduled interest collections in a collection period, the servicer may advance to the trust that portion of the shortfalls that the servicer, in its sole discretion, expects to be paid in the future by the related obligors.

The servicer will be entitled to reimbursement from other collections of the trust for advances that are not repaid out of collections of the related interest payments.

For more information about servicer advances, see “Description of the Receivables Transfer and Servicing Agreements—Simple Interest Advances” in this prospectus.

Repurchase May Be Required in Certain Circumstances

If so provided in the prospectus supplement, CarMax Funding will be obligated to repurchase any receivable transferred to the trust if:

•	one of CarMax Funding’s representations or warranties is breached with respect to that receivable;

•	the receivable is materially and adversely affected by the breach; and

•	the breach has not been cured following the discovery by or notice to CarMax Funding of the breach.

If so provided in the prospectus supplement, CarMax Funding will be permitted, in a circumstance where it would otherwise be required to repurchase a receivable as described in the preceding paragraph, to instead substitute a comparable receivable for the receivable required to be repurchased.

In the course of its normal servicing procedures, the servicer may defer or modify the payment schedule of a receivable. Some of these arrangements may obligate the servicer to repurchase the receivable.

For a discussion of the representations and warranties given by CarMax Funding and the servicer and their related repurchase obligations, see “Description of the Receivables Transfer and Servicing Agreements—Sale and Assignment of Receivables” and “—Servicing Procedures”.

Investment in the Securities

There are material risks associated with an investment in the securities.

For a discussion of the risk factors which should be considered in deciding whether to purchase any of the securities, see “Risk Factors” in this prospectus and in the related prospectus supplement.

Tax Status

Trusts Other Than Grantor Trusts

Unless the prospectus supplement specifies that the related trust will be treated as a grantor trust, it is the opinion of McGuireWoods LLP, as federal tax counsel to the trust, that for United States federal income tax purposes:

•	the notes will be characterized as debt unless otherwise stated in the prospectus supplement; and

•	the trust will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

The noteholders will agree by their purchase of notes to treat the notes as debt for federal income tax purposes.

Grantor Trusts

If the prospectus supplement specifies that the related trust will be treated as a grantor trust, it is the opinion of McGuireWoods LLP, as federal tax counsel to the trust, that for United States federal income tax purposes:

•	the trust will be characterized as a grantor trust under Subpart E, Part 1 of Subchapter J of the Internal Revenue Code and not as an association, or publicly traded partnership, taxable as a corporation; and

•	each grantor trust certificateholder will be treated as the owner of a pro rata undivided interest in each of the assets included in the trust.

Each grantor trust certificateholder will be required to report on its federal income tax return in accordance with the grantor trust certificateholder’s method of accounting its pro rata share of the entire income from the receivables in the trust, including interest, original interest discount, if any, prepayment fees and late payment charges received by the servicer.

For additional information concerning the application of federal income tax laws to the securities, see “Material Federal Income Tax Consequences”.

ERISA Considerations

Notes

The notes will generally be eligible for purchase by or with plan assets of employee benefit and other plans that are subject to ERISA or to Section 4975 of the Internal Revenue Code.

Certificates

Certificates issued by a grantor trust that are rated BBB- (or its equivalent) or better will generally be eligible for purchase by or with plan assets of employee benefit and other plans. Certificates issued by a grantor trust that are not rated BBB- (or its equivalent) or better and certificates issued by owner trusts generally will not be eligible for purchase by or with plan assets of employee benefit and other plans.

If you are an employee benefit or other plan, you should review the matters discussed under “ERISA Considerations” before investing in the securities.

Risk Factors

You should consider the following risk factors in deciding whether to purchase any of the securities. The risk factors stated here and in the prospectus supplement describe the principal risks of an investment in the securities.

You may have difficulty selling your securities or obtaining your desired sale price

There may be no secondary market for the securities. The underwriters of the securities may participate in making a secondary market in the securities, but are under no obligation to do so. We cannot assure you that a secondary market will develop. In addition, there have been times in the past where there have been very few buyers of asset backed securities and thus there has been a lack of liquidity. There may be a similar lack of liquidity in the future. As a result, you may not be able to sell your securities when you want to do so, or you may not be able to obtain the price that you wish to receive.

The securities are not suitable investments for all investors

The securities are not a suitable investment for any investor that requires a regular or predictable schedule of payments or payment on specific dates. The securities are complex investments that should be considered only by sophisticated investors. We suggest that only investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment and default risks, the tax consequences of an investment and the interaction of these factors should consider investing in the securities.

Interests of other persons in the receivables could reduce the funds available to make payments on your securities

Financing statements under the Uniform Commercial Code will be filed reflecting the sale of the receivables by CarMax Business Services to CarMax Funding and by CarMax Funding to the trust. Unless otherwise provided in the related prospectus supplement, CarMax Business Services will mark its computer systems, and each of CarMax Business Services and CarMax Funding will mark its accounting records, to reflect its sale of the receivables. However, unless otherwise provided in the related prospectus supplement, the servicer will maintain possession of the receivables and will not segregate or mark the receivables as belonging to the trust. Additionally, another person could acquire an interest in a receivable that is superior to the trust’s interest by obtaining physical possession of that receivable without knowledge of the assignment of the receivable to the trust. If another person acquires an interest in a receivable that is superior to the trust’s interest, some or all of the collections on that receivable may not be available to make payment on your securities.

Interests of other persons in the financed vehicles could reduce the funds available to make payments on your securities

If another person acquires an interest in a vehicle financed by a receivable that is superior to the trust’s security interest in the vehicle, some or all of the proceeds from the sale of the vehicle may not be available to make payments on the securities.

The trust’s security interest in the financed vehicles could be impaired for one or more of the following reasons:

•	CarMax Business Services or CarMax Funding might fail to perfect its security interest in a financed vehicle;

•	another person may acquire an interest in a financed vehicle that is superior to the trust’s security interest through fraud, forgery, negligence or error because the certificates of title to the financed vehicles will not be amended to identify the trust as the new secured party;

•	the trust may not have a security interest in the financed vehicles in certain states because the certificates of title to the financed vehicles will not be amended to reflect assignment of the security interest to the trust;

•	holders of some types of liens, such as tax liens or mechanics’ liens, may have priority over the trust’s security interest; and

•	the trust may lose its security interest in vehicles confiscated by the government.

CarMax Funding will be obligated to repurchase from the trust any receivable as to which a perfected security interest in favor of CarMax Business Services in the related financed vehicle did not exist as of the date such receivable was transferred to the trust. However, CarMax Funding will not be obligated to repurchase a receivable if a perfected security interest in favor of CarMax Funding in the vehicle securing a receivable has not been perfected in the trust or if the security interest in a financed vehicle or the related receivable becomes impaired after the receivable is transferred to the trust. If a trust does not have a perfected security interest in a financed vehicle, its ability to realize on the vehicle following an event of a default under the related receivable may be adversely affected and some or all of the amounts received in respect of that vehicle may not be available to make payment on your securities.

Consumer protection laws may reduce the funds available to make payments on your securities

Federal and state consumer protection laws impose requirements upon creditors in connection with extensions of credit and collections on retail installment loans and installment sale contracts. Some of these laws make an assignee of the loan or contract, such as a trust, liable to the obligor for any violation by the lender. Any liabilities of the trust under these laws could reduce the funds that the trust would otherwise have to make payments on your securities.

Only the assets of the trust are available to pay your securities

The securities represent interests solely in a trust or indebtedness of a trust and will not be insured or guaranteed by CarMax Business Services, CarMax Funding, any of their respective affiliates or, unless otherwise specified in the prospectus supplement, any other person or entity other than the trust. The only source of payment on your securities will be payments received on the receivables and, if and to the extent available, any credit or cash flow enhancement for the trust. Therefore, you must rely solely on the assets of the trust for repayment of your securities. If these assets are insufficient, you may suffer losses on your securities.

Amounts on deposit in any reserve account will be limited and subject to depletion

The amount required to be on deposit in any reserve account will be limited. If the amounts in the reserve account are depleted as amounts are paid out to cover shortfalls in distributions of principal and interest on the securities, the trust will depend solely on collections on the receivables, including amounts recovered in connection with the repossession and sale of financed vehicles that secure defaulted receivables, and any other credit or cash flow enhancement to make payments on your securities. In addition, the minimum required balance in the reserve account may decrease as the outstanding principal balance of the receivables decreases.

Any credit support provided by financial instruments may be insufficient to protect you against losses

Credit support for the securities may be provided through the use of financial instruments like swaps, interest rate caps, other interest rate protection agreements, letters of credit, credit or liquidity facilities, surety bonds, insurance policies regarding payment of the securities, guaranteed investment contracts, repurchase agreements, yield supplement agreements or other agreements with respect to third party payments. Credit support in this form is limited by the credit of the provider of the financial instrument and by its ability to make payments as and when required by the terms of the financial instrument. Any failure of the credit support provider to meet its obligations under the financial instrument could result in losses on the related securities. The terms of any financial instrument providing credit support for the securities may also impose limitations or conditions on when or in what circumstances it may be drawn on. Any form of credit support may apply only to certain classes of securities, may be limited in dollar amount, may be accessible only under some circumstances, and may not provide protection against all risks of loss. The related prospectus supplement will describe the provider of any financial instrument supporting the securities and any conditions, limitations or risks material to the securityholders.

You may suffer losses upon a liquidation of the receivables if the proceeds of the liquidation are less than the amounts due on the securities

Under certain circumstances described in this prospectus and in the related prospectus supplement, the receivables of a trust may be sold after the occurrence of an event of default under the related indenture. The related securityholders will suffer losses if the trust sells the receivables for less than the total amount due on its securities. We cannot assure you that sufficient funds would be available to repay those securityholders in full.

Subordination of certain securities may reduce payments to those securities

To the extent specified in the related prospectus supplement, the rights of the holders of a class of securities to receive payments of interest and principal may be subordinated to the rights of the holders of one or more other classes of securities to receive such payments. Subordination may take one or more of the following forms:

•	interest payments on any distribution date on which interest is due may first be made to the more senior classes;

•	principal payments on the subordinated classes might not begin until principal of the more senior classes is repaid in full;

•	principal payments on the more senior classes may be made on a distribution date before interest payments on the subordinated classes are made; and

•	if the trustee sells the receivables, the net proceeds of that sale may be allocated first to pay principal and interest on the more senior classes.

The timing and priority of payment, seniority, allocations of losses and method of determining payments on the respective classes of securities of any trust will be described in the related prospectus supplement.

Prepayments on the receivables may adversely affect the average life of and rate of return on your securities

You may not be able to reinvest the principal repaid to you at a rate of return that is equal to or greater than the rate of return on your securities. Faster than expected prepayments on the receivables may cause the trust to make payments on its securities earlier than expected. We cannot predict the effect of prepayments on the average life of your securities.

All receivables, by their terms, may be prepaid at any time. Prepayments include:

•	prepayments in whole or in part by the obligor;

•	liquidations due to default;

•	partial payments with proceeds from physical damage, theft, credit life and credit disability insurance policies;

•	required purchases of receivables by the servicer or repurchases of receivables by CarMax Funding for specified breaches of their representations, warranties or covenants; and

•	an optional repurchase of a trust’s receivables by the servicer when their aggregate principal balance is 10% or less of the initial aggregate principal balance, or under such other circumstances as may be specified in the related prospectus supplement.

A variety of economic, social and other factors will influence the rate of optional prepayments on the receivables and defaults.

As a result of prepayments, the final payment of each class of securities is expected to occur prior to the final scheduled distribution date specified in the related prospectus supplement. If sufficient funds are not available to pay any class of securities in full on its final scheduled distribution date, an event of default will occur and final payment of that class of securities may occur later than scheduled.

For more information regarding the timing of repayments of the securities, see “Maturity and Prepayment Considerations” in this prospectus.

You may suffer a loss on your securities if the servicer commingles collections on the receivables with its own funds

To the extent specified in the related prospectus supplement, the servicer will be permitted to hold collections it receives from obligors on the receivables and the purchase price of receivables required to be repurchased from the trust until the day prior to the date on which the related distributions are made on the securities. During this time, the servicer may invest those amounts at its own risk and for its own benefit and need not segregate them from its own funds. If the servicer is unable to pay these amounts to the trust on the distribution date, you might incur a loss on your securities.

For more information about the servicer’s obligations regarding payments on the receivables, see “Description of the Receivables Transfer and Servicing Agreements—Collections” in this prospectus.

The senior class of securities controls removal of the servicer upon a default on its servicing obligations

Generally, unless otherwise specified in the related prospectus supplement, the holders of a majority of a trust’s senior class of securities, or the applicable trustee acting on their behalf, can remove the servicer if the servicer:

•	does not deliver to the applicable trustee the available funds for application to a required payment after a grace period after notice or discovery:

•	defaults on a servicing obligation which materially and adversely affects the trust after a grace period after notice; or

•	initiates or becomes the subject of certain insolvency proceedings.

Those holders may also waive a default by the servicer. The holders of any subordinate class of securities may not have any rights to participate in such determinations for so long as any of the more senior classes are outstanding, and the subordinate classes of securities may be adversely affected by determinations made by the more senior classes.

For more information regarding control by the senior class of securities, see “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination” in this prospectus.

Resignation or termination of CarMax Business Services as servicer could result in delays in payment or losses on your securities

If CarMax Business Services were to resign or be terminated as servicer, the processing of payments on the receivables and information relating to collections could be delayed, which could delay payments on your securities. In addition, if CarMax Business Services were to resign or be terminated as servicer and there were a material interruption in collection activities, the collection rate on the receivables could decline, which could result in losses on your securities. CarMax Business Services may resign as servicer under certain limited circumstances and may be terminated as servicer if it defaults on its servicing obligations.

For more information about resignation or termination of the servicer, see “Description of the Receivables Transfer and Servicing Agreements—Certain Matters Regarding the Servicer” and “—Events of Servicing Termination” in this prospectus.

Bankruptcy of CarMax Business Services could result in delays in payment or losses on your securities

If CarMax Business Services were to become the subject of a bankruptcy proceeding, you could experience losses or delays in payment on your securities. CarMax Business Services will sell the receivables to CarMax Funding, and CarMax Funding will sell the receivables to the trust. However, if CarMax Business Services is the subject of a bankruptcy proceeding, the court in the bankruptcy proceeding could conclude that the sale of the receivables by CarMax Business Services to CarMax Funding was not a true sale for bankruptcy purposes and that CarMax Business Services still owns the receivables. The court also could conclude that CarMax Business Services and CarMax Funding should be consolidated for bankruptcy purposes. If the court were to reach either of these conclusions, you could experience losses or delays in payments on your securities because:

•	the indenture trustee will not be able to exercise remedies against CarMax Business Services on your behalf without permission from the court;

•	the court may require the indenture trustee to accept property in exchange for the receivables that is of less value than the receivables;

•	tax or other government liens on CarMax Business Services property that arose before the transfer of the receivables to the trust will be paid from the collections on the receivables before the collections are used to make payments on your securities; and

•	the indenture trustee may not have a perfected security interest in one or more of the vehicles securing the receivables or cash collections held by CarMax Business Services at the time that a bankruptcy proceeding begins.

CarMax Business Services and CarMax Funding have taken steps in structuring the transactions described in this prospectus to minimize the risk that a court would conclude that the sale of the receivables to CarMax Funding was not a “true sale” or that CarMax Business Services and CarMax Funding should be consolidated for bankruptcy purposes.

For more information regarding bankruptcy considerations, see “Material Legal Issues Relating to the Receivables—Certain Bankruptcy Considerations” in this prospectus.

Ratings of the securities are limited and may be reduced or withdrawn

At the initial issuance of the securities of a trust, at least one nationally recognized statistical rating organization will rate the offered securities in one of the four highest rating categories or in the categories otherwise specified in the related prospectus supplement. A rating is not a recommendation to purchase, hold or sell securities, and it does not comment as to market price or suitability for a particular investor. The ratings of the offered securities address the likelihood of the payment of principal and interest on the securities according to their terms. We cannot assure you that a rating will remain for any given period of time or that a rating agency will not lower or withdraw its rating if, in its judgment, circumstances in the future so warrant. A reduction or withdrawal of an offered security’s rating would adversely affect its value.

Terrorist attacks and conflicts involving the United States military could result in delays in payment or losses on your securities

Any effect that terrorist attacks, the occupation of Iraq and the rising tensions in other regions of the world may have on the performance of the receivables is unclear, but there could be an adverse effect on general economic conditions, consumer confidence and general market liquidity. Investors should consider the possible effects on delinquency, default and prepayment experience of the receivables. In particular, under the Servicemembers Civil Relief Act, members of the military on active duty, including reservists, who have entered into an obligation, such as a retail installment sale contract or installment loan for the purchase of a vehicle, before entering into military service may be entitled to reductions in interest rates to 6% and a stay of foreclosure and similar actions. In addition, pursuant to the laws of various states, under certain circumstances residents thereof called into active duty with the National Guard or the reserves can apply to a court to delay payments on retail installment sale contracts or installment loans such as the receivables. No information can be provided as to the number of receivables that may be affected. If an obligor’s obligation to repay a receivable is reduced, adjusted or extended, the servicer will not be required to advance such amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on the securities.

For more information regarding the Servicemembers Civil Relief Act, see “Material Legal Issues Relating to the Receivables—Consumer Protection Laws” and “—Other Matters” in this prospectus.

The securities will not be listed on an exchange and this may make it difficult for you to sell your securities or to obtain your desired price

The trust will not apply to list the securities on an exchange or quote them in the automated quotation system of a registered securities association. The liquidity of the securities will therefore likely be less than what it would be in the event that they were so listed or quoted, and there may be no secondary market for the securities. As a result, you may not be able to sell your securities when you want to do so, or you may not be able to obtain the price that you wish to receive.

See “Risk Factors—You may have difficulty selling your securities or obtaining your desired sale price” in this prospectus.

Capitalized terms used in this prospectus are defined in the Glossary of Terms beginning on page 76.

The Trusts

The Seller will establish a separate Delaware statutory trust or common law trust to issue each series of notes and/or certificates. Each trust will be established for the transactions described in this prospectus and in the related prospectus supplement. If a trust is a grantor trust for federal income tax purposes, the related prospectus supplement will so state.

The terms of each series of notes or certificates issued by each trust and additional information concerning the assets of each trust and any applicable credit or cash flow enhancement will be set forth in a prospectus supplement.

The Trust Property

The property of each trust will include a pool of motor vehicle retail installment sale contracts or motor vehicle retail installment loans originated by CarMax Auto or an affiliate of CarMax Auto, which contracts or loans will be secured by security interests in Financed Vehicles consisting of new and used motor vehicles, and, except as otherwise set forth in the related prospectus supplement, all payments received under such contracts or loans after the related Cutoff Date. On or prior to the Closing Date for each trust, CarMax Business Services will sell the receivables to the Seller and the Seller, in turn, will sell the receivables to the trust.

To the extent provided in the related prospectus supplement, CarMax Business Services will sell Subsequent Receivables to the Seller and the Seller, in turn, will sell the Subsequent Receivables to the trust as frequently as daily during the related Funding Period. A trust will purchase any Subsequent Receivables with amounts deposited in a pre-funding account. Up to 50% of the net proceeds from the sale of the securities issued by a trust may be deposited into a pre-funding account for the purchase of Subsequent Receivables. With respect to any trust that is to be treated as a grantor trust for federal income tax purposes, the Funding Period, if any, will not exceed the period of 90 days from and after the Closing Date and, with respect to any other trust, will not exceed the period of one year from and after the Closing Date.

The property of each trust will also include:

•	security interests in the related Financed Vehicles;

•	the rights to proceeds, if any, from claims on certain theft, physical damage, credit life or credit disability insurance policies, if any, covering the Financed Vehicles or the related obligors;

•	CarMax Business Services’s and the Seller’s rights to certain documents and instruments relating to the receivables;

•	amounts as from time to time may be held in one or more accounts maintained for the trust;

•	any credit or cash flow enhancement specified in the prospectus supplement;

•	certain payments and proceeds with respect to the receivables held by the Servicer;

•	certain rebates of premiums and other amounts relating to certain insurance policies and other items financed under the receivables; and

•	any and all proceeds of the above items.

If the trust issues notes, the trust’s rights and benefits with respect to the property of the trust will be assigned to the indenture trustee for the benefit of the noteholders.

If the property of a trust includes motor vehicle retail installment loans, we will provide more specific information about the origination of the loans in the related prospectus supplement. The property of a trust may include a pool of notes secured by receivables and the related Financed Vehicles and all proceeds generated by the receivables and the Financed Vehicles. If the property of a trust includes secured notes, we will provide more specific information about the origination and servicing of the secured notes and the consequences of including secured notes in a trust in the related prospectus supplement.

The Servicer

The Servicer will service the receivables, either directly or through subservicers, held by each trust and will receive fees for its services. To facilitate the servicing of the receivables, each trustee will authorize the Servicer to retain physical possession of the receivables held by each trust and other documents relating thereto as custodian for each trust. Due to administrative burden and expense, the certificates of title for the Financed Vehicles will not be amended to reflect the sale and assignment of the security interests in the Financed Vehicles to each trust. See “Risk Factors—Interests of other persons in the receivables could reduce the funds available to make payments on your securities” and “Description of the Receivables Transfer and Servicing Agreements—Sale and Assignment of Receivables”.

The Trustees

The trustee for each trust and, if notes are issued, the indenture trustee, will be specified in the related prospectus supplement. The liability of each trustee in connection with the issuance and sale of the securities will be limited solely to the express obligations of the trustee set forth in the applicable trust agreement, pooling and servicing agreement or indenture. Except as otherwise provided in the prospectus supplement, a trustee may resign at any time, in which event the administrator of the trust, in the case of a trust agreement, or the Servicer, in case of a pooling and servicing agreement or indenture, will be obligated to appoint a successor trustee. The administrator of each trust may also remove a trustee if:

•	the trustee ceases to be eligible to continue as trustee under the applicable trust agreement, pooling and servicing agreement or indenture; or

•	the trustee becomes insolvent.

In either of these circumstances, the administrator or the Servicer must appoint a successor trustee. If a trustee resigns or is removed, the resignation or removal and appointment of a successor trustee will not become effective until the successor trustee accepts its appointment.

You will find the addresses of the principal offices of the trust and each trustee in the prospectus supplement.

The Receivables

Criteria for Selecting the Receivables.    The receivables to be held by each trust must satisfy various criteria, including that each receivable:

•	is secured by a Financed Vehicle that, as of the Cutoff Date, has not been repossessed without reinstatement;

•	was originated in the United States;

•	has a fixed or variable interest rate;

•	provides for level monthly payments that fully amortize the amount financed over its original term to maturity or provides for a different type of amortization described in the related prospectus supplement; and

•	satisfies the other criteria, if any, set forth in the related prospectus supplement.

If so specified in the related prospectus supplement, a trust may include Subsequent Receivables. Subsequent Receivables may be originated using credit criteria different from those which were applied to the receivables transferred to the trust on the related Closing Date and may be of a different credit quality and seasoning. In addition, following the transfer of Subsequent Receivables to the trust, the characteristics of the entire pool of receivables included in the trust may vary significantly from those of the receivables transferred to the trust on the Closing Date. If so specified in the related prospectus supplement, the receivables may include loans made to borrowers whose credit histories show previous financial difficulties or who otherwise have insufficient credit histories to meet the credit standards imposed by most traditional motor vehicle financing sources.

This prospectus describes CarMax’s underwriting procedures and guidelines, including the type of information reviewed in respect of each applicant, and the Servicer’s servicing procedures, including the steps customarily taken in respect of delinquent receivables and the maintenance of physical damage insurance. See “CarMax”.

No selection procedures believed by CarMax Business Services to be adverse to the holders of securities of any series were or will be used in selecting the receivables for each trust. Terms of the receivables included in each trust which are material to investors will be described in the related prospectus supplement.

Simple Interest Receivables.    Except as otherwise set forth in the related prospectus supplement, the receivables in each trust will be Simple Interest Receivables. Each monthly installment under a Simple Interest Receivable consists of an amount of interest which is calculated on the basis of the outstanding principal balance multiplied by the stated contract rate and further multiplied by the period elapsed (as a fraction of a calendar year) since the last payment of interest was made. As payments are received under a Simple Interest Receivable, the amount received is applied first, to interest accrued to the date of payment, then to any applicable late charges, then to principal due on the date of payment, then to any other fees due under the receivable that are not included in the original amount financed and then to reduce further the outstanding principal balance of the receivable. Accordingly, if an obligor on a Simple Interest Receivable pays a fixed monthly installment before its scheduled due date:

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater.

Conversely, if an obligor pays a fixed monthly installment after its scheduled due date:

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less.

In either case, the obligor under a Simple Interest Receivable pays fixed monthly installments until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance. If a Simple Interest Receivable is prepaid, the obligor is required to pay interest only to the date of prepayment.

If the receivables included in a trust are not Simple Interest Receivables, the related prospectus supplement will describe the method of calculating interest on the receivables.

We Will Provide More Specific Information About the Receivables in the Prospectus Supplement.    Information with respect to each pool of receivables included in a trust will be set forth in the related prospectus supplement, including, to the extent appropriate:

•	the portion of the receivables pool secured by new Financed Vehicles and by used Financed Vehicles;

•	the aggregate principal balance of the related receivables;

•	the average principal balance of the related receivables and the range of principal balances;

•	the number of receivables in the receivables pool;

•	the geographic distribution of the receivables in the receivables pool;

•	the average original amount financed and the range of original amounts financed;

•	the weighted average contract rate of interest and the range of such rates;

•	the weighted average original term and the range of original terms;

•	the weighted average remaining term and the range of remaining terms; and

•	the distribution by stated contract rate of interest.

Maturity and Prepayment Considerations

The weighted average lives of the securities of any trust will generally be influenced by the rate at which the principal balances of the receivables held by the trust are paid, which payment may be in the form of scheduled amortization or prepayments. “Prepayments” for these purposes includes the following circumstances:

•	prepayments by obligors, who may repay at any time without penalty;

•	the Seller may be required to repurchase a receivable sold to the trust if certain breaches of representations and warranties occur and the receivable is materially and adversely affected by the breach;

•	the Servicer may be obligated to purchase a receivable from the trust if certain breaches of covenants occur or if the Servicer extends or modifies the terms of a receivable beyond the Collection Period preceding the final scheduled Distribution Date for the securities specified in the related prospectus supplement;

•	partial prepayments, including those related to rebates of extended warranty contract costs and insurance premiums;

•	liquidations of the receivables due to default; and

•	partial prepayments from proceeds from physical damage, theft, credit life and credit disability insurance policies.

In light of the above considerations, we cannot assure you as to the amount of principal payments to be made on the securities of a trust on each Distribution Date since that amount will depend, in part, on the amount of principal collected on the trust’s receivables during the applicable Collection Period. Any reinvestment risks resulting from a faster or slower incidence of prepayment of receivables will be borne entirely by the securityholders. The related prospectus supplement may set forth certain additional information with respect to the maturity and prepayment considerations applicable to the receivables and the securities of the trust.

The rate of prepayments on the receivables may be influenced by a variety of economic, social and other factors, including the fact that an obligor may not sell or transfer its Financed Vehicle without CarMax Business Services’s consent. These factors may also include unemployment, servicing decisions, seasoning of receivables, destruction of vehicles by accident, sales of vehicles and market interest rates. A predominant factor affecting the prepayment of a large group of receivables is the difference between the interest rates on the receivables and prevailing market interest rates. If the prevailing market interest rates were to fall significantly below the interest rates borne by the receivables, the rate of prepayments and refinancings would be expected to increase. Conversely, if the prevailing market interest rates were to increase significantly above the interest rates borne by the receivables, the rate of prepayments and refinancings would be expected to decrease.

The related prospectus supplement may set forth certain additional information with respect to the maturity and prepayment considerations applicable to the receivables and the securities of the trust.

Pool Factors and Trading Information

The Servicer will provide to you in each report which it delivers to you a factor which you can use to compute your portion of the principal amount outstanding on the notes or certificates.

General

Calculation of the Factor For Your Class of Securities.    The Servicer will compute a separate factor for each class of notes and certificates issued. The factor for each class of securities will be a seven-digit decimal which the Servicer will compute prior to each distribution with respect to the related class of notes or certificates indicating the remaining outstanding principal amount of that class of securities, as of the applicable Distribution Date. The Servicer will compute the factor after giving effect to payments to be made on such Distribution Date, as a fraction of the initial outstanding principal amount of the related class of notes or certificates.

Your Portion of the Outstanding Amount of the Securities.    For each security you own, your portion of that class of notes or certificates, as applicable, will be the product of:

•	the original denomination of your security; and

•	the factor relating to your class of securities computed by the Servicer in the manner described above.

The Pool Factors Will Decline as the Trust Makes Payments on the Securities

The factor for each class of notes and certificates, if any, will initially be 1.0000000. The factors will then decline to reflect reductions, as applicable, in:

•	the outstanding principal balance of the applicable class of notes; or

•	the outstanding principal balance of the applicable class of certificates.

These amounts will be reduced over time as a result of scheduled payments, prepayments, purchases of the receivables by the Seller or the Servicer and liquidations of the receivables.

Additional Information

The noteholders and the certificateholders, as applicable, will receive reports on or about each Distribution Date concerning:

•	with respect to the Collection Period immediately preceding such Distribution Date, payments received on the related receivables, the outstanding principal balance of the related receivables, factors for each related class of notes and certificates, as applicable, and various other items of information; and

•	with respect to the second Collection Period preceding such Distribution Date, as applicable, amounts allocated or distributed on the preceding Distribution Date and any reconciliation of those amounts with information previously provided by the Servicer.

In addition, securityholders of record during any calendar year will be furnished information for tax reporting purposes not later than the latest date permitted by law. See “Certain Information Regarding the Securities—Reports to Securityholders”.

Use of Proceeds

Unless the related prospectus supplement provides for other applications, the net proceeds from the sale of the securities of a trust will be applied by the trust:

•	to purchase the receivables from the Seller;

•	if the trust has a pre-funding account, to make the deposit into that account;

•	if the trust has a yield supplement account, to make the deposit into that account;

•	if the trust has a reserve account, to make the initial deposit into that account; and

•	for any other purposes specified in the prospectus supplement.

The Seller will use that portion of the net proceeds paid to it with respect to any trust to purchase receivables from CarMax Business Services and to pay for certain expenses incurred in connection with the purchase of the receivables and the sale of the securities. The trust may also issue certain classes of securities to the Seller in partial payment for the receivables.

The Seller

The Seller was formed in the State of Delaware on August 6, 2003 as a limited liability company. The sole equity member of the Seller is CarMax Business Services. The Seller maintains its principal executive offices at 12800 Tuckahoe Creek Parkway, Suite 400, Richmond, Virginia 23238. Its telephone number is (804) 935-4512.

The Seller was organized principally for the purpose of purchasing receivables originated by CarMax Auto or an affiliate of CarMax Auto. The Seller has not and will not engage in any activity other than acquiring, owning, holding, selling, transferring, assigning, pledging or otherwise dealing in receivables secured by the Financed Vehicles or originating one or more Delaware statutory trusts or common law trusts owning receivables secured by the Financed Vehicles. The Seller anticipates that, as seller, it will acquire receivables to be included in each trust from CarMax Business Services in privately negotiated transactions. Neither the Seller nor any of the Seller’s affiliates will insure or guarantee the receivables or the securities of any series.

In structuring these transactions the Seller has taken steps intended to ensure that the voluntary or involuntary application for relief by CarMax Business Services under the Bankruptcy Code or similar state laws will not cause the assets and liabilities of the Seller to be consolidated with those of CarMax Business Services. See “Material Legal Issues Relating to the Receivables—Certain Bankruptcy Considerations” for more information.

CarMax

General

CarMax is the nation’s largest retailer of used vehicles. CarMax opened its first store in Richmond, Virginia in September 1993. CarMax Auto was incorporated in Virginia and is a wholly-owned subsidiary of CarMax, Inc. CarMax Business Services was organized in Delaware and is a wholly-owned indirect subsidiary of CarMax, Inc. and CarMax Auto. CarMax was the first used vehicle retailer to offer a large selection of quality used vehicles at low, fixed prices using a customer-friendly sales process in an attractive, modern sales facility. CarMax has designed a strategy to better serve the market by addressing the major sources of dissatisfaction with traditional used car retailing and to maximize operating efficiencies with sophisticated systems and standardized operating procedures and store formats.

CarMax purchases and sells used motor vehicles at each of its stores and sells new motor vehicles at certain of its stores under franchise agreements with various manufacturers. In addition, CarMax provides its customers with a full range of related products and services, including the financing of vehicle purchases, the sale of extended service contracts and vehicle repair service. In general, the used motor vehicles offered by CarMax are one to six years old with fewer than 60,000 miles. Each store also offers a limited selection of used motor vehicles that are more than six years old or have more than 60,000 miles. All used vehicles are thoroughly reconditioned to meet high mechanical, electrical, safety and cosmetic standards and must pass a comprehensive inspection before being offered for sale. All inspections are performed by qualified service technicians, most of whom are certified by the National Institute for Automotive Service Excellence.

CarMax acquires a significant portion of its used-vehicle inventory through its appraisal process in which it appraises and makes an offer to purchase any properly documented vehicle from the public. CarMax also acquires a significant portion of its used vehicles through auctions and, to a lesser extent, directly from other sources, including wholesalers, dealers and fleet owners. The CarMax management information system includes a database that is the central feature of CarMax’s inventory management and control system. This system tracks each vehicle throughout the sales process. Using the information provided by this system and applying sophisticated statistical modeling techniques enable CarMax to optimize its inventory mix and display by store, anticipate future inventory needs at each store, evaluate sales consultant performance and refine its vehicle pricing strategy. CarMax maintains strict inventory aging policies under which it disposes of any vehicle that has not been sold at retail within specified periods, though nearly the entire inventory offered at retail is sold at retail within the specified periods.

CarMax is not a party to any legal proceeding that could reasonably be expected to have a material impact on the trust or the interests of the noteholders or the certificateholders, if any.

Certain information concerning CarMax Auto Finance’s experience with respect to its portfolio of receivables, including previously sold receivables which CarMax Auto Finance continues to service, will be set forth in each prospectus supplement. We cannot assure you that the delinquency, repossession and net loss experience on any pool of receivables transferred to a trust will be comparable to that information.

CarMax Auto Finance

CarMax offers on-site financing to its customers through CarMax Auto Finance, the financing unit of CarMax Business Services (formerly the financing unit of CarMax Auto), and through third parties. CarMax began offering on-site financing to its customers through CarMax Auto Finance in September 1993 and currently originates installment sale contracts at all of its stores. On December 1, 2004, CarMax Auto assigned and contributed to CarMax Business Services substantially all of CarMax Auto’s operational assets relating to CarMax Auto Finance.

Underwriting Procedures

CarMax Auto Finance credit applications are accepted at all CarMax locations. Each application requires that the applicant provide current information regarding his or her employment history, bank accounts, income, debts, credit references and other factors that are relevant to an assessment of creditworthiness. This information is entered into a local terminal and transmitted electronically to CarMax Auto Finance for review. In addition, CarMax Auto Finance obtains one or more credit reports from major credit reporting agencies summarizing each applicant’s credit history and payment habits, including such items as open accounts, delinquent payments, bankruptcies, repossessions, lawsuits and judgments. CarMax Auto Finance uses credit scoring models developed by Fair Isaac & Co. together with internally developed decision rules to assess objectively an applicant’s creditworthiness and to help CarMax Auto Finance quantify credit risk and implement risk-adjusted pricing. The credit scoring models and decision rules are statistically derived from prior credit granting experience and analyze predictive information from the credit applications and credit bureau reports to generate a numerical credit score for each applicant. This numerical credit score indicates the risk associated with extending credit to the applicant.

The majority of all credit applications are accepted or declined automatically. In general, if an applicant meets the minimum credit score requirements using the credit scoring models, the related application is immediately approved. If the applicant does not meet these requirements, the related application is declined. Additionally, the decision rules are used to identify irregularities or certain risk factors in an application or credit file. If CarMax Auto Finance receives an application or credit file deemed to be irregular, incomplete or containing any of the risk factors identified in the decision rules or an applicant requests that an application be manually reviewed, that application will be reviewed by an experienced credit underwriter. CarMax Auto Finance’s credit underwriters manually approve or decline applications in accordance with credit policies established by senior management.

Each installment sale contract originated by CarMax in connection with the sale of a new or used motor vehicle is secured by that vehicle. The maximum loan amount for each financed vehicle is determined based upon the creditworthiness of the related obligor and is generally 125% of the selling price of the financed vehicle, including sales tax, license fees and title fees. In most cases, the selling price does not exceed the manufacturer’s suggested retail price, in the case of a new vehicle, or the “average blue book value” published by Kelley Blue Book Co., a standard reference source for dealers in used cars, in the case of a used vehicle. The amount financed is generally less than the maximum loan amount, depending upon the credit needs of the obligor. Furthermore, in each case where the amount financed exceeds the value of the related financed vehicle, CarMax Auto Finance has determined that the creditworthiness of the related obligor supports the additional loan amount. CarMax Auto Finance also finances service and extended warranty contracts purchased with respect to financed vehicles.

CarMax Auto Finance believes that the resale value of a vehicle purchased by an obligor will decline below the purchase price and, in some cases, may decline for a period of time below the principal balance outstanding on the related installment sale contract. CarMax Auto Finance regularly reviews the quality of its installment sale contracts and periodically conducts quality audits to ensure compliance with its established policies and procedures.

Collection Procedures

CarMax Auto Finance measures delinquencies by the number of days elapsed from the date a payment is due under an installment sale contract. CarMax Auto Finance considers a receivable to be delinquent when the related obligor fails to make a scheduled payment on or before the related due date. If a partial payment is received that is less than the regular monthly payment by more than a nominal amount determined by senior management and that deficiency is not cured on or before the related due date, the account will be considered delinquent. CarMax Auto Finance mails a computer-generated delinquency notice to each delinquent obligor before the related receivable becomes 16 days delinquent. CarMax Auto Finance also uses an automated delinquency monitoring system, which assigns delinquent receivables to different categories of collection priority based on the number of days of delinquency.

CarMax Auto Finance manages its delinquencies using software that offers the ability to alter collections strategy according to individual account behavior and historical performance. Account risk is determined through an analysis of behavioral factors, such as credit risk at the initiation of the loan, the number of payments made, the level of historical delinquency and the number of times the obligor has failed to keep payment arrangements. CarMax Auto Finance reviews its collections strategy on a daily basis and uses optimization techniques to evaluate its collections strategy.

CarMax Auto Finance’s collection efforts are divided into specific areas depending upon the level of delinquency. Accounts that are fewer than 30 days past due are assigned to the Early Collections Group. The collectors in this group attempt to contact delinquent obligors by telephone or letter based on the level of delinquency and the history of the account. In addition, CarMax Auto Finance’s customer service representatives are trained to handle accounts that are fewer than 30 days past due when receiving incoming calls. Accounts that reach a level of delinquency of greater than 30 days past due are assigned to the Late Collections Group, where they are reviewed by senior-level collectors who analyze each account to determine collateral risk. If a collector is unable to arrange payment on an account and determines that the collateral securing the account is at risk, the collector will recommend repossession of the related vehicle. All repossession recommendations must be reviewed and approved by a member of management before being forwarded to the repossession department in the Specialty Collections Group.

Once a vehicle is in CarMax Auto Finance’s possession, the related obligor has a redemption period during which he may redeem the vehicle by paying off the related receivable in full or, in some cases, by paying off all past due amounts. In either case, the obligor is also required to pay to CarMax Auto Finance the reasonable expenses incurred by CarMax Auto Finance in repossessing, holding and preparing the financed vehicle for disposition and arranging for its sale. In those states in which the UCC governs the redemption of financed vehicles, the obligor must be given reasonable notice of the date, time and place of any proposed public sale of a repossessed vehicle, or the date after which any proposed private sale of a repossessed vehicle may be held, and may redeem the vehicle at any time prior to sale. In most states in which laws other than the UCC govern the redemption of financed vehicles, the obligor must be given a specified period of time, usually between 10 and 30 days, to redeem a repossessed vehicle. At the conclusion of the redemption period, CarMax Auto Finance sells the vehicle and any remaining principal balance is charged off. All repossession activities are carried out in accordance with applicable state law and related procedures adopted by CarMax Auto Finance. Other departments in the Specialty Collections Group include recovery collections, remarketing, skip tracing, legal and bankruptcy.

In general, CarMax Auto Finance charges off a receivable on the earliest of:

•	the last business day of the month during which any payment, or any part of any payment, due under the receivable becomes 120 days or more delinquent, whether or not CarMax Auto Finance has repossessed the motor vehicle securing the receivable;

•	if CarMax Auto Finance has repossessed the motor vehicle securing the receivable, the last business day of the month during which the motor vehicle is liquidated; and

•	the last business day of the month during which CarMax Auto Finance determines in accordance with its customary practices that the receivable is uncollectible.

In general, CarMax Auto Finance may extend the due date for a current or past due payment for up to 30 days if the related installment sale contract has been in existence for at least six months and at least six monthly payments have been made. CarMax Auto Finance will only extend the due date for a payment if, after giving effect to such extension and to any payments made or any other extension granted in connection therewith, the related contract will be returned to current status. The total number of extensions an obligor may receive equals the number of years in the original term of the related installment sale contract, except that no more than two extensions will be granted during any 12-month period. In general, if an installment sale contract has been confirmed or reaffirmed in a bankruptcy proceeding and the related obligor has thereafter made three consecutive monthly payments, CarMax Auto Finance will return the contract to current status. All exceptions to these general rules under the extension policy must be approved by CarMax Auto Finance’s senior management. See “Description of the Receivables Transfer and Servicing Agreements—Servicing Procedures”.

Physical Damage Insurance

In general, each installment sale contract requires the related obligor to obtain physical damage insurance covering loss or damage to the related financed vehicle. There can be no assurances, however, that each Financed Vehicle will at all times be covered by physical damage insurance.

Principal Documents

In general, the operations of a trust will be governed by the following documents:

If the trust issues notes:

Document	Parties	Primary Purposes
Trust agreement	Trustee and the Seller

Creates the trust

Provides for issuance of certificates, if any, and payments to certificateholders, if any

Establishes rights and duties of the trustee

Establishes rights of certificateholders, if any

Indenture	Trust, as issuer of the notes, and indenture trustee	Provides for issuance of the notes, the terms of the notes and payments to noteholders Establishes rights and duties of the indenture trustee Establishes rights of noteholders

Receivables purchase agreement	CarMax Business Services and the Seller	Effects sale of receivables to the Seller Contains representations and warranties of CarMax Business Services concerning the receivables

Sale and servicing agreement	Trust, the Seller and the Servicer

Effects sale of receivables to the trust

Contains representations and warranties of the Seller concerning the receivables

Contains servicing obligations of the Servicer

Provides for compensation to the Servicer

Directs how cash flow will be applied to expenses of the trust and payments on its securities

If the trust is a grantor trust:

Document	Parties	Primary Purposes
Receivables purchase agreement	CarMax Business Services and the Seller	Effects sale of receivables to the Seller Contains representations and warranties of CarMax Business Services concerning the receivables

Pooling and servicing agreement	Trustee, the Seller and the Servicer

Creates the trust

Effects sale of receivables to the trust

Contains representations and warranties of the Seller concerning the receivables

Contains servicing obligations of the Servicer

Provides for compensation to the Servicer

Provides for issuance of certificates and payments to certificateholders

Directs how cash flow will be applied to expenses of the trust and payments to certificateholders

Establishes rights and duties of the trustee

Establishes rights of certificateholders

The material terms of these documents are described throughout this prospectus and in the related prospectus supplement. Each prospectus supplement for a series will describe any material provisions of these documents as used in the related series that differ in a material way from the provisions described in this prospectus.

A form of each of these principal documents has been filed as an exhibit to the registration statement of which this prospectus forms a part. The summaries of the principal documents in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of those principal documents.

Certain Information Regarding the Securities

General

The prospectus supplement will describe:

•	the timing, amount and priority of payments of principal and interest on each class of securities;

•	the interest rate for each class of securities or the formula for determining the interest rate;

•	the method for determining the amount of principal payments on each class of securities;

•	the priority of the application of the trust’s available funds to its expenses and payments on its securities; and

•	the method for allocating losses among each class of securities.

The rights of any class of securities to receive payments may be senior or subordinate to other classes of securities. A security may be entitled to:

•	principal payments with disproportionate, nominal or no interest payments;

•	interest payments with disproportionate, nominal or no principal payments; or

•	residual cash flow remaining after all other classes have been paid.

Each class of securities entitled to receive interest payments may bear interest at a fixed rate of interest or a floating rate of interest as more fully described in this prospectus and in the related prospectus supplement. If a class of securities is redeemable, the prospectus supplement will describe when they may be redeemed and at what price. The aggregate initial principal amount of the securities issued by a trust may be greater than, equal to or less than the aggregate initial principal amount of the receivables held by that trust.

Payments of principal and interest on any class of securities will be made on a pro rata basis among all the securityholders of that class. If the amount of funds available to make a payment on a class is less than the required payment, the holders of the securities of that class will receive their pro rata share of the available amount. A series may provide for a liquidity facility or similar arrangement that permits one or more classes of securities to be paid in planned amounts on specified Distribution Dates.

Fixed Rate Securities

Each class of fixed rate securities will bear interest at the applicable per annum interest rate or pass-through rate, as the case may be, specified in the related prospectus supplement. Interest on each class of fixed rate securities may be computed on the basis of a 360-day year of twelve 30-day months or on such other day count basis as is specified in the related prospectus supplement.

Floating Rate Securities

Each class of floating rate securities will bear interest for each applicable interest accrual period described in the prospectus supplement at a rate determined by reference to a base rate of interest, plus or minus the number of basis points specified in the prospectus supplement, if any, or multiplied by the percentage specified in the prospectus supplement, if any, or as otherwise specified in the related prospectus supplement.

The base rate of interest for any floating rate securities will be based on a London interbank offered rate, commercial paper rates, Federal funds rates, United States government treasury securities rates, negotiable certificates of deposit rates or another rate or rates set forth in the related prospectus supplement.

A class of floating rate securities may also have either or both of the following (in each case expressed as a rate per annum):

•	a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest accrual period; provided, that the interest rate applicable to any class of floating rate securities will in no event be higher than the maximum rate permitted by applicable law; and

•	a minimum limitation, or floor, on the rate at which interest may accrue during any interest accrual period.

Each trust issuing floating rate securities may appoint a calculation agent to calculate interest rates on each class of its floating rate securities. The prospectus supplement will identify the calculation agent, if any, for each class of floating rate securities, which may be either the trustee or indenture trustee with respect to the trust. All determinations of interest by a calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate securities. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward.

Book-Entry Registration

The Trusts May Use Book-Entry Registration Instead of Issuing Definitive Securities.    Except for the securities, if any, of a trust retained by the Seller, each class of securities offered through this prospectus and the related prospectus supplement may initially be represented by one or more certificates registered in the name of Cede & Co., DTC’s nominee, except as set forth below. The securities will be available for purchase in the denominations specified in the related prospectus supplement and may be available for purchase in book-entry form only. Accordingly, Cede & Co. is expected to be the holder of record of any class of securities issued in book-entry form. If a class of securities is issued in book-entry form, unless and until Definitive Securities are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, you, as an owner of securities, will not be entitled to receive a physical certificate representing your interest in the securities of that class. Beneficial owners will not be recognized by the indenture trustee as “holders”, as such term will be used in the indenture. Beneficial owners will only be permitted to exercise the rights of holders indirectly through DTC and its participants, as further described below.

If a class of securities is issued in book-entry form, all references in this prospectus and in the related prospectus supplement to actions by holders of that class of securities refer to actions taken by DTC upon instructions from its participating organizations and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to securityholders refer to distributions, notices, reports and statements to DTC or its nominee, as the case may be, as the registered holder of the related securities for distribution to the related securityholders in accordance with DTC’s procedures with respect thereto. The rules applicable to DTC and its participants are on file with the SEC.

The prospectus supplement will specify whether the holders of the notes or certificates of the trust may hold their respective securities as book-entry securities.

To facilitate subsequent transfers, all senior securities deposited by participants with DTC will be registered in the name of Cede & Co., as nominee of DTC. The deposit of senior securities with DTC and their registration in the name of Cede & Co. will not change beneficial ownership. DTC will have no knowledge of the actual beneficial owners, and its records will reflect only the identity of the participants to whose accounts such senior securities are credited, which may or may not be the ultimate owners. Participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

You may hold your securities through DTC in the United States, Clearstream or the Euroclear System in Europe or in any manner described in the related prospectus supplement. The global securities will be tradeable as home market instruments in both the European and United States domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Initial Settlement of the Global Securities.    All global securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their customers or participants through their respective depositaries, which in turn will hold the positions in accounts as DTC participants.

Investors electing to hold their global securities through DTC will follow the settlement practices that apply to United States corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their global securities through Clearstream or Euroclear accounts will follow the settlement procedures that apply to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Except as required by law, none of the administrator, if any, the applicable trustee or the applicable indenture trustee, if any, will have any liability for any aspect of the records relating to payments made on account of beneficial ownership interests of the securities of any trust held by DTC’s nominee, DTC, Clearstream or Euroclear or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Secondary Market Trading of the Global Securities.    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading Between DTC Participants.    Secondary market trading between DTC participants will be settled using the procedures applicable to United States corporate debt obligations in same-day funds.

Trading Between Clearstream Customers and/or Euroclear Participants.    Secondary market trading between Clearstream Customers or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream or Euroclear Purchaser.    When global securities are to be transferred from the account of a DTC participant to the account of a Clearstream Customer or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream Customer or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective depositary, as the case may be, to receive the global securities against payment. Payment will include interest accrued on the global securities from and including the last Distribution Date to and excluding the settlement date. Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the global securities. After settlement has been completed, the global securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream Customer’s or Euroclear participant’s account. The global securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the global securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream Customers and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the global securities are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream Customers or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream Customers or Euroclear participants purchasing global securities would incur overdraft charges for one day, assuming they cleared the overdraft when the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of any overdraft charges, although this result will depend on each Clearstream Customer’s or Euroclear participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending global securities to the respective depositary for the benefit of Clearstream Customers or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading Between Clearstream or Euroclear Seller and DTC Purchaser.    Due to time zone differences in their favor, Clearstream Customers and Euroclear participants may employ their customary procedures for transactions in which global securities are to be transferred by the respective clearing system, through the respective depositaries, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Customer or Euroclear participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the respective depositaries, as appropriate, to deliver the global securities to the DTC participant’s account against payment. Payment will include interest accrued on the global securities from and including the last Distribution Date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream Customer or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream Customer’s or Euroclear participant’s account would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. Should the Clearstream Customer or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date, that is, the trade fails, receipt of the cash proceeds in the Clearstream Customer’s or Euroclear participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream Customers or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

•	borrowing the global securities in the United States from a DTC participant no later than one day prior to settlement, which would give the global securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream Customer or Euroclear participant.

The securityholders who are not participants, either directly or indirectly, but who desire to purchase, sell or otherwise transfer ownership of, or other interest in, securities may do so only through direct or indirect participants. In addition, securityholders will receive all distributions of principal and interest from the indenture trustee or the applicable trustee through the participants who in turn will receive them from DTC. Under a book-entry format, securityholders may experience some delay in their receipt of payments, since the payments will be forwarded by the applicable trustee to DTC’s nominee. DTC will forward the payments to its participants which thereafter will forward them to indirect participants or securityholders. To the extent the related prospectus supplement provides that Book-Entry Securities will be issued, the only “noteholder” or “certificateholder”, as applicable, will be DTC’s nominee. Securityholders will not be recognized by the applicable trustee as “noteholders” or “certificateholders” and securityholders will be permitted to exercise the rights of securityholders only indirectly through DTC and its participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a securityholder to pledge securities to persons or entities that do not participate in the DTC system, or otherwise take actions with respect to these securities, may be limited due to the lack of a physical certificate for these securities.

Neither DTC nor Cede & Co. will consent or vote with respect to the senior securities. Under its usual procedures, DTC will mail an omnibus proxy to the indenture trustee or the trustee, as the case may be, as soon as possible after each applicable record date for such a consent or vote. The omnibus proxy will assign Cede & Co.’s consenting or voting rights to those participants to whose accounts the related securities will be credited on that record date, identified in a listing attached to the omnibus proxy.

DTC will advise the related administrator of each trust that it will take any action permitted to be taken by a securityholder under the related indenture, trust agreement or pooling and servicing agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that these actions are taken on behalf of participants whose holdings include these undivided interests.

Non-United States holders of global securities will be subject to United States withholding taxes unless these holders meet certain requirements and deliver appropriate United States tax documents to the securities clearing organizations or their participants.

The Depositories.    DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York UCC, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include any of the underwriters of securities of the trust), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of Clearstream Customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any of the underwriters of any trust securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and the risk from transfers of securities and cash that are not simultaneous.

The Euroclear system has subsequently been extended to clear and settle transactions between Euroclear participants and counterparties both in Clearstream and in many domestic securities markets. Transactions may be settled in any of 34 currencies. In addition to safekeeping and securities clearance and settlement, the Euroclear system includes securities lending and borrowing and money transfer services. The Euroclear system is operated by Euroclear Bank, S.A./N.V., acting as the Euroclear operator. The Euroclear operator has a banking license from the Belgian Banking and Finance Commission. As such, it is regulated and examined by the Belgian Banking and Finance Commission.

All operations are conducted by the Euroclear operator and all Euroclear securities clearance accounts and cash accounts are accounts with the Euroclear operator. They are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law. These govern all transfers of securities and cash, both within the Euroclear system, and receipts and withdrawals of securities and cash. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include any of the underwriters of any trust securities. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator acts under the Terms and Conditions, the Operating Procedures of the Euroclear system and Belgian law only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among DTC, Clearstream and Euroclear participants, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.

Definitive Securities

With respect to any class of notes and any class of certificates issued in book-entry form, such notes or certificates will be issued in fully registered, certificated form to noteholders or certificateholders, as applicable, or their respective nominees, rather than to DTC or its nominee, only if:

•	the administrator of the trust or the Servicer notifies the trustee of the trust that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the securities and the administrator or the trustee, as the case may be, is unable to locate a qualified successor; or

•	after the occurrence of an Event of Default or an Event of Servicing Termination, holders representing not less than 51% of the outstanding principal amount of the notes or the certificates, as the case may be, of such class advise DTC and the indenture trustee or the trustee in writing that the continuation of a book-entry system through DTC, or a successor thereto, with respect to the notes or certificates is no longer in the best interest of the holders of the securities.

Upon the occurrence of any event described in the immediately preceding paragraph, the indenture trustee or the trustee will be required to notify all applicable securityholders of a given class through participants of the availability of Definitive Securities. Upon surrender by DTC of the Definitive Securities representing the corresponding securities and receipt of instructions for re-registration, the indenture trustee or the trustee will reissue the securities as Definitive Securities to the securityholders.

Distributions of principal of, and interest on, the Definitive Securities will thereafter be made by the indenture trustee or the trustee in accordance with the procedures set forth in the related indenture or the related trust agreement directly to holders of Definitive Securities in whose names the Definitive Securities were registered at the close of business on the Record Date specified for such securities in the related prospectus supplement. Unless otherwise specified in the related prospectus supplement, the distributions will be made by check mailed to the address of the holder as it appears on the register maintained by the indenture trustee or trustee. The final payment on any Definitive Security, however, will be made only upon presentation and surrender of the Definitive Security at the office or agency specified in the notice of final distribution to the applicable securityholders.

Definitive Securities will be transferable and exchangeable at the offices of the indenture trustee or the trustee or of a registrar named in a notice delivered to holders of Definitive Securities. No service charge will be imposed for any registration of transfer or exchange, but the indenture trustee or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Reports to Securityholders

On or prior to each Distribution Date, the Servicer or the administrator will prepare and provide to the related indenture trustee and/or trustee a statement to be delivered to the securityholders on such Distribution Date. Each statement to be delivered to the securityholders on a Distribution Date will include, to the extent applicable to those securityholders, the following information, and any other information so specified in the prospectus supplement, with respect to such Distribution Date or the period since the previous Distribution Date, as applicable:

(1)	the amount of the distribution allocable to principal of each class of securities;

(2)	the amount of the distribution allocable to interest on or with respect to each class of securities;

(3)	the amount of the distribution allocable to draws from any reserve account or payments in respect of any other credit or cash flow enhancement arrangement;

(4)	the aggregate outstanding principal balance of the receivables in the trust as of the close of business on the last day of the related Collection Period;

(5)	any credit enhancement amount;

(6)	the aggregate outstanding principal amount and the appropriate factor for each class of notes, and the aggregate outstanding principal amount and the appropriate factor for each class of certificates, if any, each after giving effect to all payments reported under clause (1) above on that date;

(7)	the amount of the servicing fee paid to the Servicer and the amount of any unpaid servicing fee with respect to the related Collection Period or any prior Collection Period, as the case may be;

(8)	the amount of the aggregate losses realized on the receivables during the related Collection Period, calculated as described in the related prospectus supplement;

(9)	previously due and unpaid interest payments, plus interest accrued on such unpaid interest to the extent permitted by law, if any, on each class of securities, and the change in these amounts from the preceding statement;

(10)	previously due and unpaid principal payments, plus interest accrued on such unpaid principal to the extent permitted by law, if any, on each class of securities, and the change in these amounts from the preceding statement;

(11)	the aggregate amount to be paid in respect of receivables, if any, repurchased in respect of the related Collection Period;

(12)	the balance of any reserve account, if any, on that date, after giving effect to changes on that date;

(13)	the amount of advances to be made by the Servicer in respect of the related Collection Period;

(14)	for each Distribution Date during any Funding Period, the amount remaining in the pre-funding account;

(15)	for the first Distribution Date that is on or immediately following the end of any Funding Period, the amount remaining in the pre-funding account that has not been used to fund the purchase of Subsequent Receivables and is being passed through as payments of principal on the securities of the trust; and

(16)	the amount of any cumulative shortfall between payments due in respect of any credit or cash flow enhancement arrangement and payments received in respect of the credit or cash flow enhancement arrangement, and the change in any shortfall from the preceding statement.

Within the prescribed period of time for federal income tax reporting purposes after the end of each calendar year during the term of each trust, the applicable trustee will mail to each person who at any time during such calendar year was a securityholder and received any payment with respect to the trust a statement containing certain information for the purposes of the securityholder’s preparation of federal income tax returns. See “Material Federal Income Tax Consequences”.

Securities Owned by the Trust, the Seller, the Servicer or their Affiliates

In general, except as otherwise described in the transaction documents relating to a series of securities issued by a trust, any securities owned by the trust, the Seller, the Servicer or any of their respective affiliates will be entitled to benefits under such documents equally and proportionately to the benefits afforded other owners of securities, except that such securities will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of securityholders have given any request, demand, authorization, direction, notice, consent or waiver under such documents.

Limitation on Right to Institute Bankruptcy Proceedings

Each trustee and each securityholder, by accepting the related securities or a beneficial interest therein, will covenant that they will not at any time institute against the trust any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

Description of the Indenture

Each trust that issues notes will issue one or more classes of notes under the terms of an indenture between the trust and the related indenture trustee. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary describes the material provisions common to the notes of each trust that issues notes. The related prospectus supplement will give you additional information on the material provisions specific to the notes which you are purchasing. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the notes and the indenture.

Events of Default

Except as otherwise provided in the related prospectus supplement, the following events will constitute “Events of Default” under each indenture:

•	a default in the payment of interest on any note of the Controlling Class for five or more Business Days;

•	a default in the payment of principal of any note on the related final scheduled Distribution Date;

•	a default in the observance or performance of any other material covenant or agreement of the trust made in the indenture and such default not having been cured for a period of 60 days after written notice thereof has been given to the trust by the Seller or the indenture trustee or to the trust, the Seller and the indenture trustee by the holders of notes evidencing not less than 25% of the aggregate principal amount of the Controlling Class;

•	any representation or warranty made by the trust in the indenture or in any certificate delivered pursuant thereto or in connection therewith having been incorrect in any material respect as of the time made and such incorrectness not having been cured for a period of 30 days after written notice thereof has been given to the trust by the Seller or the indenture trustee or to the trust, the Seller and the indenture trustee by the holders of notes evidencing not less than 25% of the aggregate principal amount of the Controlling Class;

•	certain events of bankruptcy, insolvency, receivership or liquidation of the applicable trust or its property as specified in the indenture; and

•	any other events set forth in the related prospectus supplement.

The amount of principal due and payable on a class of notes on any Distribution Date prior to the related final scheduled Distribution Date generally will be limited to amounts available to pay principal. Therefore, the failure to pay principal on a class of notes generally will not result in the occurrence of an Event of Default until the final scheduled Distribution Date for that class of notes.

Rights Upon Event of Default

Except as otherwise provided in the related prospectus supplement, if an Event of Default shall have occurred and be continuing, the indenture trustee or the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class may, upon prior written notice to each Rating Agency, declare the notes immediately due and payable by written notice to the trust (and to the indenture trustee if given by the holder of notes), CarMax Funding and the Servicer. Any declaration of acceleration by the indenture trustee or the holders of notes may be rescinded by the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class at any time before a judgment or decree for payment of the amount due has been obtained by the indenture trustee if the trust has deposited with the indenture trustee an amount sufficient to pay all principal of and interest on the notes and all other amounts then due as if the Event of Default giving rise to the declaration of acceleration had not occurred and all Events of Default, other than the nonpayment of principal of the notes that has become due solely as a result of the acceleration, have been cured or waived.

If the notes have been declared immediately due and payable by the indenture trustee or the holders of notes following an Event of Default, the indenture trustee may, and at the direction of the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class shall, institute proceedings to collect amounts due, exercise remedies as a secured party, including foreclosure or sale of the property of the trust, or elect to maintain the property of the trust and continue to apply proceeds from the property of the trust as if there had been no declaration of acceleration. The indenture trustee may not, however, sell the property of the trust following an Event of Default, other than a default for five or more Business Days in the payment of interest on the notes of the Controlling Class or a default in the payment of any required principal payment on the notes, unless:

•	the holders of all the outstanding notes consent to the sale, excluding notes held by the Seller, CarMax Business Services or any of their respective affiliates;

•	the proceeds of the sale will be sufficient to pay in full the principal of and interest on the outstanding notes; or

•	the indenture trustee determines that the property of the trust would not be sufficient on an ongoing basis to make all payments on the notes as those payments would have become due had the notes not been declared due and payable and the holders of notes evidencing not less than 66 2/3% of the aggregate principal amount of the Controlling Class consent to the sale.

The indenture trustee may, but need not, obtain and rely upon an opinion of an independent accountant or investment banking firm as to the sufficiency of the property of the trust to pay principal of and interest on the notes on an ongoing basis. Any money received as a result of the sale of trust property will first be applied to pay any fees and expenses due to the indenture trustee.

If the property of the trust is sold following an Event of Default and the proceeds of that sale are not sufficient to pay in full the principal amount of and all accrued but unpaid interest on the notes, the indenture trustee will withdraw available amounts from any reserve account in respect of that shortfall.

If a trust issues a class of notes that is subordinated to one or more other classes of notes and an Event of Default shall have occurred and be continuing, the related indenture trustee may be deemed to have a conflict of interest under the Trust Indenture Act of 1939 and a successor trustee may be appointed for one or more of such classes of notes. If any amounts remain unpaid with respect to the then most senior class of notes outstanding, only the trustee for that class of notes will have the right to exercise remedies under the indenture (but the other classes of notes will be entitled to their respective shares of any proceeds of enforcement, subject to their subordination to each more senior class of notes as described herein), and only the noteholders from the then most senior class of notes outstanding will have the right to direct or consent to any action to be taken, including sale of the trust property, until that particular class of notes is paid in full. Upon repayment in full of the most senior class of notes outstanding, all rights to exercise remedies under the indenture will transfer to the trustee for the then most senior class of notes outstanding, and for so long as any amounts remain unpaid with respect to that class of notes, only the trustee for that class of notes will have the right to exercise remedies under the indenture.

If an Event of Default shall have occurred and be continuing, the indenture trustee generally will be under no obligation to exercise any of its rights or powers under the related indenture at the request or direction of any of the holders of the notes if the indenture trustee reasonably believes that it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with that request or direction. The holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class will have the right, subject to certain limitations contained in the related indenture, to direct the time, method and place of conducting any proceeding or any remedy available to the indenture trustee.

Except as otherwise provided in the related prospectus supplement, no holder of a note of any trust will have the right to institute any proceeding with respect to the related indenture, unless:

•	the holder previously has given to the indenture trustee written notice of a continuing Event of Default;

•	the holders of notes evidencing not less than 25% of the aggregate principal amount of the Controlling Class have made written request to the indenture trustee to institute such proceeding in its own name as indenture trustee;

•	the holder or holders have offered the indenture trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in complying with such request;

•	the indenture trustee has for 60 days after such notice, request and offer of indemnity failed to institute the proceeding; and

•	no direction inconsistent with such request has been given to the indenture trustee during such 60-day period by the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class.

If the indenture trustee receives conflicting or inconsistent requests and indemnity from two or more groups of noteholders, each holding notes evidencing less than 51% of the aggregate principal amount of the Controlling Class, the indenture trustee in its sole discretion will determine what action, if any, will be taken with respect to such requests.

The indenture trustee and the holders of notes, by accepting the notes, will covenant that they will not at any time institute against the related trust any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

With respect to any trust, neither the related indenture trustee nor the related trustee in its individual capacity, nor any holder of a certificate, if any, representing an ownership interest in the trust nor any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of the trust contained in the related indenture.

The right of any noteholder to receive payments of principal and interest on its notes when due, or to institute suit for any payments not made when due, shall not be impaired or affected without the holder’s consent.

Waiver of Past Defaults

Except as otherwise provided in the related prospectus supplement, prior to acceleration of the maturity of the notes, the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class may waive any past default or Event of Default, other than a default in payment of principal of or interest on the notes or in respect of any covenant or other provision in the related indenture that cannot be amended, supplemented or modified without the unanimous consent of the noteholders. No such waiver will impair the rights of holders of notes with respect to any subsequent default or Event of Default.

Covenants

Except as otherwise provided in the related prospectus supplement, each trust will be subject to the covenants described below, as provided in the related indenture.

•	Restrictions on Merger and Consolidation. Each trust may not consolidate with or merge into any other entity, unless:

•	the entity formed by or surviving the consolidation or merger is organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the entity formed by or surviving the consolidation or merger expressly assumes the trust’s obligation to make due and punctual payments of principal of and interest on the related notes and to perform or observe every agreement and covenant of the trust under the indenture;

•	no event that is, or with notice or lapse of time or both would become, an Event of Default shall have occurred and be continuing immediately after the consolidation or merger;

•	the trust has been advised that the ratings of the notes and the certificates, if any, of the trust then in effect would not be reduced or withdrawn by any Rating Agency as a result of the consolidation or merger;

•	the trust has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the trust or to any related noteholder or certificateholder, if any;

•	any action that is necessary to maintain the lien and security interest created by the related indenture shall have been taken; and

•	the trust has received an opinion of counsel and an officer’s certificate each stating that the consolidation or merger satisfies all requirements under the related indenture.

•	Other Negative Covenants. Each trust will not, among other things:

•	except as expressly permitted by the documents relating to the trust, sell, transfer, exchange or otherwise dispose of any of its properties or assets;

•	claim any credit on or make any deduction from the principal and interest payable in respect of the related notes, other than amounts properly withheld under the Internal Revenue Code or applicable state law, or assert any claim against any present or former noteholder because of the payment of taxes levied or assessed upon the trust;

•	dissolve or liquidate in whole or in part;

•	permit the lien of the related indenture to be subordinated or otherwise impaired;

•	permit the validity or effectiveness of the related indenture to be impaired or permit any person to be released from any covenants or obligations with respect to the notes under the indenture except as may be expressly permitted thereby;

•	permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the trust or any part thereof, or any interest therein or the proceeds thereof, except for tax, mechanics’ or certain other liens and except as may be created by the terms of the related indenture; or

•	permit the lien of the related indenture not to constitute a valid and perfected first priority security interest in the assets of the trust, other than with respect to any such tax, mechanics’ or other lien.

No trust may engage in any activity other than as described in the related prospectus supplement. No trust will incur, assume or guarantee any indebtedness other than indebtedness incurred under the related notes and indenture, the related certificates, if any, and as a result of any advances made to it by the Servicer or otherwise in accordance with the related sale and servicing agreement, pooling and servicing agreement or other documents relating to the trust.

List of Noteholders

Any three or more holders of the notes of any trust may, by written request to the related indenture trustee accompanied by a copy of the communication that the requesting noteholders propose to send, obtain access to the list of all noteholders maintained by the indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the related indenture or under such notes. The indenture trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting noteholders, to all noteholders of the trust.

Annual Compliance Statement

Each trust will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under the indenture.

Indenture Trustee’s Annual Report

If required by the Trust Indenture Act of 1939, the indenture trustee for each trust will be required to mail each year to all related noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee under the related indenture, any amounts advanced by it under the indenture, the amount, interest rate and maturity date of certain indebtedness owing by the trust to the indenture trustee in its individual capacity, the property and funds physically held by the indenture trustee as such and any action taken by the indenture trustee that materially affects the related notes and that has not been previously reported.

Satisfaction and Discharge of Indenture

An indenture will be discharged with respect to the collateral securing the related notes upon the delivery to the related indenture trustee for cancellation of all such notes or, with certain limitations, upon deposit with the indenture trustee of funds sufficient for the payment in full of all such notes.

Modification of Indenture

Except as otherwise provided in the related prospectus supplement, each trust and the related indenture trustee may, without the consent of the related noteholders, with prior written notice to each Rating Agency, enter into one or more supplemental indentures for the purpose of, among other things, adding to the covenants of the trust for the benefit of the noteholders, curing any ambiguity, correcting or supplementing any provision of the related indenture which may be inconsistent with any other provision of the indenture, this prospectus or the related prospectus supplement or adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture which will not be inconsistent with other provisions of the indenture; provided, however, that no such supplemental indenture may materially adversely affect the interests of any noteholder.

Except as otherwise provided in the related prospectus supplement, each trust and the related indenture trustee may, with the consent of the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class and with prior written notice to each Rating Agency, enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the related indenture or modifying in any manner the rights of the noteholders under the indenture; provided, however, that no such supplemental indenture may, without the consent of all noteholders affected by such supplemental indenture:

•	change the final scheduled Distribution Date or the due date of any installment of principal of or interest on any note or reduce the principal amount, the interest rate or the redemption price with respect to any note, change the application of collections on or the proceeds of a sale of the property of the trust to payment of principal and interest on the notes or change any place of payment where, or the coin or currency in which, any note or any interest on any note is payable;

•	impair the right to institute suit for the enforcement of provisions of the related indenture regarding certain payments;

•	reduce the percentage of the aggregate principal amount of the Controlling Class or of the notes the consent of the holders of which is required for any such supplemental indenture or the consent of the holders of which is required for any waiver of compliance with certain provisions of the related indenture or of certain defaults thereunder and their consequences as provided for in the indenture;

•	modify or alter the provisions of the related indenture regarding the voting of notes held by the related trust, any other obligor on the notes, the Seller, the Servicer or an affiliate of any of them or modify or alter the definition of Note Balance or the definition of Controlling Class;

•	reduce the percentage of the aggregate principal amount of the Controlling Class or of the notes the consent of the holders of which is required to direct the related indenture trustee to sell or liquidate the property of the trust after an Event of Default if the proceeds of the sale or liquidation would be insufficient to pay in full the principal amount of and accrued but unpaid interest on the outstanding notes and certificates, if any, of the trust;

•	reduce the percentage of the aggregate principal amount of the Controlling Class or of the notes the consent of the holders of which is required to amend the sections of the related indenture which specify the applicable percentage of the aggregate principal amount of the Controlling Class or of the notes of the trust necessary to amend the indenture or any of the other documents relating to the trust;

•	affect the calculation of the amount of interest or principal payable on any note on any Distribution Date, including the calculation of any of the individual components of such calculation;

•	affect the rights of the noteholders to the benefit of any provisions for the mandatory redemption of the notes provided in the related indenture; or

•	permit the creation of any lien ranking prior to or on a parity with the lien of the related indenture with respect to any of the collateral for the notes or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any such collateral or deprive the holder of any note of the security afforded by the lien of the indenture.

A supplemental indenture will be deemed not to materially adversely affect the interests of any noteholder if the person requesting the supplemental indenture obtains and delivers to the related indenture trustee:

•	an opinion of counsel to that effect; or

•	a letter from each Rating Agency to the effect that the supplemental indenture would not result in a downgrading or withdrawal of its rating then assigned to any class of notes.

No supplemental indenture will be permitted unless an opinion of counsel is delivered to the indenture trustee to the effect that the supplemental indenture will not materially adversely affect the taxation of any note or any holder of notes, or adversely affect the tax status of the related trust.

The Indenture Trustee

The indenture trustee for each series of notes will be specified in the related prospectus supplement.

Duties of the Indenture Trustee.    Except upon the occurrence and during the continuation of an Event of Default, the indenture trustee:

•	will perform those duties and only those duties that are specifically set forth in the related indenture;

•	may, in the absence of bad faith, rely on certificates or opinions furnished to the indenture trustee which conform to the requirements of the indenture as to the truth of the statements and the correctness of the opinions expressed in those certificates or opinions; and

•	will examine any certificates and opinions which are specifically required to be furnished to the indenture trustee under the indenture to determine whether or not they conform to the requirements of the indenture.

If an Event of Default shall have occurred and be continuing, the indenture trustee will be required to exercise the rights and powers vested in it by the related indenture and to use the same degree of care and skill in the exercise of those rights and powers as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs.

Compensation; Indemnification.    The administrator of each trust will pay to the indenture trustee from time to time reasonable compensation for its services, reimburse the indenture trustee for all expenses, advances and disbursements reasonably incurred or made by it and indemnify the indenture trustee for, and hold it harmless against, any and all losses, liabilities or expenses, including reasonable attorneys’ fees, incurred by it in connection with the administration of the trust and the performance of its duties under the related indenture; provided, however, that the administrator will not indemnify the indenture trustee for, or hold it harmless against, any loss, liability or expense incurred by it through its own willful misconduct, negligence or bad faith. The indenture trustee will not be liable:

•	for any error of judgment made by it in good faith unless it is proved that it was negligent in ascertaining the pertinent facts;

•	for any action it takes or omits to take in good faith in accordance with directions received by it from the noteholders in accordance with the terms of the related indenture; or

•	for interest on any money received by it except as it and the trust may agree in writing.

The indenture trustee will not be deemed to have knowledge of any Event of Default unless a responsible officer of the indenture trustee has actual knowledge of the default or has received written notice of the default in accordance with the related indenture.

Replacement of Indenture Trustee

The indenture trustee may resign at any time by notifying the trust and the noteholders. Additionally, if a trust issues a class of notes that is subordinated to one or more other classes of notes and an Event of Default occurs under the related indenture, the indenture trustee may be deemed to have a conflict of interest under the Trust Indenture Act of 1939 and may be required to resign as trustee for one or more of such classes. In any such case, the indenture will provide for the appointment of a successor indenture trustee for such classes.

Except as otherwise provided in the related prospectus supplement, the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class may remove the indenture trustee without cause and, following that removal, may appoint a successor indenture trustee. The trust will be required to remove the indenture trustee if:

•	the indenture trustee ceases to be eligible to continue as the indenture trustee under the related indenture;

•	the indenture trustee is adjudged to be bankrupt or insolvent;

•	a receiver or other public officer takes charge of the indenture trustee or its property; or

•	the indenture trustee otherwise becomes incapable of acting.

Upon the resignation or removal of the indenture trustee, or the failure of the noteholders to appoint a successor indenture trustee following the removal of the indenture trustee without cause, the administrator will be required promptly to appoint a successor indenture trustee under the indenture. Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee will not become effective until acceptance of such appointment by the successor indenture trustee.

Description of the Receivables Transfer and Servicing Agreements

This summary describes the material provisions of the documents under which the Seller will purchase the receivables from CarMax Business Services, a trust will purchase the receivables from the Seller and the Servicer will service the receivables on behalf of the trust. In the case of a trust that is not a grantor trust, these documents are the receivables purchase agreement and the sale and servicing agreement. In the case of a grantor trust, these documents are the receivables purchase agreement and the pooling and servicing agreement. This summary also describes the material provisions of the trust agreement for a trust that is not a grantor trust. Forms of certain of these documents have been filed as exhibits to the registration statement of which this prospectus forms a part. This summary describes the material provisions of these documents common to the securities of each trust. The related prospectus supplement will give you additional information on the material provisions specific to the securities which you are purchasing. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of these documents.

Sale and Assignment of Receivables

Sale and Assignment of Receivables.    CarMax Business Services will transfer and assign to the Seller, without recourse, under a receivables purchase agreement its entire interest in the related receivables, including its security interests in the related Financed Vehicles. The Seller will then transfer and assign to the related trust, without recourse, under a sale and servicing agreement or a pooling and servicing agreement, as applicable, its entire interest in those receivables, including its security interests in the related Financed Vehicles. Each receivable will be identified in a schedule appearing as an exhibit to the receivables purchase agreement and as an exhibit to the sale and servicing agreement or the pooling and servicing agreement, as applicable. The prospectus supplement for each trust will specify whether, and the terms, conditions and manner under which, Subsequent Receivables, if any, will be transferred and assigned by CarMax Business Services to the Seller and by the Seller to the trust on each Subsequent Transfer Date.

Representations and Warranties.    CarMax Business Services will represent and warrant to the Seller in each receivables purchase agreement, and the Seller will represent and warrant to the related trust in each sale and servicing agreement or pooling and servicing agreement, as applicable, among other things, that at the date of issuance of the related notes and/or certificates, if any, or at the applicable Subsequent Transfer Date:

•	each receivable has been originated by CarMax Auto or an affiliate of CarMax Auto in the ordinary course of business in connection with the sale of a new or used motor vehicle to an obligor located in one of the states of the United States or the District of Columbia and contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security;

•	each receivable and the sale of the related Financed Vehicle complies in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code, and any other consumer credit, equal opportunity and disclosure laws applicable to such receivable and sale;

•	each receivable represents the genuine, legal, valid and binding payment obligation in writing of the related obligor, enforceable by the holder thereof in all material respects in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

•	immediately prior to the transfer of each receivable by CarMax Business Services to the Seller, such receivable was secured by a valid, binding and enforceable first priority perfected security interest in favor of CarMax Business Services in the related Financed Vehicle, which security interest has been validly assigned by CarMax Business Services to the Seller and by the Seller to the trust;

•	no receivable is subject to any right of rescission, setoff, counterclaim or defense, and CarMax Business Services or the Seller, as applicable, has no knowledge of any such right having been asserted or threatened with respect to any receivable;

•	CarMax Business Services or the Seller, as applicable, has no knowledge of any liens or claims that have been filed, including liens for work, labor, materials or unpaid taxes, relating to a Financed Vehicle that are prior to, or equal or coordinate with, the security interest in such Financed Vehicle created by the related receivable;

•	except for payment defaults continuing for a period of not more than 30 days as of the Cutoff Date, CarMax Business Services or the Seller, as applicable, has no knowledge that a default, breach, violation or event permitting acceleration under the terms of any receivable has occurred or that a continuing condition that with notice or lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any receivable has arisen, and CarMax Business Services or the Seller, as applicable, has not waived any such event or condition;

•	each obligor has obtained or agreed to obtain physical damage insurance covering the related Financed Vehicle in accordance with the Seller’s normal requirements; and

•	any other representations and warranties that may be set forth in the related prospectus supplement.

The Seller will assign its rights under each receivables purchase agreement to the related trust under the related sale and servicing agreement or pooling and servicing agreement, as applicable.

Repurchase of Receivables.    Except as otherwise set forth in the related prospectus supplement, if CarMax Business Services breaches a representation or warranty set forth in a receivables purchase agreement and such breach shall not have been cured by the close of business on the last day of the Collection Period which includes the thirtieth day after the date on which CarMax Business Services becomes aware of, or receives written notice of, such breach and such breach materially and adversely affects the interest of the Seller in any receivable, CarMax Business Services will repurchase such receivable from the Seller on the Distribution Date immediately following such Collection Period at a price generally equal to the related Purchase Amount. Alternatively, if so specified in the related prospectus supplement, CarMax Business Services will be permitted, in a circumstance where it would otherwise be required to repurchase a receivable as described in the preceding sentence, to instead substitute a comparable receivable for the receivable otherwise requiring repurchase, subject to certain conditions and eligibility criteria for the substitute receivable described in the related prospectus supplement. The repurchase obligation, or, if applicable, the substitution alternative with respect thereto, constitutes the sole remedy available to the Seller for any such uncured breach.

Except as otherwise set forth in the related prospectus supplement, if the Seller breaches a representation or warranty set forth in a sale and servicing agreement or a pooling and servicing agreement, as applicable, and such breach shall not have been cured by the close of business on the last day of the Collection Period which includes the thirtieth day after the date on which the Seller becomes aware of, or receives written notice of, such breach and such breach materially and adversely affects the interest of the related trust in any receivable, the Seller will repurchase such receivable from the trust on the Distribution Date immediately following such Collection Period at a price equal to the related Purchase Amount. Alternatively, if so specified in the related prospectus supplement, the Seller will be permitted, in a circumstance where it would otherwise be required to repurchase a receivable as described in the preceding sentence, to instead substitute a comparable receivable for the receivable otherwise requiring repurchase, subject to certain conditions and eligibility criteria for the substitute receivable described in the related prospectus supplement. The obligation of the Seller to repurchase a receivable will not be conditioned on performance by CarMax Business Services of its obligation to repurchase a receivable from the Seller. The repurchase obligation, or, if applicable, the substitution alternative with respect thereto, constitutes the sole remedy available to the certificateholders, if any, or the trustee and any noteholders or indenture trustee in respect of each trust for any such uncured breach.

Servicing of Receivables.    To assure uniform quality in servicing the receivables and to reduce administrative costs, each trust will designate the Servicer to service and administer the receivables held by the trust and, as custodian on behalf of the trust, to maintain possession of the installment sale contracts or installment loan agreements and any other documents relating to the receivables. To reduce administrative costs, the installment sale contracts or installment loan agreements and any other documents relating to the receivables will not be physically segregated from other similar documents that are in the Servicer’s possession or otherwise stamped or marked to reflect the transfer to the trust and the obligors under the receivables will not be notified of the transfer. However, UCC financing statements reflecting the transfer of the receivables by the Seller to the trust will be filed and the Servicer’s accounting records and computer systems will be marked to reflect such transfer. Because the receivables will remain in the Servicer’s possession and will not be stamped or otherwise marked to reflect the transfer to the trust, the trust’s interest in the receivables could be defeated if a subsequent purchaser were to obtain physical possession of the receivables without knowledge of such transfer. See “Material Legal Issues Relating to the Receivables—Security Interests in the Financed Vehicles”.

Accounts

The Servicer will establish and maintain for each trust, in the name of the related indenture trustee on behalf of the related noteholders in the case of a trust that issues notes or in the name of the related trustee on behalf of the related certificateholders in the case of a trust that does not issue notes, one or more collection accounts into which all payments made on or with respect to the related receivables will be deposited. In the case of a trust that issues notes, the Servicer may establish and maintain with the related indenture trustee one or more note payment accounts, which may be subaccounts of the collection account, in the name of such indenture trustee on behalf of the related noteholders, into which amounts released from the collection account and any other accounts of the trust for payment to such noteholders will be deposited and from which all payments to such noteholders will be made. In the case of a trust that issues certificates or is a grantor trust, the Servicer may establish and maintain with the related trustee one or more certificate payment accounts, which may be subaccounts of the collection account, in the name of such trustee on behalf of the related certificateholders, into which amounts released from the collection account and any other accounts of the trust for distribution to such certificateholders will be deposited and from which all distributions to such certificateholders will be made.

Any other accounts to be established with respect to a trust, including any pre-funding account, yield supplement account or reserve account, will be described in the related prospectus supplement.

All funds on deposit in the trust accounts will be invested in Permitted Investments as provided in the related sale and servicing agreement or pooling and servicing agreement. Permitted Investments are generally limited to obligations or securities that mature on or before the Business Day preceding the Distribution Date following the Collection Period during which the investment is made. Thus, the amount of cash available in any reserve account at any time may be less than the balance of the reserve account. If the amount required to be withdrawn from any reserve account to cover shortfalls in collections on the related receivables, as provided in the related prospectus supplement, exceeds the amount of cash in the reserve account, a temporary shortfall in the amounts distributed to the related noteholders or certificateholders, if any, could result, which could, in turn, increase the average life of the notes or the certificates, if any, of the related trust. All net investment earnings on funds on deposit in the trust accounts will be deposited in the related collection account or distributed as provided in the related prospectus supplement.

The trust accounts will be maintained as Eligible Deposit Accounts, which satisfy certain requirements of the Rating Agencies.

Servicing Procedures

The Servicer will make reasonable efforts to collect all payments due with respect to the receivables held by each trust and will, consistent with the related sale and servicing agreement or pooling and servicing agreement, follow such collection procedures as it follows with respect to comparable motor vehicle retail installment sale contracts or installment loans that it services for itself or others. The Servicer may, consistent with its normal procedures, defer a payment on a receivable or otherwise modify the payment schedule of a receivable. The Servicer may be obligated to purchase a receivable if, among other things, it extends the date for final payment by the obligor of such receivable beyond the date set forth in the related prospectus supplement or, if set forth in the prospectus supplement, it changes the contract rate of interest or the total amount or number of scheduled payments of such receivable. If the Servicer determines that eventual payment in full of a receivable is unlikely, the Servicer will follow its normal practices and procedures to realize upon the receivable, including the repossession and disposition of the related Financed Vehicle at a public or private sale or the taking of any other action permitted by applicable law.

Collections

The Servicer will deposit all amounts received on or in respect of the receivables held by each trust into the related collection account within two Business Days after such receipt; provided, however, that the Servicer will not be required to deposit such amounts into the collection account until the Business Day preceding the Distribution Date following the Collection Period during which such amounts were received at any time that and for so long as:

•	CarMax Business Services is the Servicer;

•	no Event of Servicing Termination shall have occurred and be continuing; and

•	each other condition to making deposits less frequently than daily as may be specified by the Rating Agencies or set forth in the related prospectus supplement is satisfied.

To the extent set forth in the related prospectus supplement, the Servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related trust to secure timely remittances of amounts received on or in respect of the receivables. If the Servicer is permitted to deposit amounts received on or in respect of the receivables on a monthly basis, it may invest such amounts at its own risk and for its own benefit pending deposit into the collection account and need not segregate such amounts from its own funds. If the Servicer were unable to remit such funds to the collection account, securityholders might incur a loss.

All amounts received on or in respect of a receivable during any Collection Period which are not late fees, prepayment charges or certain other similar fees or charges will be applied first to any outstanding advances made by the Servicer with respect to such receivable and then to the scheduled payment.

Simple Interest Advances

If so provided in the related prospectus supplement, the Servicer may, on any Distribution Date, make a Simple Interest Advance with respect to the preceding Collection Period to the extent that the Servicer determines that such advance will be recoverable from subsequent collections or recoveries on the related receivables or on other Simple Interest Receivables in the related trust or from any other source of funds identified in such prospectus supplement. If the Simple Interest Advance with respect to any Collection Period is a negative amount, that amount will be paid to the Servicer in reimbursement of outstanding Simple Interest Advances. In addition, if a Simple Interest Receivable becomes a Defaulted Receivable, the amount of accrued and unpaid interest owing on that receivable, but not including interest for the Collection Period, shall be withdrawn from the collection account and paid to the Servicer in reimbursement of outstanding Simple Interest Advances in the priority set forth in the related prospectus supplement. No advances of principal will be made with respect to Simple Interest Receivables. The Servicer will deposit all Simple Interest Advances into the related collection account on the Business Day preceding the Distribution Date following the Collection Period during which the related interest payment was due.

Servicing Compensation and Expenses

Unless otherwise specified in the prospectus supplement with respect to any trust, the Servicer will be entitled to receive a servicing fee for each Collection Period in an amount equal to a specified percentage per annum of the outstanding principal balance of the related receivables as of the first day of that Collection Period. The servicing fee percentage applicable to each trust will be specified in the related prospectus supplement. If so specified in the prospectus supplement with respect to any trust, the Servicer also may be entitled to receive as a supplemental servicing fee for each Collection Period any late, prepayment and other administrative fees and expenses collected during that Collection Period and, if so specified in the related prospectus supplement, the net investment earnings on funds deposited in the trust accounts and other accounts with respect to the trust. The Servicer will be paid the servicing fee and the supplemental servicing fee for each Collection Period on the Distribution Date following that Collection Period.

The servicing fee and the supplemental servicing fee are intended to compensate the Servicer for performing the functions of a third party servicer of the receivables as an agent for the related trust, including collecting and posting all payments, responding to inquiries of obligors on the receivables, investigating delinquencies, sending payment coupons to obligors, reporting federal income tax information to obligors, paying costs of collections and policing the collateral. The fees will also compensate the Servicer for administering the receivables, including making advances, accounting for collections, furnishing monthly and annual statements to the related trustee and indenture trustee with respect to distributions and generating federal income tax information for the related trust. The fees, if any, also will reimburse the Servicer for certain taxes, the fees of the related trustee and indenture trustee, if any, accounting fees, outside auditor fees, data processing costs and other costs incurred in connection with administering the receivables.

Distributions

All distributions of principal and interest, or, where applicable, of principal or interest only, on each class of securities entitled thereto will be made by the related trustee or indenture trustee to the related noteholders or certificateholders beginning on the Distribution Date specified in the related prospectus supplement. The timing, calculation, allocation, order, source, priorities of and requirements for all payments to each class of securityholders of each trust will be set forth in the related prospectus supplement. On or prior to the Business Day before each Distribution Date, the Servicer will determine the amount in the collection account available to make distributions to securityholders on such Distribution Date and will direct the indenture trustee, if any, and/or the trustee to make such distributions as described in the related prospectus supplement.

Credit and Cash Flow Enhancement

The amounts and types of credit or cash flow enhancement, if any, and the provider thereof, if applicable, for any class of securities will be described in the related prospectus supplement. If and to the extent provided in the related prospectus supplement, credit or cash flow enhancement may be in the form of subordination of one or more classes of securities, reserve accounts, overcollateralization, excess interest collections, letters of credit or other credit facilities, liquidity facilities, surety bonds, insurance policies, guaranteed investment contracts, swaps or other interest rate protection agreements, repurchase or put obligations, yield supplement agreements, guaranteed rate agreements, other agreements with respect to third party payments or other support or any combination of two or more of the foregoing. If specified in the related prospectus supplement, credit or cash flow enhancement for a class of securities may cover one or more other classes of securities of the same series and credit or cash flow enhancement for a series of securities may cover one or more other series of securities.

The credit or cash flow enhancement for any class of securities is intended to enhance the likelihood of receipt by the securityholders of that class of the full amount of principal and interest due on the securities and to decrease the likelihood that the securityholders will experience losses. The credit or cash flow enhancement for a class of securities may not provide protection against all risks of loss and may not guarantee repayment of the entire principal amount and interest due on the securities. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies as described in the related prospectus supplement. If so provided in the related prospectus supplement, the Seller may replace the credit or cash flow enhancement for any class of securities with another form of credit or cash flow enhancement without the consent of the related securityholders, provided the Rating Agencies confirm in writing that such substitution will not result in the reduction or withdrawal of the rating of any class of securities of the related trust.

Reserve Accounts.    If so provided in the related prospectus supplement, a reserve account will be funded by an initial deposit by the Seller on the Closing Date in the amount set forth in the related prospectus supplement and, if the related trust has a Funding Period, will also be funded on each Subsequent Transfer Date to the extent described in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in this reserve account will be increased on each Distribution Date thereafter up to the specified reserve fund balance by the deposit of certain excess interest collections in respect of the receivables collected during the related Collection Period remaining after securityholders have been paid amounts owed to them and after the Servicer has been reimbursed for any outstanding advances and paid all applicable servicing compensation with respect to that Collection Period. The Servicer, however, will account to the trustee, any indenture trustee, the noteholders, if any, and the certificateholders, if any, with respect to each trust as if all deposits, distributions and transfers were made individually. The related prospectus supplement may specify one or more additional reserve accounts from which one or more classes of securities may benefit.

Evidence as to Compliance

Each sale and servicing agreement and pooling and servicing agreement will provide that a firm of independent certified public accountants will furnish to the related trust and the related indenture trustee or trustee, as applicable, an annual statement as to compliance by the Servicer during the preceding 12 months (or, in the case of the first certificate, from the related Closing Date) with certain standards relating to the servicing of the related receivables.

Each sale and servicing agreement and pooling and servicing agreement will provide for delivery to the related trust and the related indenture trustee or trustee, as applicable, substantially simultaneously with the delivery of the accountants’ statement referred to above, of a certificate signed by an officer of the Servicer stating that the Servicer has fulfilled its obligations under that agreement throughout the preceding 12 months (or, in the case of the first certificate, from the related Closing Date) or, if there has been a default in the fulfillment of any such obligation, describing each default.

Copies of these statements and certificates may be obtained by securityholders by a request in writing addressed to the applicable trustee.

Certain Matters Regarding the Servicer

Each sale and servicing agreement and pooling and servicing agreement will provide that the Servicer may not resign from its obligations and duties as Servicer thereunder except:

•	upon a determination that the Servicer’s performance of its duties is no longer permissible under applicable law; or

•	upon the appointment of a successor servicer and upon notification by each Rating Agency then rating any of the related securities that the rating then assigned to each class of securities will not be reduced or withdrawn by that Rating Agency as a result of that resignation and appointment.

No resignation will become effective until the related indenture trustee or trustee, as applicable, or a successor servicer has assumed the servicing obligations and duties under the sale and servicing agreement or the pooling and servicing agreement. The Servicer will also have the right to delegate any of its duties under those agreements to a third party without the consent of any securityholder or the confirmation of any rating assigned to the securities. The Servicer will, however, remain responsible and liable for its duties under those agreements as if it had made no delegations.

Each sale and servicing agreement and pooling and servicing agreement will provide that neither the Servicer nor any of its directors, officers, employees or agents will be under any liability to the related trust or the related noteholders or certificateholders, if any, for taking any action or for refraining from taking any action thereunder or for errors in judgment; provided, however, that neither the Servicer nor any other person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (other than errors in judgment) in the performance of the Servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder.

Each sale and servicing agreement and pooling and servicing agreement will provide that the Servicer is under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the related receivables and that, in its opinion, may cause it to incur any expense or liability. The Servicer may, however, undertake any reasonable action that it may deem necessary or desirable in respect of any sale and servicing agreement or pooling and servicing agreement, as applicable, and the rights and duties of the parties thereto and the interests of the related securityholders thereunder. In that event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs, and liabilities of the trust, and the Servicer will be entitled to be reimbursed therefor.

Each sale and servicing agreement and pooling and servicing agreement will provide, under the circumstances specified therein, that any entity into which the Servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Servicer is a party, or any entity succeeding to the business of the Servicer, which entity in each of the foregoing cases assumes the obligations of the Servicer, will be the successor to the Servicer under the sale and servicing agreement or pooling and servicing agreement, as applicable.

Events of Servicing Termination

Except as otherwise provided in the related prospectus supplement, the following events will constitute “Events of Servicing Termination” under each sale and servicing agreement or pooling and servicing agreement:

•	the Servicer shall fail to make any required payment or deposit under the sale and servicing agreement or pooling and servicing agreement and that failure shall continue unremedied beyond the earlier of five Business Days following the date that payment or deposit was due or, in the case of a payment or deposit to be made no later than a Distribution Date or the Business Day preceding a Distribution Date, that Distribution Date or preceding Business Day, as applicable;

•	the Servicer shall fail to deliver to the indenture trustee or the trustee, as applicable, the monthly report relating to the payment of amounts due to securityholders and that failure shall continue unremedied beyond the earlier of three Business Days following the date that report was due and the Business Day preceding the related Distribution Date;

•	the Servicer shall fail to observe or perform in any material respect any other covenant or agreement in the sale and servicing agreement or pooling and servicing agreement that materially and adversely affects the rights of the Seller or the securityholders and that failure shall continue unremedied for 60 days after written notice of that failure shall have been given to the Servicer by the Seller or the indenture trustee or the trustee, as applicable, or to the Seller, CarMax Business Services, the Servicer and the indenture trustee or the trustee, as applicable, by the holders of notes evidencing not less than 25% of the aggregate principal amount of the Controlling Class or, if the notes have been paid in full or the trust has not issued notes, by the holders of certificates evidencing not less than 25% of the Certificate Balance;

•	any representation or warranty of the Servicer made in the sale and servicing agreement or pooling and servicing agreement or in any certificate delivered pursuant thereto or in connection therewith, other than any representation or warranty relating to a receivable that has been purchased by the Servicer, shall prove to have been incorrect in any material respect as of the time when made and that breach shall continue unremedied for 30 days after written notice of that breach shall have been given to the Servicer by the Seller or the indenture trustee or the trustee, as applicable, or to the Seller, CarMax Business Services, the Servicer and the indenture trustee or the trustee, as applicable, by the holders of notes evidencing not less than 25% of the aggregate principal amount of the Controlling Class or, if the notes have been paid in full or the trust has not issued notes, by the holders of certificates evidencing not less than 25% of the Certificate Balance;

•	the occurrence of certain events of bankruptcy, insolvency, receivership or liquidation of the Servicer or its property as specified in the sale and servicing agreement or pooling and servicing agreement;

•	the Servicer shall cease to be eligible to continue as Servicer under the sale and servicing agreement or pooling and servicing agreement; and

•	any other events set forth in the related prospectus supplement.

Rights Upon Event of Servicing Termination

Except as otherwise provided in the related prospectus supplement, if an Event of Servicing Termination shall have occurred and be continuing under a sale and servicing agreement or pooling and servicing agreement, the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class or, if the notes have been paid in full or the trust has not issued notes, the related trustee or the holders of certificates evidencing not less than 51% of the Certificate Balance, may terminate all of the rights and obligations of the Servicer under the sale and servicing agreement or pooling and servicing agreement, as applicable. If the rights and obligations of the Servicer under the sale and servicing agreement or pooling and servicing agreement have been terminated, the indenture trustee or trustee, as applicable, or a successor Servicer appointed by the indenture trustee or trustee, as applicable, will succeed to all of the responsibilities, duties and liabilities of the Servicer under the sale and servicing agreement or pooling and servicing agreement, as applicable, and will be entitled to similar compensation arrangements. If, however, a bankruptcy trustee or similar official has been appointed for the Servicer, and no Event of Servicing Termination other than that appointment has occurred and is continuing, that trustee or similar official may have the power to prevent a transfer of servicing. If the indenture trustee or trustee, as applicable, is unwilling or unable to act as successor Servicer, it may appoint, or petition a court of competent jurisdiction to appoint, a successor Servicer with a net worth of not less than $50,000,000 and whose regular business includes the servicing of motor vehicle retail installment sale contracts or installment loans. The indenture trustee or trustee, as applicable, may arrange for compensation to be paid to the successor Servicer, which may not be greater than the servicing compensation paid to the Servicer under the sale and servicing agreement or pooling and servicing agreement, as applicable, without the prior written consent of the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class or, if the notes have been paid in full or the trust has not issued notes, the holders of certificates evidencing not less than 51% of the Certificate Balance. The predecessor Servicer will be obligated to pay the costs and expenses associated with the transfer of servicing to the successor Servicer. Such amounts, if not paid by the predecessor Servicer, will be paid out of collections on the receivables.

Waiver of Past Events of Servicing Termination

Except as otherwise provided in the related prospectus supplement, the holders of notes evidencing not less than 51% of the aggregate principal amount of the Controlling Class may, on behalf of all noteholders, or, if the notes have been paid in full or the trust has not issued notes, the related trustee or the holders of certificates evidencing not less than 51% of the Certificate Balance may, on behalf of all certificateholders, waive any Event of Servicing Termination and its consequences, except a default in making any required deposits to or payments from the collection account, the note payment account, the reserve account or the certificate payment account, if any, in accordance with the sale and servicing agreement or pooling and servicing agreement, as applicable. No waiver of a default by the Servicer in the performance of its obligations under the sale and servicing agreement or pooling and servicing agreement, as applicable, will impair the rights of the noteholders or the certificateholders with respect to any subsequent or other Event of Servicing Termination.

Amendment

Except as otherwise provided in the related prospectus supplement, each sale and servicing agreement or pooling and servicing agreement, as applicable, may be amended from time to time by the parties thereto with the consent of the indenture trustee or trustee, as applicable, but without the consent of the noteholders or certificateholders, as applicable, to cure any ambiguity, to correct or supplement any provision in the sale and servicing agreement or pooling and servicing agreement that may be inconsistent with any other provision in the sale and servicing agreement or pooling and servicing agreement or in this prospectus or the related prospectus supplement or to add, change or eliminate any other provisions with respect to matters or questions arising under the sale and servicing agreement or pooling and servicing agreement that are not inconsistent with the provisions of the sale and servicing agreement or pooling and servicing agreement; provided, however, that no such amendment may materially adversely affect the interests of any noteholder or certificateholder. An amendment will be deemed not to materially adversely affect the interests of any securityholder if the person requesting the amendment obtains and delivers to the indenture trustee or trustee, as applicable:

•	an opinion of counsel to that effect; or

•	a letter from each Rating Agency to the effect that the amendment would not result in a downgrading or withdrawal of its rating then assigned to any class of notes or certificates, as applicable.

Except as otherwise provided in the related prospectus supplement, each sale and servicing agreement or pooling and servicing agreement may also be amended from time to time by the parties thereto with the consent of the indenture trustee or trustee, as applicable, and the consent of the holders of notes evidencing at least 66 2/3% of the aggregate principal amount of the Controlling Class or, if the notes have been paid in full or the trust has not issued notes, the holders of certificates evidencing at least 66 2/3% of the Certificate Balance, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the sale and servicing agreement or pooling and servicing agreement, as applicable, or of modifying in any manner the rights of the noteholders or certificateholders, as applicable; provided, however, that no such amendment may:

•	increase or reduce in any manner the amount of, or accelerate or delay the timing of, or change the allocation or priority of, collections of payments on or in respect of the receivables or distributions that are required to be made for the benefit of the noteholders or certificateholders, as applicable, or change the interest rate applicable to any class of notes or certificates or the required reserve account amount, without the consent of all noteholders or certificateholders, as applicable, adversely affected by the amendment; or

•	reduce the percentage of the aggregate principal amount of the Controlling Class the consent of the holders of which is required for any amendment to the sale and servicing agreement or reduce the percentage of the Certificate Balance the consent of the holders of which is required for any amendment to the pooling and servicing agreement without the consent of all noteholders or certificateholders, as applicable, adversely affected by the amendment.

No amendment to the sale and servicing agreement or pooling and servicing agreement will be permitted unless an opinion of counsel as to various tax matters is delivered to the indenture trustee or trustee, as applicable.

Payment of Notes

The indenture trustee will agree in the related indenture that, upon the payment in full of all outstanding notes of the related trust and the satisfaction and discharge of the related indenture, to continue to carry out its obligations under the sale and servicing agreement or pooling and servicing agreement, as applicable, as agent for the trustee of the trust.

Termination

The obligations of the Servicer, the Seller, the indenture trustee and the trustee under each trust agreement, sale and servicing agreement, pooling and servicing agreement or administration agreement, as applicable, will terminate upon the earlier of the maturity or other liquidation of the last related receivable and the disposition of any amounts received upon liquidation of any remaining receivables and the payment to the noteholders and the certificateholders, if any, of the related trust of all amounts required to be paid to them under that agreement.

If so provided in the related prospectus supplement, in order to avoid excessive administrative expense, the Servicer will be permitted, at its option, to purchase the receivables held by any trust on any Distribution Date following the last day of a Collection Period as of which the aggregate principal balance of such receivables is 10% or less of the aggregate principal balance of the receivables held by such trust as of the related Cutoff Date or under such other circumstances as may be specified in such prospectus supplement. The purchase price for the receivables will equal the aggregate of the related Purchase Amounts as of the end of the preceding Collection Period, after giving effect to the application of any monies collected on the receivables. The purchase price for the receivables will not be less than the outstanding principal balance of the notes plus accrued and unpaid interest thereon.

If so provided in the related prospectus supplement, the indenture trustee or trustee, as applicable, will, within ten days following the first Distribution Date as of which the aggregate principal balance of the receivables held by the related trust is equal to or less than a percentage specified in such prospectus supplement of the aggregate principal balance of the receivables held by such trust as of the related Cutoff Date, solicit bids for the purchase of the receivables remaining in the trust in the manner and subject to the terms and conditions set forth in such prospectus supplement. If the indenture trustee or trustee, as applicable, receives satisfactory bids as described in the prospectus supplement, then the receivables remaining in the trust will be sold to the highest bidder.

Any outstanding notes of the related trust will be paid in full concurrently with either of the events specified above and the subsequent distribution to the related certificateholders, if any, of all amounts required to be distributed to them under the related trust agreement will effect early retirement of the certificates of such trust.

List of Certificateholders

Any three or more holders of the certificates of any trust or one or more holders of the certificates of any trust evidencing not less than 25% of the Certificate Balance may, by written request to the related certificate registrar accompanied by a copy of the communication that the requesting certificateholders propose to send, obtain access to the list of all certificateholders maintained by the trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or pooling and servicing agreement or under such certificates.

Administration Agreement

CarMax Business Services will enter into an administration agreement with each trust that issues notes and the related indenture trustee under which it will agree, to the extent provided in the administration agreement, to provide the notices and to perform other administrative obligations required by the related indenture. The administrator will be entitled to a monthly administration fee as compensation for the performance of its obligations under the administration agreement and as reimbursement for its expenses related thereto, as provided in the related prospectus supplement.

Material Legal Issues Relating to the Receivables

Security Interests in the Receivables

The receivables are “chattel paper” as defined in the UCC. Under the UCC, for most purposes, a sale of chattel paper is treated in a manner similar to a transaction creating a security interest in chattel paper. CarMax Business Services and the Seller will cause financing statements to be filed with the appropriate governmental authorities to perfect the interest of the Seller and the trust in the related receivables. The Servicer will hold the receivables transferred to each trust, either directly or through subservicers, as custodian for the related indenture trustee or trustee, as applicable, and the trust. The Seller will take all action that is required to perfect the rights of the indenture trustee and the trust in the receivables. However, the receivables will not be stamped, or otherwise marked, to indicate that they have been sold to the trust. If, through inadvertence or otherwise, another party purchases or takes a security interest in the receivables for new value in the ordinary course of business and takes possession of the receivables without actual knowledge of the trust’s interest, the purchaser or secured party will acquire an interest in the receivables superior to the interest of the trust. The Seller and the Servicer will be obligated to take those actions which are necessary to protect and perfect the trust’s interest in the receivables and their proceeds.

Security Interests in the Financed Vehicles

The receivables evidence the credit sale of motor vehicles by CarMax Auto or an affiliate of CarMax Auto to obligors or a direct loan by CarMax Auto or an affiliate of CarMax Auto to obligors to finance the purchase of motor vehicles. The receivables also constitute personal property security agreements and include grants of security interests in the related vehicles under the UCC. Perfection of security interests in motor vehicles is generally governed by state certificate of title statutes or by the motor vehicle registration laws of the state in which each vehicle is located. In most states, a security interest in a motor vehicle is perfected by notation of the secured party’s lien on the vehicle’s certificate of title.

Unless otherwise specified in the related prospectus supplement, CarMax Business Services will be obligated to have taken all actions necessary under the laws of the state in which a Financed Vehicle is located to perfect its security interest in the Financed Vehicle, including, where applicable, by having a notation of its lien recorded on the Financed Vehicle’s certificate of title or, if appropriate, by perfecting its security interest in the Financed Vehicle under the UCC. Because the Servicer will continue to service the receivables, the obligors on the receivables will not be notified of the sales from CarMax Business Services to the Seller or from the Seller to the trust, and no action will be taken to record the transfer of the security interest from CarMax Business Services to the Seller or from the Seller to the trust by amendment of the certificates of title for the Financed Vehicles or otherwise.

Each receivables purchase agreement will provide that CarMax Business Services will assign to the Seller its interests in the Financed Vehicles securing the related receivables. Each sale and servicing agreement or pooling and servicing agreement will provide that the Seller will assign its interests in the Financed Vehicles securing the related receivables to the trust. However, because of the administrative burden and expense, none of CarMax Business Services, the Seller, the Servicer or the related trustee will amend any certificate of title to identify either the Seller or the trust as the new secured party on the certificate of title relating to a Financed Vehicle nor will any entity execute and file any transfer instrument. In addition, the Servicer or the custodian will continue to hold any certificates of title relating to the Financed Vehicles in its possession as custodian for the trustee in accordance with the sale and servicing agreement or pooling and servicing agreement, as applicable.

In most states, the assignments under the receivables purchase agreement and the sale and servicing agreement or pooling and servicing agreement, as applicable, will be effective to convey the security interest of CarMax Business Services in a Financed Vehicle without amendment of any lien noted on a vehicle’s certificate of title or re-registration of the vehicle, and the trust will succeed to CarMax Business Services’s rights as secured party upon the transfer from the Seller. However, in those states in which re-registration of a Financed Vehicle is not necessary to convey a perfected security interest in the Financed Vehicle to the trust, the trust’s security interest could be defeated through fraud or negligence because the trust will not be listed as legal owner on the related certificate of title. Moreover, in other states, in the absence of an amendment and re-registration, a perfected security interest in the Financed Vehicles may not have been effectively conveyed to the trust. In those other states, however, in the absence of fraud, forgery or administrative error by state recording officials, the notation of CarMax Business Services’s lien on the certificate of title will be sufficient to protect the trust against the rights of subsequent purchasers of a Financed Vehicle or subsequent creditors who take a security interest in a Financed Vehicle. UCC financing statements with respect to the transfer of Business Services’s security interest in the Financed Vehicles to the Seller and with respect to the transfer of the Seller’s security interest in the Financed Vehicles to the trust will be filed.

If CarMax Business Services failed to obtain a first priority perfected security interest in a Financed Vehicle, its security interest would be subordinate to, among others, subsequent purchasers of that Financed Vehicle or subsequent creditors who take a perfected security interest in that Financed Vehicle. CarMax Business Services will represent and warrant to the Seller in each receivables purchase agreement, and the Seller will represent and warrant to the related trust in each sale and servicing agreement or pooling and servicing agreement, as applicable, that all action necessary for CarMax Business Services to obtain a perfected security interest in each Financed Vehicle has been taken. If this representation and warranty is breached and not cured with respect to a Financed Vehicle, CarMax Business Services will be required to repurchase the related receivable from the Seller and the Seller will be required to repurchase the related receivable from the trust.

In most states, a perfected security interest in a vehicle continues for four months after the vehicle is moved to a new state from the one in which it is initially registered and thereafter until the owner re-registers the vehicle in the new state. A majority of states require surrender of the related certificate of title to re-register a vehicle. In those states that require a secured party to hold possession of the certificate of title to maintain perfection of the security interest, the secured party would learn of the re-registration through the request from the obligor under the related installment sale contract or installment loan to surrender possession of the certificate of title. In the case of vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender from the state of re-registration if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicles in the state of relocation. However, these procedural safeguards will not protect the secured party if, through fraud, forgery or administrative error, the obligor procures a new certificate of title that does not list the secured party’s lien. Additionally, in states that do not require a certificate of title for registration of a vehicle, re-registration could defeat perfection. In the ordinary course of servicing the receivables, the Servicer will take steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a Financed Vehicle, the Servicer must surrender possession of the certificate of title or will receive notice as a result of its lien and accordingly will have an opportunity to require satisfaction of the related receivable before release of the lien. Under each sale and servicing agreement or pooling and servicing agreement, as applicable, the Servicer will be obligated to take appropriate steps, at its own expense, to maintain perfection of the security interests in the Financed Vehicles.

In most states, liens for repairs performed on a motor vehicle and liens for unpaid taxes take priority over a perfected security interest in the vehicle. The Internal Revenue Code also grants priority to certain federal tax liens over a perfected security interest in a motor vehicle. The laws of certain states and federal law permit the confiscation of motor vehicles by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in a confiscated vehicle. CarMax Business Services will represent and warrant to the Seller in each receivables purchase agreement, and the Seller will represent and warrant to the related trust in each sale and servicing agreement or pooling and servicing agreement, as applicable, that, as of the related Closing Date, it has no knowledge of any liens or claims that have been filed, including liens for work, labor, materials or unpaid taxes, relating to a Financed Vehicle that are prior to, or equal or coordinate with, the security interest in such Financed Vehicle created by the related receivable. If this representation and warranty is breached and not cured with respect to a Financed

Vehicle, CarMax Business Services will be required to repurchase the related receivable from the Seller and the Seller will be required to repurchase the related receivable from the trust. However, a prior or equal lien for repairs or taxes could arise at any time during the term of a receivable. No notice will be given to the trustees or the securityholders in the event such a lien arises, and any prior or equal lien arising after the Closing Date for a trust would not give rise to a repurchase obligation.

Enforcement of Security Interests in Vehicles

The Servicer, on behalf of each trust, may take action to enforce a security interest in a Financed Vehicle securing the related receivables by repossession and resale of the Financed Vehicle. The actual repossession may be contracted out to third party contractors. Under the UCC and laws applicable in most states, a creditor can repossess a motor vehicle securing a loan by voluntary surrender, “self-help” repossession that is “peaceful” or, in the absence of voluntary surrender and the ability to repossess without breach of the peace, by judicial process. In the event of a default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a time period within which to cure the default prior to repossession. Generally, this right of cure may only be exercised on a limited number of occasions during the term of the related contract. In addition, the UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation, accrued interest plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys’ fees or, in some states, by payment of delinquent installments or the unpaid balance.

The proceeds of resale of the repossessed vehicles generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit those judgments. In addition to the notice requirement, the UCC requires that every aspect of the sale or other disposition, including the method, manner, time, place and terms, be “commercially reasonable”. Generally, courts have held that when a sale is not “commercially reasonable”, the secured party loses its right to a deficiency judgment. In addition, the UCC permits the debtor or other interested party to recover for any loss caused by noncompliance with the provisions of the UCC. Also, prior to a sale, the UCC permits the debtor or other interested person to prohibit the secured party from disposing of the collateral if it is established that the secured party is not proceeding in accordance with the “default” provisions under the UCC. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount or be uncollectible.

Occasionally, after resale of a repossessed vehicle and payment of all expenses and indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a subordinate lien with respect to the vehicle or, if no lienholder exists, the UCC requires the creditor to remit the surplus to the obligor.

Certain Bankruptcy Considerations

CarMax Business Services and the Seller have taken steps in structuring the transactions contemplated by this prospectus and the related prospectus supplement to reduce the risk that a bankruptcy filing with respect to CarMax Business Services would adversely affect the securities or that the Seller would become a debtor in a voluntary or involuntary bankruptcy case. However, there can be no assurance that payments on the securities will not be delayed or reduced as a result of a bankruptcy proceeding.

CarMax Business Services and the Seller each intend that each transfer of receivables from CarMax Business Services to the Seller be treated as a sale. However, if CarMax Business Services were to become a debtor in a bankruptcy case, a court could take the position that a transfer should be treated as a pledge of the receivables to secure indebtedness of CarMax Business Services rather than a sale. If a court were to reach such a conclusion, or if an attempt were made to litigate the issue, delays or reductions in payments on the related securities could occur. In addition, if a transfer of receivables from CarMax Business Services to the Seller is treated as a pledge rather than a sale, a tax or government lien on the property of CarMax Business Services arising before the transfer of a receivable to the Seller may have priority over the Seller’s interest in that receivable and, if CarMax Business Services is the Servicer, a court may conclude that the trust does not have a perfected interest in cash collections on the receivables commingled with general funds of CarMax Business Services. The Seller and CarMax Business Services intend, and CarMax Business Services will represent and warrant to the Seller in each receivables purchase agreement, that each transfer of receivables from CarMax Business Services to the Seller constitutes a sale of the receivables rather than a pledge of the receivables to secure indebtedness of CarMax Business Services. In addition, the Seller will receive a reasoned opinion of counsel on each Closing Date that, subject to various assumptions and qualification, the transfer of receivables from CarMax Business Services to the Seller should properly constitute a sale for bankruptcy purposes. However, there can be no assurance that a court would not conclude that a transfer of receivables should be treated as a pledge.

If CarMax Business Services were to become a debtor in a bankruptcy case, a court could take the position that the assets and liabilities of the Seller should be substantively consolidated with the assets and liabilities of CarMax Business Services, in which case the receivables would be included in the estate of CarMax Business Services even if the transfer of the receivables from CarMax Business Services to the Seller were treated as a sale. The Seller and CarMax Business Services have taken steps in structuring the transactions contemplated by this prospectus and the related prospectus supplement to reduce the risk of substantive consolidation. The limited liability company agreement of the Seller contains provisions restricting the activities of the Seller and requiring the Seller to follow specific operating procedures designed to support its treatment as an entity separate from CarMax Business Services. In addition, the Seller will receive a reasoned opinion of counsel on each Closing Date that, subject to various assumptions and qualification, in the event of a bankruptcy filing with respect to CarMax Business Services, the assets and liabilities of the Seller should not properly be substantively consolidated with the assets and liabilities of CarMax Business Services. However, there can be no assurance that a court would not conclude that the assets and liabilities of the Seller should be consolidated with the assets and liabilities of CarMax Business Services. If a court were to reach such a conclusion, or if an attempt were made to litigate the issue, delays or reductions in payments on the related securities could occur.

Consumer Protection Laws

Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon creditors and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, the Military Reservist Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and state motor vehicle retail installment sale acts, retail installment sales acts and other similar laws. Also, the laws of certain states impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect the ability of an assignee such as the indenture trustee or the trustee, as applicable, to enforce consumer finance contracts such as the receivables.

The so-called “Holder-in-Due-Course Rule” of the Federal Trade Commission has the effect of subjecting a seller, and certain related lenders and their assignees, in a consumer credit transaction to all claims and defenses which the obligor in the transaction could assert against the seller of the goods. Liability under the Holder-in-Due-Course Rule is limited to the amounts paid by the obligor under the contract, and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor. The Holder-in-Due-Course Rule is generally duplicated by the Uniform Consumer Credit Code, other state statutes or the common law in certain states.

Most of the receivables will be subject to the requirements of the Holder-in-Due-Course Rule. Accordingly, the trust, as holder of the receivables, will be subject to any claims or defenses that the purchaser of a Financed Vehicle may assert against the seller of the Financed Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the receivable.

If an obligor were successful in asserting any such claim or defense as described in the two immediately preceding paragraphs, such claim or defense would constitute a breach of a representation and warranty under the receivables purchase agreement and the sale and servicing agreement or the pooling and serving agreement, as applicable, and would create an obligation of the Seller to repurchase the receivable unless the breach were cured.

Courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protection of the Fourteenth Amendment to the Constitution of the United States. Courts have generally either upheld the notice provisions of the UCC and related laws as reasonable or have found that the creditor’s repossession and resale do not involve sufficient state action to afford constitutional protection to consumers.

CarMax Business Services will represent and warrant to the Seller in each receivables purchase agreement, and the Seller will represent and warrant to the related trust in each sale and servicing agreement or pooling and servicing agreement, as applicable, that each related receivable complies as of the related Closing Date in all material respects with all requirements of law. If an obligor has a claim against the trust for violation of any law and that claim materially and adversely affects the trust’s interest in a receivable, and that violation is not cured, CarMax Business Services would be required to repurchase the receivable from the Seller and the Seller would be required to repurchase the receivable from the trust.

Other Matters

In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the Bankruptcy Code and related state laws, may interfere with or affect the ability of a creditor to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the Bankruptcy Code, a court may prevent a creditor from repossessing a motor vehicle and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy, as determined by the court, leaving the party providing financing as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under the related contract or change the rate of interest and time of repayment of the indebtedness.

Under the terms of the Servicemembers Civil Relief Act, an obligor who enters the military service after the origination of that obligor’s receivable (including an obligor who is a member of the National Guard or is in reserve status at the time of the origination of the obligor’s receivable and is later called to active duty) is entitled to have the interest rate reduced and capped at 6% per annum for the duration of the military service, may be entitled to a stay of proceedings on foreclosures and similar actions and may have the maturity of the loan extended or the payments lowered and the payment schedule adjusted. In addition, pursuant to the laws of various states, under certain circumstances residents thereof called into active duty with the National Guard or the reserves can apply to a court to delay payments on retail installment contracts or installment loans such as the receivables. Application of any of the foregoing acts or other similar acts under state law would adversely affect, for an indeterminate period of time, the ability of the Servicer to foreclose on an affected receivable during the obligor’s period of active duty status. Thus, if that receivable goes into default, there may be delays and losses occasioned by the inability to exercise the related trust’s rights with respect to the receivable and the related Financed Vehicle in a timely fashion.

Material Federal Income Tax Consequences

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of securities to investors who purchase the securities in the initial distribution and who hold the securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. The summary does not purport to deal with all federal income tax consequences applicable to all categories of holders, some of which may be subject to special rules. For example, it does not discuss the tax treatment of noteholders or certificateholders that are insurance companies, regulated investment companies, dealers in securities, holders that hold the notes or certificates, if any, as part of a hedge, straddle, “synthetic security” or other integrated transaction for United States federal income tax purposes and holders whose functional currency is not the United States dollar.

The following summary is based upon current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and judicial or ruling authority, all of which are subject to change, which change may be retroactive. Each trust will be provided with an opinion of McGuireWoods LLP, as federal tax counsel to the Seller, regarding certain federal income tax matters discussed below. A legal opinion, however, is not binding on the IRS or the courts. No ruling on any of the issues discussed below will be sought from the IRS. For purposes of the following summary, references to the trust, the notes, the certificates and related terms, parties and documents shall be deemed to refer, unless otherwise specified herein, to each trust and the notes, certificates, if any, and related terms, parties and documents applicable to the trust. Moreover, there are no cases or IRS rulings on similar transactions involving both debt and equity interests issued by a trust with terms similar to those of the notes and the certificates, if any. As a result, the IRS may disagree with all or a part of the discussion below. We suggest that prospective investors consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the notes and the certificates, if any.

Unless otherwise specified, the following summary relates only to holders of the notes or certificates that are United States Persons. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or certificates, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the notes or certificates that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes or certificates, as the case may be.

McGuireWoods LLP, as federal tax counsel to the Seller, is of the opinion that:

•	Unless the prospectus supplement specifies that the related trust will be treated as a grantor trust for federal income tax purposes, assuming compliance with all of the provisions of the applicable agreement, for federal income tax purposes:

(1)	the notes will be characterized as debt unless otherwise stated in the prospectus supplement; and

(2)	the trust will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

•	If the prospectus supplement indicates that the related trust will be treated as a grantor trust for federal income tax purposes, assuming compliance with all of the provisions of the applicable agreement, for federal income tax purposes:

(1)	the trust will be characterized as a grantor trust under Subpart E, Part 1 of Subchapter J of the Internal Revenue Code and not as an association, or publicly traded partnership, taxable as a corporation; and

(2)	each certificateholder will be treated as the owner of a pro rata undivided interest in the assets included in the trust.

Each opinion is an expression of an opinion only, is not a guarantee of results and is not binding on the IRS or any third party.

Trusts Treated as Partnerships

Tax Characterization of the Trust as a Partnership

In the opinion of McGuireWoods LLP, as federal tax counsel to the Seller, a trust that is treated as a partnership for federal income tax purposes will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion will be based on the assumption that the terms of the trust agreement and related documents will be complied with, and on counsel’s conclusions that the nature of the income of the trust will exempt it from the rule that certain publicly traded partnerships are taxable as corporations.

If a trust were taxable as a corporation for federal income tax purposes, the trust would be subject to corporate income tax on its taxable income. The trust’s taxable income would include all its income on the receivables and may possibly be reduced by its interest expense on the notes. Any corporate income tax could materially reduce cash available to make payments on the notes and distributions on the certificates, if any, and the related certificateholders could be liable for any tax that is unpaid by the trust.

Tax Consequences to Holders of the Notes

Treatment of the Notes as Indebtedness.    The noteholders will agree by their purchase of notes to treat the notes as debt for federal income tax purposes. In the opinion of McGuireWoods LLP, except as otherwise provided in the related prospectus supplement, the notes will be classified as debt for federal income tax purposes. The discussion below assumes that this characterization is correct.

Original Issue Discount, etc.    The discussion below assumes that all payments on the notes are denominated in United States dollars, that principal and interest is payable on the notes and that the notes are not indexed securities or entitled to principal or interest payments with disproportionate, nominal or no payments. Moreover, the discussion assumes that the interest formula for the notes meets the requirements for “qualified stated interest” under the Treasury regulations relating to original issue discount (or, the original issue discount regulations), and that any original issue discount on the notes, i.e., any excess of the principal amount of the notes over their issue price, does not exceed a de minimis amount, i.e.,  1/4% of their principal amount multiplied by their weighted average maturities included in their term, all within the meaning of the original issue discount regulations. If these conditions are not satisfied with respect to the notes, additional tax considerations with respect to the notes will be provided in the related prospectus supplement.

Interest Income on the Notes.    Based on the foregoing assumptions, except as discussed in the following paragraph, the notes will not be considered to have been issued with original issue discount. The stated interest thereon will be taxable to a noteholder as ordinary interest income when received or accrued in accordance with the noteholder’s method of tax accounting. Under the original issue discount regulations, a holder of a note issued with a de minimis amount of original issue discount must include any original issue discount in income, on a pro rata basis, as principal payments are made on the note. A subsequent purchaser who buys a note for more or less than its principal amount will generally be subject, respectively, to the premium amortization or market discount rules of the Internal Revenue Code.

A holder of a note having a fixed maturity of one year or less, known as a “Short-Term Note”, may be subject to special rules. An accrual basis holder of a Short-Term Note, and certain cash method holders, including regulated investment companies, as set forth in Section 1281 of the Internal Revenue Code, generally would be required to report interest income as interest accrues on a straight-line basis over the term of each interest period. Other cash basis holders of a Short-Term Note would, in general, be required to report interest income as interest is paid, or, if earlier, upon the taxable disposition of the Short-Term Note. However, a cash basis holder of a Short-Term Note reporting interest income as it is paid may be required to defer a portion of any interest expense otherwise deductible on indebtedness incurred to purchase or carry the Short-Term Note until the taxable disposition of the Short-Term Note. A cash basis taxpayer may elect under Section 1281 of the Internal Revenue Code to accrue interest income on all nongovernment debt obligations with a term of one year or less, in which case the taxpayer would include interest on the Short-Term Note in income as it accrues, but would not be subject to the interest expense deferral rule referred to in the preceding sentence. Certain special rules apply if a Short-Term Note is purchased for more or less than its principal amount.

Sale or Other Disposition.    If a noteholder sells a note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the note. The adjusted tax basis of a note to a particular noteholder will equal the holder’s cost for the note, increased by any market discount and original issue discount previously included by the noteholder in income with respect to the note and decreased by the amount of bond premium, if any, previously amortized and by the amount of principal payments previously received by the noteholder with respect to the note. Any gain or loss will be capital gain or loss if the note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income. Any capital gain recognized upon a sale, exchange or other disposition of a note will be long-term capital gain if the seller’s holding period is more than one year and will be short-term capital gain if the seller’s holding period is one year or less. The deductibility of capital losses is subject to certain limitations. We suggest that prospective investors consult with their own tax advisors concerning the United States federal tax consequences of the sale, exchange or other disposition of a note.

Foreign Holders.    Interest payments made, or accrued, to a noteholder who is a Foreign Person that is an individual or corporation for federal income tax purposes generally will be considered “portfolio interest”, and generally will not be subject to United States federal income tax and withholding if the interest is not effectively connected with the conduct of a trade or business within the United States by the Foreign Person and the Foreign Person:

•	is not actually or constructively a “10 percent shareholder” of the trust or the Seller (including a holder of 10% of the outstanding certificates, if any), a “controlled foreign corporation” with respect to which the trust or the Seller is a “related person” within the meaning of the Internal Revenue Code or a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	provides the indenture trustee or other person who is otherwise required to withhold United States tax with respect to the notes with an appropriate statement, on IRS Form W-8BEN or a similar form, signed under penalty of perjury, certifying that the beneficial owner of the note is a Foreign Person and providing the Foreign Person’s name and address.

In the case of a Foreign Person that is an individual or a corporation (or an entity treated as such for federal income tax purposes), if a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent; in that case, however, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or substitute form provided by the Foreign Person that owns the note. If such interest is not portfolio interest, then it will be subject to withholding tax unless the Foreign Person provides a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of a tax treaty or an IRS Form W-8ECI stating that interest paid is not subject to withholding tax because it is effectively connected with the Foreign Person’s conduct of a trade or business in the United States. If the interest is effectively connected income, the Foreign Person, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on that interest at graduated rates. A Foreign Person other than an individual or corporation (or an entity treated as such for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in case of notes held by a foreign partnership or foreign trust, the partners or beneficiaries, as the case may be, may be required to provide certain additional information.

Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a Foreign Person will be exempt from United States federal income and withholding tax, provided that the gain is not effectively connected with the conduct of a trade or business in the United States by the Foreign Person and, in the case of an individual Foreign Person, the Foreign Person is not present in the United States for 183 days or more in the taxable year and does not otherwise have a “tax home” within the United States.

Backup Withholding.    Each holder of a note, other than an exempt holder such as a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident, will be required to provide, under penalty of perjury, a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt noteholder fail to provide the required certification, the trust will be required to backup withhold a certain portion of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability.

Possible Alternative Treatments of the Notes.    If, contrary to the opinion of McGuireWoods LLP, the IRS successfully asserted that one or more of the notes did not represent debt for federal income tax purposes, the notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership taxable as a corporation with potentially adverse tax consequences, and the publicly traded partnership taxable as a corporation would not be able to reduce its taxable income by deductions for interest expense on notes recharacterized as equity. Alternatively, and most likely in the view of McGuireWoods LLP, the trust would be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Treatment of the notes as equity interests in such a partnership would probably be treated as guaranteed payments, which could result in adverse tax consequences to certain holders. For example, income to certain tax-exempt entities, including pension funds, would be “unrelated business taxable income”, income to foreign holders generally would be subject to United States tax and United States tax return filing and withholding requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses.

Tax Consequences to Holders of the Certificates

Treatment of the Trust as a Partnership.    Unless otherwise provided in the related prospectus supplement, the Seller will agree, and the certificateholders will agree by their purchase of certificates, to treat the trust as a partnership for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income, with the assets of the partnership being the assets held by the trust, the partners of the partnership being the certificateholders, including the Seller in its capacity as recipient of distributions from any reserve account, and the notes being debt of the related partnership. However, the proper characterization of the arrangement involving the trust, the certificates, the notes, the Seller and CarMax Business Services is not clear because there is no authority on transactions closely comparable to that contemplated herein.

A Variety of Alternative Characterizations are Possible.    For example, because the certificates have certain features characteristic of debt, the certificates might be considered debt of the Seller or the trust. That characterization would not result in materially adverse tax consequences to certificateholders as compared to the consequences from treatment of the certificates as equity in a partnership, described below. See “Tax Consequences to Holders of the Notes” above. The following discussion assumes that the certificates represent equity interests in a partnership.

Indexed Securities, etc.    The following discussion assumes that all payments on the certificates are denominated in United States dollars, principal and interest are distributed on the certificates, a series of securities includes a single class of certificates and that the certificates are not indexed securities or entitled to principal or interest payments with disproportionate, nominal or no payments. If these conditions are not satisfied with respect to any given series of certificates, additional tax considerations with respect to the certificates will be disclosed in the related prospectus supplement.

Partnership Taxation.    As a partnership, the trust will not be subject to federal income tax. Rather, each certificateholder will be required to separately take into account the holder’s allocated share of income, gains, losses, deductions and credits of the trust. The trust’s income will consist primarily of interest and finance charges earned on the receivables, including appropriate adjustments for market discount, original issue discount and bond premium, and any gain upon collection or disposition of receivables. The trust’s deductions will consist primarily of interest accruing with respect to the notes, servicing and other fees, and losses or deductions upon collection or disposition of receivables.

The tax items of a partnership are allocable to the partners in accordance with the Internal Revenue Code, Treasury regulations and the partnership agreement, in this case, the trust agreement and related documents. The trust agreement will provide, in general, that the certificateholders will be allocated taxable income of the trust for each month equal to the sum of:

•	the interest that accrues on the certificates in accordance with their terms for that month, including interest accruing at the applicable pass-through or certificate rate for that month and interest on amounts previously due on the certificates but not yet distributed;

•	any trust income attributable to discount on the receivables that corresponds to any excess of the principal amount of the certificates over their initial issue price;

•	any prepayment premium payable to the certificateholders for that month; and

•	any other amounts of income payable to the certificateholders for that month.

That allocation will be reduced by any amortization by the trust of premium on receivables that corresponds to any excess of the issue price of certificates over their principal amount. All remaining taxable income of the trust will be allocated to the Seller. Based on the economic arrangement of the parties, this approach for allocating trust income should be permissible under applicable Treasury regulations, although no assurance can be given that the IRS would not require a greater amount of income to be allocated to certificateholders. Moreover, even under the foregoing method of allocation, certificateholders may be allocated income equal to the entire pass-through or certificate rate plus the other items described above even though the trust might not have sufficient cash to make current cash distributions of these amounts. Thus, cash basis holders will in effect be required to report income from the certificates on the accrual basis and certificateholders may become liable for taxes on trust income even if they have not received cash from the trust to pay these taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all certificateholders but certificateholders may be purchasing certificates at different times and at different prices, certificateholders may be required to report on their tax returns taxable income that is greater or less than the amount reported to them by the trust. See “Material Federal Income Tax Consequences—Trusts Treated as Partnerships—Allocations Between Transferors and Transferees”.

All of the taxable income allocated to a certificateholder that is a pension, profit sharing plan, Plan or other tax-exempt entity (including an individual retirement account) will constitute “unrelated business taxable income” generally taxable to the holder under the Internal Revenue Code.

An individual taxpayer’s share of expenses of the trust (including fees to the Servicer but not interest expense) would be miscellaneous itemized deductions. Those deductions might be disallowed to the individual in whole or in part and might result in the holder being taxed on an amount of income that exceeds the amount of cash actually distributed to the holder over the life of the trust.

The trust intends to make all tax calculations relating to income and allocations to certificateholders on an aggregate basis. If the IRS were to require that these calculations be made separately for each receivable, the trust might be required to incur additional expense but it is believed that there would not be a material adverse effect on certificateholders.

Discount and Premium.    Unless otherwise provided in the related prospectus supplement, CarMax Business Services and the Seller will represent that the receivables were not issued with original issue discount, and, therefore, the trust should not have original issue discount income. However, the purchase price paid by the trust for the receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, the receivables will have been acquired at a premium or discount, as the case may be. As indicated above, the trust will make this calculation on an aggregate basis, but might be required to recompute it on a receivable-by-receivable basis.

If the trust acquires the receivables at a market discount or premium, the trust will elect to include that discount in income currently as it accrues over the life of the receivables or to offset that premium against interest income on the receivables. As indicated above, a portion of that market discount income or premium deduction may be allocated to certificateholders.

Section 708 Termination.    Under Section 708 of the Internal Revenue Code, the trust will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in the trust are sold or exchanged within a 12-month period. Pursuant to final Treasury regulations issued on May 9, 1997, if such a termination occurs, the trust will be considered to have contributed the assets consisting of the old partnership to a new partnership in exchange for interests in the partnership. The interests would be deemed distributed to the partners of the old partnership in liquidation thereof, which would not constitute a taxable sale or exchange.

Disposition of Certificates.    Generally, capital gain or loss will be recognized on a sale of certificates in an amount equal to the difference between the amount realized and the seller’s tax basis in the certificates sold. A certificateholder’s tax basis in a certificate will generally equal the holder’s cost increased by the holder’s share of trust income (includable in income) and decreased by any distributions received with respect to the certificate. In addition, both the tax basis in the certificates and the amount realized on a sale of a certificate would include the holder’s share of the principal amount of the notes and other liabilities of the trust. A holder acquiring certificates at different prices will be required to maintain a single aggregate adjusted tax basis in the certificates, and, upon sale or other disposition of some of the certificates, allocate a portion of that aggregate tax basis to the certificates sold, rather than maintaining a separate tax basis in each certificate for purposes of computing gain or loss on a sale of that certificate.

Any gain on the sale of a certificate attributable to the holder’s share of unrecognized accrued market discount on the receivables would generally be treated as ordinary income to the holder and would give rise to special tax reporting requirements. The trust does not expect to have any other assets that would give rise to these special reporting requirements. Thus, to avoid those special reporting requirements, the trust will elect to include market discount in income as it accrues.

If a certificateholder is required to recognize an aggregate amount of income, not including income attributable to disallowed itemized deductions described above, over the life of the certificates that exceeds the aggregate cash distributions with respect thereto, the excess will generally give rise to a capital loss upon the retirement of the certificates.

Allocations Between Transferors and Transferees.    In general, the trust’s taxable income and losses will be determined monthly and the tax items for a particular calendar month will be apportioned among the certificateholders in proportion to the principal amount of certificates owned by them as of the close of the last day of the month. As a result, a holder purchasing certificates may be allocated tax items, which will affect its tax liability and tax basis, attributable to periods before the actual transaction.

The use of a monthly convention may not be permitted by existing regulations. If a monthly convention is not allowed, or only applies to transfers of less than all of the partner’s interest, taxable income or losses of the trust might be reallocated among the certificateholders. The Seller is authorized to revise the trust’s method of allocation between transferors and transferees to conform to a method permitted by future regulations.

Section 754 Election.    In the event that a certificateholder sells its certificates at a profit or loss, the purchasing certificateholder will have a higher or lower basis in the certificates than the selling certificateholder had. The tax basis of the trust’s assets will not be adjusted to reflect that higher or lower basis unless the trust were to file an election under Section 754 of the Internal Revenue Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the trust will not make that election. As a result, certificateholders might be allocated a greater or lesser amount of trust income than would be appropriate based on their own purchase price for the certificates.

Administrative Matters.    The trustee is required to keep or have kept complete and accurate books of the trust. The books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the trust will be the calendar year. The trustee will file a partnership information return, IRS Form 1065, with the IRS for each taxable year of the trust and will report each certificateholder’s allocable share of items of trust income and expense to holders and the IRS on Schedule K-1. The trust will provide the Schedule K-1 information to nominees that fail to provide the trust with the information statement described below and the nominees will be required to forward the information to the beneficial owners of the certificates. Generally, holders must file tax returns that are consistent with the information return filed by the trust or be subject to penalties unless the holder notifies the IRS of all such inconsistencies.

Under Section 6031 of the Internal Revenue Code, any person that holds certificates as a nominee at any time during a calendar year is required to furnish the trust with a statement containing certain information on the nominee, the beneficial owners and the certificates so held. The information includes the name, address and taxpayer identification number of the nominee and, as to each beneficial owner:

•	the name, address and identification number of the person;

•	whether the person is a United States Person, a tax-exempt entity or a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing; and

•	certain information on certificates that were held, bought or sold on behalf of the person throughout the year.

In addition, brokers and financial institutions that hold certificates through a nominee are required to furnish directly to the trust information as to themselves and their ownership of certificates. A clearing agency registered under Section 17A of the Exchange Act, is not required to furnish this information statement to the trust. The information referred to above for any calendar year must be furnished to the trust on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the trust with the information described above may be subject to penalties.

The Seller will be designated as the tax matters partner in the related trust agreement or sale and servicing agreement and, therefore, will be responsible for representing the certificateholders in any dispute with the IRS. The Internal Revenue Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the trust by the appropriate taxing authorities could result in an adjustment of the returns of the certificateholders, and, under certain circumstances, a certificateholder may be precluded from separately litigating a proposed adjustment to the items of the trust. An adjustment could also result in an audit of a certificateholder’s returns and adjustments of items not related to the income and losses of the trust.

Tax Consequences to Foreign Certificateholders.    It is not clear whether the trust would be considered to be engaged in a trade or business in the United States for purposes of federal withholding taxes with respect to non-United States persons because there is no clear authority dealing with that issue under facts substantially similar to those described herein. Although it is not expected that the trust would be engaged in a trade or business in the United States for these purposes, the trust will withhold as if it were so engaged in order to protect the trust from possible adverse consequences of a failure to withhold. The trust expects to withhold on the portion of its taxable income that is allocable to foreign certificateholders pursuant to Section 1446 of the Internal Revenue Code, as if the income were effectively connected to a United States trade or business, at the highest rate of tax applicable to their United States domestic counterparts in the case of foreign corporations, partnerships, trusts and estates and individual nonresident aliens, respectively. Subsequent adoption of Treasury regulations or the issuance of other administrative pronouncements may require the trust to change its withholding procedures. In determining a holder’s withholding status, the trust may rely on IRS Form W-8BEN, IRS Form W-9 or the holder’s certification of nonforeign status signed under penalty of perjury.

Each foreign holder might be required to file a United States individual or corporate income tax return on its share of the trust’s income, and in the case of a corporation, may be subject to the branch profits tax. Each foreign holder must obtain a taxpayer identification number from the IRS and submit that number to the trust on IRS Form W-8BEN, or substantially identical form, in order to assure appropriate crediting of the taxes withheld. A foreign holder generally would be entitled to file with the IRS a claim for refund with respect to taxes withheld by the trust, taking the position that no taxes were due because the trust was not engaged in a United States trade or business. However, interest payments made, or accrued, to a certificateholder who is a Foreign Person generally will be considered guaranteed payments to the extent the payments are determined without regard to the income of the trust. If these interest payments are properly characterized as guaranteed payments, then the interest will not be considered “portfolio interest”. As a result, certificateholders will be subject to United States federal income tax and withholding tax unless eliminated pursuant to an applicable treaty. In that case, a foreign holder would only be entitled to claim a refund for that portion of the taxes in excess of the taxes that should be withheld with respect to the guaranteed payments.

A Foreign Person that is not an individual or corporation (or an entity treated as such for federal income tax purposes) may be subject to more complex rules. In particular, in the case of certificates held by a foreign partnership or foreign trust, the partners or beneficiaries, as the case may be, may be required to provide certain additional information.

Backup Withholding.    Distributions made on the certificates and proceeds from the sale of the certificates will be subject to “backup” withholding tax if, in general, the certificateholder fails to comply with certain identification procedures, unless the holder is an exempt recipient under applicable provisions of the Internal Revenue Code.

Trusts in Which all Certificates are Retained by the Seller or an Affiliate of the Seller

Tax Characterization of the Trust

In the opinion of McGuireWoods LLP, as federal tax counsel to the Seller, a trust which issues one or more classes of notes to investors and all the certificates of which are retained by the Seller or an affiliate thereof will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion will be based on the assumption that the terms of the trust agreement and related documents will be complied with, and on counsel’s conclusions that the trust will constitute a mere security arrangement for the issuance of debt by the single certificateholder.

Treatment of the Notes as Indebtedness.    CarMax Business Services and the Seller will agree, and the noteholders will agree by their purchase of notes, to treat the notes as debt for federal income tax purposes. In the opinion of McGuireWoods LLP, except as otherwise provided in the related prospectus supplement, the notes will be classified as debt for federal income tax purposes. Assuming this characterization of the notes is correct, the federal income tax consequences to noteholders described above under “Trusts Treated as Partnerships—Tax Consequences to Holders of the Notes” would apply to the noteholders.

If, contrary to the opinion of McGuireWoods LLP, the IRS successfully asserted that one or more classes of notes did not represent debt for federal income tax purposes, this class or classes of notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership taxable as a corporation with potentially adverse tax consequences, and the publicly traded partnership taxable as a corporation would not be able to reduce its taxable income by deductions for interest expense on notes recharacterized as equity. Alternatively, and more likely in the view of McGuireWoods LLP, the trust would most likely be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of notes as equity interests in a partnership could have adverse tax consequences to certain holders of the notes. For example, income to certain tax-exempt entities, including pension funds, might be treated as “unrelated business taxable income”, income to foreign holders may be subject to United States withholding tax and United States tax return filing requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses. In the event one or more classes of notes were treated as interests in a partnership, the consequences governing the certificates as equity interests in a partnership described above under “Trusts Treated as Partnerships—Tax Consequences to Holders of the Certificates” would apply to the holders of the notes.

Trusts Treated as Grantor Trusts

Tax Characterization of the Trust as a Grantor Trust

In the opinion of McGuireWoods LLP, as federal tax counsel to the Seller, a trust that is treated as a grantor trust under Subpart E, Part 1 of Subchapter J of the Internal Revenue Code will not be an association, or publicly traded partnership, taxable as a corporation for federal income tax purposes. In this case, certificateholders will be treated for federal income tax purposes as owners of a portion of the trust’s assets as described below.

Characterization.    Each Grantor Trust Certificateholder will be treated as the equitable owner of a pro rata undivided interest in each of the receivables in the trust, including any principal and interest payments received by the trust. Any amounts received by a Grantor Trust Certificateholder in lieu of amounts due with respect to any receivable because of a default or delinquency in payment will be treated for federal income tax purposes as having the same character as the payments they replace.

Each Grantor Trust Certificateholder will be required to report on its federal income tax return in accordance with the Grantor Trust Certificateholder’s method of accounting its pro rata share of the entire income from the receivables in the trust represented by Grantor Trust Certificates, including interest, original interest discount, if any, prepayment fees, assumption fees, any gain recognized upon an assumption and late payment charges received by the Servicer. Under Sections 162 or 212 of the Internal Revenue Code, each Grantor Trust Certificateholder will be entitled to deduct its pro rata share of servicing fees, prepayment fees, assumption fees, any loss recognized upon an assumption and late payment charges retained by the Servicer, provided that these amounts are reasonable compensation for services rendered to the trust. Grantor Trust Certificateholders that are individuals, estates or trusts will be entitled to deduct their share of expenses only to the extent these expenses plus all other Section 212 expenses exceed two percent of their adjusted gross income. In addition, Section 68 of the Internal Revenue Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of 3% of the excess of the individual’s adjusted gross income over that amount or 80% of the amount of itemized deductions otherwise allowable for the taxable year. Further, Grantor Trust Certificateholders, other than corporations, subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining such holders’ alternative minimum taxable income. A Grantor Trust Certificateholder using the cash method of accounting must take into account its pro rata share of income and deductions as and when collected by or paid to the Servicer. A Grantor Trust Certificateholder using an accrual method of accounting must take into account its pro rata share of income and deductions as they become due or are paid to the Servicer, whichever is earlier. If the servicing fees paid to the Servicer are deemed to exceed reasonable servicing compensation, the amount of that excess could be considered as an ownership interest retained by the Servicer (or any person to whom the Servicer assigned for value all or a portion of the servicing fees) in a portion of the interest payments on the receivables. The receivables would then be subject to the “stripped bond” rules of the Internal Revenue Code discussed below.

Stripped Bonds.    If the servicing fees on the receivables are deemed to exceed reasonable servicing compensation, based on recent guidance by the IRS, each purchaser of a Grantor Trust Certificate will be treated as the purchaser of a stripped bond which generally should be treated as a single debt instrument issued on the day it is purchased for purposes of calculating any original issue discount. Generally, under the Section 1286 Treasury Regulations, if the discount on a stripped bond is larger than a de minimis amount, as calculated for purposes of the original issue discount rules of the Internal Revenue Code, the stripped bond will be considered to have been issued with original issue discount. See “Original Issue Discount”. The original issue discount on a Grantor Trust Certificate will be the excess of the Grantor Trust Certificate’s stated redemption price over its issue price. The issue price of a Grantor Trust Certificate as to any purchaser will be equal to the price paid by the purchaser of the Grantor Trust Certificate. The stated redemption price of a Grantor Trust Certificate will be the sum of all payments to be made on the Grantor Trust Certificate other than “qualified stated interest”, if any. Based on the preamble to the Section 1286 Treasury Regulations, McGuireWoods LLP is of the opinion that, although the matter is not entirely clear, the interest income on the certificates at the sum of the pass through rate and the portion of the servicing fee rate that does not constitute excess servicing will be treated as “qualified stated interest” within the meaning of the Section 1286 Treasury Regulations and that income will be so treated in the trustee’s tax information reporting. Notice will be given in the applicable pricing supplement when it is determined that Grantor Trust Certificates will be issued with greater than de minimis original issue discount.

Original Issue Discount on Stripped Bonds.    If the stripped bonds have more than a de minimis amount of original issue discount, the special rules of the Internal Revenue Code relating to “original issue discount”, currently Sections 1271 through 1273 and 1275 of the Internal Revenue Code will be applicable to a Grantor Trust Certificateholder’s interest in those receivables treated as stripped bonds. Generally, a Grantor Trust Certificateholder that acquires an interest in a stripped bond issued or acquired with original issue discount must include in gross income the sum of the “daily portions”, as defined below, of the original issue discount on that stripped bond for each day on which it owns a certificate, including the date of purchase but excluding the date of disposition. In the case of an original Grantor Trust Certificateholder, the daily portions of original issue discount with respect to a stripped bond generally would be determined as follows. A calculation will be made of the portion of original issue discount that accrues on the stripped bond during each successive monthly accrual period, or shorter period in respect of the date of original issue or the final Distribution Date. This will be done, in the case of each full monthly accrual period, by adding the present value of all remaining payments to be received on the stripped bond under the prepayment assumption used in respect of the stripped bonds and any payments received during that accrual period, and subtracting from that total the “adjusted issue price” of the stripped bond at the beginning of that accrual period. No representation is made that the stripped bonds will prepay at any prepayment assumption. The “adjusted issue price” of a stripped bond at the beginning of the first accrual period is its issue price, as determined for purposes of the original issue discount rules of the Internal Revenue Code, and the “adjusted issue price” of a stripped bond at the beginning of a subsequent accrual period is the “adjusted issue price” at the beginning of the immediately preceding accrual period plus the amount of original issue discount allocable to that accrual period and reduced by the amount of any payment, other than “qualified stated interest”, made at the end of or during that accrual period. The original issue discount accruing during that accrual period will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period. With respect to an initial accrual period shorter than a full monthly accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under either an exact or approximate method set forth in the original issue discount regulations, or some other reasonable method, provided that the method is consistent with the method used to determine the yield to maturity of the stripped bonds.

With respect to stripped bonds, the method of calculating original issue discount as described above will cause the accrual of original issue discount to either increase or decrease, but never below zero, in any given accrual period to reflect the fact that prepayments are occurring at a faster or slower rate than the prepayment assumption used in respect of the stripped bonds. We suggest that subsequent purchasers that purchase stripped bonds at more than a de minimis discount consult their tax advisors with respect to the proper method to accrue the original issue discount.

Market Discount if Stripped Bond Rules Do Not Apply.    A Grantor Trust Certificateholder that acquires an undivided interest in receivables may be subject to the market discount rules of Sections 1276 through 1278 of the Internal Revenue Code to the extent an undivided interest in a receivable is considered to have been purchased at a “market discount”. Generally, the amount of market discount is equal to the excess of the portion of the principal amount of the receivable allocable to the holder’s undivided interest over the holder’s tax basis in the interest. Market discount with respect to a Grantor Trust Certificate will be considered to be zero if the amount allocable to the Grantor Trust Certificate is less than 0.25% of the Grantor Trust Certificate’s stated redemption price at maturity multiplied by the weighted average maturity remaining after the date of purchase. Treasury regulations implementing the market discount rules have not yet been issued; therefore, we suggest that investors consult their own tax advisors regarding the application of these rules and the advisability of making any of the elections allowed under Sections 1276 through 1278 of the Internal Revenue Code.

The Internal Revenue Code provides that any principal payment, whether a scheduled payment or a prepayment, or any gain on disposition of a market discount bond shall be treated as ordinary income to the extent that it does not exceed the accrued market discount at the time of the payment. The amount of accrued market discount for purposes of determining the tax treatment of subsequent principal payments or dispositions of the market discount bond is to be reduced by the amount so treated as ordinary income.

The Internal Revenue Code also grants the Treasury Department authority to issue regulations providing for the computation of accrued market discount on debt instruments, the principal of which is payable in more than one installment. While the Treasury Department has not yet issued regulations, rules described in the relevant legislative history will apply. Under those rules, the holder of a market discount bond may elect to accrue market discount either on the basis of a constant interest rate or according to one of the following methods. If a Grantor Trust Certificate is issued with original issue discount, the amount of market discount that accrues during any accrual period would be equal to the product of the total remaining market discount and a fraction, the numerator of which is the original issue discount accruing during the period and the denominator of which is the total remaining original issue discount at the beginning of the accrual period. For Grantor Trust Certificates issued without original issue discount, the amount of market discount that accrues during a period is equal to the product of the total remaining market discount and a fraction, the numerator of which is the amount of stated interest paid during the accrual period and the denominator of which is the total amount of stated interest remaining to be paid at the beginning of the accrual period. For purposes of calculating market discount under any of the above methods in the case of instruments, such as the Grantor Trust Certificates, that provide for payments that may be accelerated by reason of prepayments of other obligations securing the instruments, the same prepayment assumption applicable to calculating the accrual of original issue discount will apply. Because the regulations described above have not been issued, it is impossible to predict what effect those regulations might have on the tax treatment of a Grantor Trust Certificate purchased at a discount or premium in the secondary market.

A holder who acquired a Grantor Trust Certificate at a market discount also may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry the Grantor Trust Certificate purchased with market discount. For these purposes, the de minimis rule referred above applies. Any deferred interest expense would not exceed the market discount that accrues during the taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includable in income. If the holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

Premium.    The price paid for a Grantor Trust Certificate by a holder will be allocated to the holder’s undivided interest in each receivable based on each receivable’s relative fair market value, so that the holder’s undivided interest in each receivable will have its own tax basis. A Grantor Trust Certificateholder that acquires an interest in receivables at a premium may elect to amortize the premium under a constant interest method. Amortizable bond premium will be treated as an offset to interest income on the Grantor Trust Certificate. The basis for the Grantor Trust Certificate will be reduced to the extent that amortizable premium is applied to offset interest payments. It is not clear whether a reasonable prepayment assumption should be used in computing amortization of premium allowable under Section 171 of the Internal Revenue Code. A Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that the Grantor Trust Certificateholder acquires during the year of the election or thereafter.

If a premium is not subject to amortization using a reasonable prepayment assumption, the holder of a Grantor Trust Certificate acquired at a premium should recognize a loss if a receivable prepays in full, equal to the difference between the portion of the prepaid principal amount of the receivable that is allocable to the Grantor Trust Certificate and the portion of the adjusted basis of the Grantor Trust Certificate that is allocable to the receivable. If a reasonable prepayment assumption is used to amortize the premium, it appears that such a loss would be available, if at all, only if prepayments have occurred at a rate faster than the reasonable assumed prepayment rate. It is not clear whether any other adjustments would be required to reflect differences between an assumed prepayment rate and the actual rate of prepayments.

On December 30, 1997 the IRS issued final regulations dealing with amortizable bond premium. These regulations specifically do not apply to prepayable debt instruments subject to Section 1272(a)(6) of the Internal Revenue Code. Absent further guidance from the IRS, the trustee intends to account for amortizable bond premium in the manner described above. It is recommended that prospective purchasers of the certificates consult their tax advisors regarding the possible application of these amortizable bond premium regulations.

Election to Treat All Interest as Original Issue Discount.    The original issue discount regulations permit a Grantor Trust Certificateholder to elect to accrue all interest, discount, including de minimis market or original issue discount, and premium in income as interest, based on a constant yield method. If such an election were to be made with respect to a Grantor Trust Certificate with market discount, the Grantor Trust Certificateholder would be deemed to have made an election to include in income currently market discount with respect to all other debt instruments having market discount that the Grantor Trust Certificateholder acquires during the year of the election or thereafter. Similarly, a Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that the Grantor Trust Certificateholder owns or acquires. See “Premium”. The election to accrue interest, discount and premium on a constant yield method with respect to a Grantor Trust Certificate is irrevocable.

Sale or Exchange of a Grantor Trust Certificate.    Sale or exchange of a Grantor Trust Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the owner’s adjusted basis in the Grantor Trust Certificate. The adjusted basis generally will equal the seller’s purchase price for the Grantor Trust Certificate, increased by the original issue discount included in the seller’s gross income with respect to the Grantor Trust Certificate, and reduced by principal payments on the Grantor Trust Certificate previously received by the seller. The gain or loss will be capital gain or loss to an owner for which a Grantor Trust Certificate is a “capital asset” within the meaning of Section 1221, and will be long-term or short-term depending on whether the Grantor Trust Certificate has been owned for the long-term capital gain holding period, currently more than 12 months.

Grantor Trust Certificates will be “evidences of indebtedness” within the meaning of Section 582(c)(1) of the Internal Revenue Code, so that gain or loss recognized from the sale of a Grantor Trust Certificate by a bank or a thrift institution to which the section applies will be treated as ordinary income or loss.

Foreign Persons.    Generally, to the extent that a Grantor Trust Certificate evidences ownership in underlying receivables that were issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Section 1441 or 1442 of the Internal Revenue Code to an owner that is not a United States Person or a Grantor Trust Certificateholder holding on behalf of an owner that is not a United States Person will be subject to federal income tax, collected by withholding, at a rate of 30% or such lower rate as may be provided for interest by an applicable tax treaty. Accrued original issue discount recognized by the owner on the sale or exchange of a Grantor Trust Certificate also will be subject to federal income tax at the same rate. Generally, these payments would not be subject to withholding to the extent that a Grantor Trust Certificate evidences ownership in receivables issued after July 18, 1984, by natural persons if the Grantor Trust Certificateholder complies with certain identification requirements, including delivery of a statement, signed by the Grantor Trust Certificateholder under penalty of perjury, certifying that the Grantor Trust Certificateholder is not a United States Person and providing the name and address of the Grantor Trust Certificateholder. In the case of a Grantor Trust Certificateholder that is not an individual or corporation (or an entity treated as such for federal income tax purposes), more complex rules may apply. In particular, in the case of certificates held by a foreign partnership or foreign trust, the partners or beneficiaries, as the case may be, may be required to provide certain additional information. Additional restrictions apply to receivables of where the obligor is not a natural person in order to qualify for the Exemption from withholding.

Information Reporting and Backup Withholding.    The Servicer will furnish or make available, within a reasonable time after the end of each calendar year, to each person who was a Grantor Trust Certificateholder at any time during the year, the information as may be deemed necessary or desirable to assist Grantor Trust Certificateholders in preparing their federal income tax returns, or to enable holders to make the information available to beneficial owners or financial intermediaries that hold Grantor Trust Certificates as nominees on behalf of beneficial owners. If a holder, beneficial owner, financial intermediary or other recipient of a payment on behalf of a beneficial owner fails to supply a certified taxpayer identification number or if the Secretary of the Treasury determines that the person has not reported all interest and dividend income required to be shown on its federal income tax return, backup withholding may be required with respect to any payments. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against the recipient’s federal income tax liability.

Certain State Tax Consequences

The activities of servicing and collecting the receivables will be undertaken by the Servicer. Because of the variation in each state’s tax laws based in whole or in part upon income, it is impossible to predict tax consequences to holders of securities in all of the state taxing jurisdictions in which they are already subject to tax. We suggest that securityholders consult their own tax advisors with respect to state tax consequences arising out of the purchase, ownership and disposition of notes and certificates, if any.

The federal and state tax discussions set forth above are included for information only and may not be applicable depending upon a securityholder’s particular tax situation. We suggest that prospective purchasers consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA Considerations

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit a pension, profit sharing or other employee benefit or other plan (such as an individual retirement account and certain types of Keogh plans) that is subject to Title I of ERISA or to Section 4975 of the Internal Revenue Code from engaging in certain transactions involving plan assets with persons that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. Certain governmental plans, although not subject to ERISA or the Internal Revenue Code, are subject to Similar Law that imposes similar requirements. A violation of these “prohibited transaction” rules may generate excise tax and other liabilities under ERISA and the Internal Revenue Code or under Similar Law for these persons.

Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the purchase or holding of the securities—for example:

•	Prohibited Transaction Class Exemption 96-23, which exempts certain transactions effected by an “in-house asset manager”;

•	Prohibited Transaction Class Exemption 95-60, which exempts certain transactions between insurance company general accounts and parties in interest;

•	Prohibited Transaction Class Exemption 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

•	Prohibited Transaction Class Exemption 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest;

•	Prohibited Transaction Class Exemption 84-14, which exempts certain transactions effected by a “qualified professional asset manager”; or

•	Prohibited Transaction Class Exemption 2000-58, as subsequently amended by Prohibited Transaction Class Exemption 2002-41, which exempts certain transactions involving issuers of asset backed securities which are either debt or equity investments.

There can be no assurance that any of these exemptions will apply with respect to any Plan’s investment in the securities, or that an exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment. Furthermore, these exemptions may not apply to transactions involved in the operation of a trust if, as described below, the assets of the trust are considered to include plan assets.

ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, including the requirements of investment prudence and diversification, and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of the Plan. Plan fiduciaries must determine whether the acquisition and holding of securities and the operations of the trust would result in prohibited transactions if Plans that purchase the securities were deemed to own an interest in the underlying assets of the trust under the rules discussed below. There may also be an improper delegation of the responsibility to manage plan assets if Plans that purchase the securities are deemed to own an interest in the underlying assets of the trust.

Pursuant to the Plan Assets Regulation, in general when a Plan acquires an equity interest in an entity such as the trust and the interest does not represent a “publicly offered security” or a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an “operating company” or that equity participation in the entity by Benefit Plan Investors is not “significant”. In general, an “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. A “publicly-offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is owned at the close of the initial offering by 100 or more investors independent of the issuer and of each other; and

•	either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or sold to the Plan as part of an offering pursuant to an effective registration statement under the Securities Act, and the class of securities is registered under the Exchange Act within 120 days after the end of the issuer’s fiscal year in which the offering occurred.

Equity participation by Benefit Plan Investors in an entity is significant if immediately after the most recent acquisition of an equity interest in the entity, 25% or more of the value of any class of equity interest in the entity is held by Benefit Plan Investors. In calculating this percentage, the value of any equity interest held by a person, other than a Benefit Plan Investor, who has discretionary authority or provides investment advice for a fee with respect to the assets of the entity, or by an affiliate of any such person, is disregarded. The likely treatment in this context of notes and certificates, if any, of a trust will be discussed in the related prospectus supplement. However, it is anticipated that the certificates, if any, will be considered equity interests in the trust for purposes of the Plan Assets Regulation, and that the assets of the trust may therefore constitute plan assets if certificates, if any, are acquired by Plans. In that event, the fiduciary and prohibited transaction restrictions of ERISA and Section 4975 of the Internal Revenue Code would apply to transactions involving the assets of the trust.

As a result, except in the case of certificates, if any, with respect to which the Exemption is available (as described below) and certificates, if any, which are “publicly-offered securities” or in which there will be no significant investment by Benefit Plan Investors, certificates generally shall not be transferred and the trustee shall not register any proposed transfer of certificates unless it receives:

•	a representation substantially to the effect that the proposed transferee is not a Plan and is not acquiring the certificates on behalf of or with the assets of a Plan, including assets that may be held in an insurance company’s separate or general accounts where assets in the accounts may be deemed “plan assets” for purposes of ERISA; or

•	an opinion of counsel in form and substance satisfactory to the trustee and the Seller that the purchase or holding of the certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or any similar federal, state or local law and will not subject any trustee or the Seller to any obligation in addition to those undertaken in the trust agreement or the pooling and servicing agreement, as applicable.

Transfer of certificates, if any, which would be eligible for coverage under the Exemption if they met the rating requirements of the Exemption may also be registered if the transferee is an “insurance company general account” that is investing assets of a Plan and that represents that its acquisition and holding of the certificates satisfy the requirements for exemptive relief under Parts I and III of Prohibited Transaction Class Exemption 95-60.

Unless otherwise specified in the related prospectus supplement, the notes may be purchased by or with assets of a Plan. A fiduciary of a Plan must determine that the purchase of a note is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Moreover, any person considering an investment in the notes on behalf of or with assets of a Plan should consult with counsel if the Seller, the Servicer, an underwriter, the indenture trustee, the trustee, a provider of credit support or any of their affiliates:

•	has investment or administrative discretion with respect to the Plan’s assets;

•	has authority or responsibility to give, or regularly gives, investment advice with respect to the Plan’s assets for a fee and pursuant to an agreement or understanding that the advice:

•	will serve as a primary basis for investment decisions with respect to the Plan’s assets; and

•	will be based on the particular investment needs for the Plan; or

•	is an employer maintaining or contributing to the Plan.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, and certain church plans, as defined in Section 3(33) of ERISA, are not subject to ERISA requirements but may be subject to a Similar Law. A governmental or church plan which is qualified under Section 401(a) of the Internal Revenue Code and exempt from taxation under Section 501(a) of the Internal Revenue Code is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code. A fiduciary of a governmental or church plan considering a purchase of securities should consult its legal advisors to confirm that the acquisition and holding of the security will not result in a non-exempt violation of any applicable Similar Law.

A fiduciary of a Plan considering the purchase of securities of a given series should consult its tax and/or legal advisors regarding whether the assets of the related trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

Certificates

Unless otherwise specified in the related prospectus supplement, the following discussion applies only to securities that are rated BBB- (or its equivalent) or better by an Exemption Rating Agency.

The United States Department of Labor has granted to the lead underwriter named in the prospectus supplement the Exemption, which grants exemptive relief from certain of the prohibited transaction rules of ERISA with respect to the initial purchase, the holding and the subsequent resale by Plans of securities, including certificates, representing interests in asset-backed pass-through issuers, including trusts, that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The receivables covered by the Exemption include fully-secured motor vehicle retail installment sale contracts and installment loans. The Exemption will apply to the acquisition, holding and resale of the certificates by a Plan, or by a person investing assets of a Plan, provided that the conditions, highlighted below, are met.

Among the conditions which must be satisfied for the Exemption to apply to the certificates are the following:

(1)	the acquisition of the certificates by a Plan is on terms, including the price for the certificates, that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party;

(2)	the rights and interests evidenced by the certificates acquired by the Plan are not subordinated to the rights and interests evidenced by other certificates of the issuer unless the issuer holds only certain types of assets, such as fully-secured motor vehicle retail installment sale contracts or installment loans;

(3)	the certificates acquired by the Plan have received a rating at the time of acquisition that is in one of the three highest generic rating categories (four, in a transaction of the type described in clause (2) above) of an Exemption Rating Agency;

(4)	the trustee is not an affiliate of any other member of the Restricted Group, other than an underwriter;

(5)	the sum of all payments made to and retained by the underwriters in connection with the distribution of the certificates represents not more than reasonable compensation for underwriting the certificates; the sum of all payments made to and retained by the Seller pursuant to the sale of the receivables to the issuer represents not more than the fair market value of the receivables; and the sum of all payments made to and retained by the Servicer represents not more than reasonable compensation for the Servicer’s services under the applicable agreement and reimbursement of the Servicer’s reasonable expenses in connection therewith;

(6)	the Plan investing in the certificates is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the SEC under the Securities Act; and

(7)	for certain types of issuers, the documents establishing the issuer and governing the transaction include certain provisions intended to protect the assets of the issuer from creditors of the seller.

The Exemption, as amended, provides exemptive relief to certain mortgage-backed and asset-backed securities transactions that use pre-funding accounts and that otherwise meet the requirements of the Exemption. Loans or other secured receivables supporting payments to securityholders, and having a value equal to no more than 25% of the total principal amount of the securities being offered by the issuer, may be transferred to the issuer during the Pre-Funding Period, instead of being required to be either identified or transferred on or before the Closing Date. The relief is available when the pre-funding arrangements satisfy certain conditions.

The Exemption would also provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur when the Plan fiduciary causes a Plan to acquire securities in an entity containing receivables on which the fiduciary (or its affiliate) is an obligor only if, among other requirements:

(1)	in the case of the acquisition of securities in connection with the initial issuance, at least 50% of each class of securities in which Plans invest and at least 50% of the issuer’s securities in the aggregate are acquired by persons independent of the Restricted Group;

(2)	the fiduciary (or its affiliate) is an obligor with respect to no more than 5% of the fair market value of the obligations contained in the trust;

(3)	the Plan’s investment in securities does not exceed 25% of all of the securities outstanding at the time of the acquisition; and

(4)	immediately after the acquisition, no more than 25% of the assets of any Plan with respect to which the fiduciary has discretionary authority or renders investment advice are invested in securities representing an interest in one or more issuers containing assets sold or serviced by the same entity.

This exemptive relief does not apply to Plans sponsored by a member of the Restricted Group.

The rating of a security may change. If a class of securities no longer has a rating from at least one Exemption Rating Agency that satisfies the requirements of the Exemption (generally BBB- or Baa3 or better), securities of that class will no longer be eligible for relief under the Exemption, and consequently may not be purchased by or sold to a Plan (although a Plan that had purchased the security when it had a permitted rating would not be required by the Exemption to dispose of it). Securities of a class that ceases to satisfy the ratings requirements of the Exemption may be purchased by an insurance company general account investing plan assets if the purchase and holding satisfy the requirements of Sections I and III of PTCE 95-60.

The prospectus supplement for each series of securities will indicate the classes of securities, if any, offered thereby to which it is expected that the Exemption will apply. It is not clear that the Exemption will apply to securities issued by an issuer that has a revolving period. If the issuer intends for the Exemption to apply to its sales of securities to Plans, it may prohibit sales until the expiration of the revolving period.

Any Plan fiduciary that proposes to cause a Plan to purchase securities should consult with counsel concerning the impact of ERISA and the Internal Revenue Code, the applicability of the Exemption, as amended, and the potential consequences in their specific circumstances, prior to making the investment. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

Special Considerations Applicable to Insurance Company General Accounts

The Small Business Job Protection Act of 1996 added Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Under Section 401(c), the Department of Labor published general account regulations providing guidance on which assets held by the insurer constitute “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code. The general account regulations do not exempt from treatment as “plan assets” assets in an insurance company’s general account that support insurance policies issued to Plans after December 31, 1998. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any Plan invested in a separate account. Plan investors considering the purchase of securities on behalf of an insurance company general account should consult their legal advisors regarding the effect of the general account regulations on the purchase. The general account regulations should not, however, adversely affect the applicability of Prohibited Transaction Class Exemption 95-60.

Plan of Distribution

The securities of each series that are offered by this prospectus and the related prospectus supplement will be offered through one or more of the following methods. The related prospectus supplement will provide specified details as to the method of distribution for the offering.

Sales Through Underwriters

If specified in the related prospectus supplement, on the terms and conditions set forth in an underwriting agreement with respect to the securities of a given series, the Seller will agree to sell, or cause the related trust to sell, to the underwriters named in the related prospectus supplement the notes and certificates of the trust specified in the underwriting agreement. Each of the underwriters will severally agree to purchase the principal amount of each class of notes and certificates of the related trust set forth in the related prospectus supplement and the underwriting agreement.

Each prospectus supplement will either:

•	set forth the price at which each class of notes and certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in the offering of the notes and certificates; or

•	specify that the related notes and certificates, as the case may be, are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of the sale.

After the initial public offering of the notes and certificates, the public offering prices and the concessions may be changed.

Each underwriting agreement will provide that each of CarMax Business Services and the Seller will jointly and severally indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

Each trust may, from time to time, invest the funds in its trust accounts in investments acquired from such underwriters or from the Seller.

Under each underwriting agreement with respect to a given trust, the closing of the sale of any class of securities subject to the underwriting agreement will be conditioned on the closing of the sale of all other classes of securities of that trust, some of which may not be registered or may not be publicly offered.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

The underwriters may make a market in the securities, but they are not obligated to do so. In addition, any market-making may be discontinued at any time at their sole discretion.

Underwriting

Until the distribution of the securities of a series being offered pursuant to this prospectus and the related prospectus supplement is completed, rules of the SEC may limit the ability of the related underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the prices of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the securities.

The underwriters may make short sales in the securities being sold in connection with an offering (i.e., they sell more notes or certificates than they are required to purchase in the offering). This type of short sale is commonly referred to as a “naked” short sale because the related underwriters do not have an option to purchase these additional securities in the offering. The underwriters must close out any naked short position by purchasing notes or certificates, as the case may be, in the open market. A naked short position is more likely to be created if the related underwriters are concerned that there may be downward pressure on the price of the notes or the certificates in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short sales may have the effect of raising or maintaining the market price of the notes or the certificates, as the case may be, or preventing or retarding a decline in the market price of the notes or the certificates.

The underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of such securities, they may reclaim the amount of the selling concession from any underwriter or selling group member who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Seller nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither the Seller nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Placements of Securities

To the extent set forth in the related prospectus supplement, securities of a given series may be offered by placements with institutional investors through dealers or by direct placements with institutional investors.

The prospectus supplement with respect to any securities offered by placements through dealers will contain information regarding the nature of the offering and any agreements to be entered into between the Seller and purchasers of securities.

Purchasers of securities, including dealers, may, depending upon the facts and circumstances of the purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and sales by them of securities. Securityholders should consult with their legal advisors in this regard prior to any reoffer or sale.

Legal Opinions

Certain legal matters relating to the securities of any series, including certain federal income tax matters, have been passed upon for the Seller by McGuireWoods LLP, Richmond, Virginia. Certain legal matters relating to each trust that is a Delaware statutory trust have been passed upon for the Seller by Richards, Layton & Finger, P.A., Wilmington, Delaware. Except as otherwise set forth in the related prospectus supplement, Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters of each series.

Glossary of Terms

Set forth below is a list of the defined terms used in this prospectus, which, except as otherwise noted in a prospectus supplement, are also used in the prospectus supplement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Benefit Plan Investor” means any:

•	“employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to Title I of ERISA, including without limitation governmental plans, foreign pension plans and church plans;

•	“plan” described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts and Keogh plans; or

•	entity whose underlying assets include plan assets by reason of a plan’s investment in such entity or otherwise, including without limitation, an insurance company general account.

“Book-Entry Securities” means the notes and certificates, if any, that are held in the United States through DTC and in Europe through Clearstream or Euroclear.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the State of New York, the State of Delaware, the State of Minnesota and the Commonwealth of Virginia are authorized by law, regulation or executive order to be closed.

“CarMax” means the direct and indirect operating subsidiaries of CarMax, Inc. and their successors.

“CarMax Auto” means CarMax Auto Superstores, Inc., a Virginia corporation and a wholly-owned subsidiary of CarMax, Inc., and its successors.

“CarMax Auto Finance” means the financing unit of CarMax Business Services (formerly the financing unit of CarMax Auto).

“CarMax Business Services” means CarMax Business Services, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of CarMax, Inc., and its successors.

“CarMax Funding” means CarMax Auto Funding LLC, a Delaware limited liability company of which CarMax Business Services is the sole member, and its successors.

“CarMax, Inc.” means CarMax, Inc., a Virginia corporation, and its successors.

“Certificate Balance” means, with respect to the certificates, if any, of any trust, the initial aggregate certificate balance of such certificates reduced by the aggregate amount distributed in respect of such certificates and allocable to principal.

“Clearstream” means Clearstream Banking, a société anonyme and a professional depository under the laws of Luxembourg.

“Clearstream Customer” means a participating organization of Clearstream.

“Closing Date” means, with respect to any trust, the closing date specified in the related prospectus supplement.

“Collection Period” means, with respect to the securities of each trust, the period specified in the related prospectus supplement.

“Controlling Class” means, with respect to any trust that issues notes, the senior most class of notes described in the related prospectus supplement as long as any notes of such class are outstanding and, thereafter, in order of seniority, each other class of notes, if any, described in such prospectus supplement as long as any notes of such other class are outstanding.

“Cutoff Date” means, with respect to any trust, the cutoff date specified in the related prospectus supplement.

“Defaulted Receivable” means, unless otherwise specified in the related prospectus supplement, a receivable as to which:

•	any payment, or any part of any payment, due under such receivable has become 120 days or more delinquent (whether or not the Servicer has repossessed the related Financed Vehicle);

•	the Servicer has repossessed and sold the related Financed Vehicle; or

•	the Servicer has determined in accordance with its customary practices that such receivable is uncollectible;

provided, however, that a receivable will not be classified as a Defaulted Receivable until the last day of the Collection Period during which one of the foregoing events first occurs; and, provided further, that a receivable purchased from the related trust by CarMax Business Services or the Seller will not be deemed to be a Defaulted Receivable.

“Definitive Securities” means notes or certificates, as applicable, issued in fully registered, certificated form to noteholders or certificateholders, as applicable, or their respective nominees, rather than to DTC or its nominee.

“Depository” means DTC and any successor depository selected by the trust.

“Distribution Date” means, with respect to any trust, the date specified in the related prospectus supplement for the payment of principal of and interest on the related securities.

“DTC” means The Depository Trust Company and any successor depository selected by the indenture trustee or the trustee, as applicable.

“Eligible Deposit Account” means either:

•	a segregated account with an Eligible Institution; or

•	a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank) having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

“Eligible Institution” means:

•	the corporate trust department of the indenture trustee or the trustee, as applicable; or

•	a depository institution organized under the laws of the United States or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) which has either a long-term unsecured debt rating acceptable to each Rating Agency or a short-term unsecured debt rating or certificate of deposit rating acceptable to each Rating Agency and (ii) whose deposits are insured by the FDIC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means a professional depository operated by Euroclear Bank, S.A./N.V.

“Events of Default” means, with respect to each indenture, the events specified under “Description of the Indenture—Events of Default”.

“Events of Servicing Termination” means, with respect to each sale and servicing agreement or pooling and servicing agreement, as applicable, the events specified under “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption” means an exemption granted to an underwriter by the Department of Labor that is substantially identical to Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (August 22, 2002), as amended.

“Exemption Rating Agency” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch Ratings.

“Financed Vehicle” means a new or used motor vehicles financed by a receivable.

“Foreign Person” means a nonresident alien, foreign corporation or other non-United States Person.

“Funding Period” means, with respect to any trust, the period specified in the related prospectus supplement during which the Seller will sell Subsequent Receivables to such trust.

“Grantor Trust Certificateholders” means owners of certificates issued by a trust that is treated as a grantor trust.

“Grantor Trust Certificates” means certificates issued by a trust that is treated as a grantor trust.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Note Balance” means, at any time, the aggregate principal amount of all notes Outstanding at such time.

“Outstanding” means, as of any Distribution Date, all notes authenticated and delivered under the related indenture except:

•	notes canceled by the note registrar or delivered to the note registrar for cancellation;

•	notes or portions of notes the payment for which money in the necessary amount has been deposited with the indenture trustee or any paying agent in trust for the holders of notes; provided, however, that if the notes are to be redeemed, notice of such redemption must have been given pursuant to the indenture or provision for such notice must have been made in a manner satisfactory to the indenture trustee; and

•	notes in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the indenture unless proof satisfactory to the indenture trustee is presented that any such notes are held by a protected purchaser.

“Permitted Investments” means:

•	direct obligations of, and obligations fully guaranteed as to timely payment by, the United States or its agencies;

•	demand deposits, time deposits, certificates of deposit or bankers’ acceptances of certain depository institutions or trust companies having the highest rating from each Rating Agency;

•	commercial paper having, at the time of such investment, the highest rating from each Rating Agency;

•	investments in money market funds having the highest rating from each Rating Agency;

•	repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or its agencies, in either case entered into with a depository institution or trust company having the highest rating from each Rating Agency; and

•	any other investment acceptable to each Rating Agency.

Permitted Investments are generally limited to obligations or securities that mature on or before the Business Day preceding the Distribution Date in the Collection Period following the Collection Period in which the investment is made.

“Plan” means an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code.

“Plan Assets Regulation” means a regulation, 29 C.F.R. Section 2510.3-101, issued by the Department of Labor.

“Pre-Funding Period” means, with respect to the Exemption, a 90 day or three month period following the related Closing Date during which, subject to certain conditions, additional obligations may be transferred to the trust.

“Purchase Amount” means, with respect to any receivable to be purchased by the Seller or the Servicer on any Distribution Date, an amount equal the unpaid principal balance of such receivable plus the amount of accrued but unpaid interest on such receivable at the related contract rate to but excluding such Distribution Date.

“Rating Agency” means, with respect to any trust, a nationally recognized rating agency providing, at the request of CarMax Business Services or the Seller, a rating on the securities issued by such trust.

“Record Date” means, with respect to any Distribution Date, the Business Day immediately preceding such Distribution Date or, if Definitive Securities are issued, the last day of the preceding calendar month.

“Restricted Group” means, with respect to any trust, CarMax Business Services, the Seller, any related underwriter, any related indenture trustee, any related trustee, any related servicer, any related insurer, any obligor with respect to receivables included in such trust constituting more than 5% of the aggregate unamortized principal balance of the assets in such trust, any counterparty to an eligible swap agreement included in such trust and any affiliate of such parties.

“SEC” means the Securities and Exchange Commission and its successors.

“Section 1286 Treasury Regulations” means recently issued Treasury regulations under which, if the discount on a stripped bond is larger than a de minimis amount as calculated for purposes of the original issue discount rules of the Internal Revenue Code, such stripped bond will be considered to have been issued with original issue discount.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means CarMax Funding.

“Servicer” means CarMax Business Services, acting in its capacity as servicer of the receivables under the related sale and servicing agreement or pooling and servicing agreement.

“Short-Term Note” means a note that has a fixed maturity date of not more than one year from the issue date of such note.

“Similar Law” means federal, state or local laws that impose requirements similar to ERISA or Section 4975 of the Internal Revenue Code.

“Simple Interest Advance” means an amount equal to the amount of interest that would have been due on a Simple Interest Receivable at its contract rate of interest for the related Collection Period, assuming that such Simple Interest Receivable is paid on its due date, minus the amount of interest actually received on such Simple Interest Receivable during the related Collection Period.

“Simple Interest Receivable” means a receivable that provides for the amortization of the amount financed under such receivable over a series of fixed level payment monthly installments.

“Subsequent Receivables” means, with respect to any trust, additional receivables sold by the Seller to such trust during the related Funding Period.

“Subsequent Transfer Date” means, with respect to any trust, each date specified as a transfer date in the related prospectus supplement on which Subsequent Receivables will be sold by the Seller to such trust.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“United States Person” generally means a person that is for United States federal income tax purposes a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to the United States federal income tax regardless of its source or a trust if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States Person.

CarMax Auto Owner Trust 2005-3

CarMax Business Services, LLC

Servicer

CarMax Auto Funding LLC

Seller

$450,000,000

$72,000,000	4.44688%	Class A-1 Asset Backed Notes
$136,000,000	4.82%	Class A-2 Asset Backed Notes
$140,000,000	4.81%	Class A-3 Asset Backed Notes
$77,250,000	4.91%	Class A-4 Asset Backed Notes
$14,625,000	5.12%	Class B Asset Backed Notes
$10,125,000	5.37%	Class C Asset Backed Notes

PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement. CarMax Auto Funding LLC has not authorized anyone to provide you with additional or different information. CarMax Auto Funding LLC is not offering the notes in any state in which the offer is not permitted.

Dealers will deliver a prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. If requested, all dealers selling the notes will deliver a prospectus until March 6, 2006.

Joint Bookrunners of the Class A, B and C Notes

Wachovia Securities	Banc of America Securities LLC

Co-Managers of the Class A Notes

Credit Suisse First Boston	JPMorgan

December 6, 2005